Exhibit 2.1

Execution Copy

CONTRIBUTION AGREEMENT

by and among

HOOVER ENERGY PARTNERS LP,

REGENCY HEP LLC

and

REGENCY ENERGY PARTNERS LP

December 22, 2013

-i-

3.23	Books and Records	27
3.24	Customers	27
3.25	Bank Accounts	27
3.26	Certain Payments	28
3.27	Investment Representations	28
3.28	Acknowledgment	29
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF REGENCY AND REGENCY SUB		29
4.1	Regency and Regency Sub Organization and Existence; Ownership of Regency Sub	29
4.2	Regency and Regency Sub Authority and Approval	29
4.3	Regency and Regency Sub No Conflict	30
4.4	Regency and Regency Sub Litigation	30
4.5	Funds Available	30
4.6	Valid Issuance; Listing; Authorization	30
4.7	SEC Filings	31
4.8	Investment Purposes	31
4.9	Regency and Regency Sub Bankruptcy	32
4.10	Acknowledgment	32
4.11	Regency and Regency Sub Brokerage Arrangements	32
4.12	Regency Sub Tax Classification	32
ARTICLE 5 ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS		32
5.1	Certain Changes	32
5.2	Operations	34
5.3	Access	34
5.4	Antitrust Notification; Other Reporting Requirements	35
5.5	Efforts to Satisfy Closing Conditions	36
5.6	Intercompany Accounts and Contracts	37
5.7	Renaming	37
5.8	Contribution	37
5.9	Use of Name	37
5.10	Listing of Purchase Price Units	38
5.11	Further Assurances	38
5.12	Capital Expenditures	38

-ii-

5.13	Diamond Y Remediation	38
ARTICLE 6 CONDITIONS TO CLOSING		38
6.1	Conditions to the Obligation of Regency and Regency Sub	38
6.2	Conditions to the Obligation of HEP	39
ARTICLE 7 TAX MATTERS		40
7.1	Liability for Taxes	40
7.2	Returns	42
7.3	Tax Proceedings	43
7.4	Payment of Taxes	44
7.5	Cooperation and Exchange of Information With Respect to Tax Issues	44
7.6	Tax Treatment of the Sale and Allocation of Purchase Price	44
7.7	Tax Treatment of Escrow Amount and the Diamond Y Escrow Account	45
7.8	Conflict	45
ARTICLE 8 EMPLOYEES AND EMPLOYEE BENEFITS		46
8.1	Status of Employees	46
8.2	Employee Related Matters	46
8.3	No Third Party Beneficiaries	50
ARTICLE 9 LIMITATIONS; RELEASES		50
9.1	Disclaimers	50
9.2	Survival of Warranties and Representations and Indemnification	51
9.3	NORM, Wastes and Other Substances	51
9.4	The Companies, Regency and Regency Sub Release	51
9.5	HEP’s Release	52
ARTICLE 10 TERMINATION		53
10.1	Events of Termination	53
10.2	Effect of Termination	53
10.3	Specific Performance	53
ARTICLE 11 INDEMNIFICATION		54
11.1	Indemnification of HEP by Regency and Regency Sub	54
11.2	Indemnification of Regency and Regency Sub by HEP	54
11.3	Demands	54
11.4	Right to Contest and Defend	55
11.5	Cooperation	55
11.6	Right to Participate	55

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11.7	Payment of Damages	56
11.8	Release of Escrow Amount and Diamond Y Escrow Account Amounts	56
11.9	Limitations on Indemnification	57
11.10	Sole Remedy	57
11.11	Reductions	57
11.12	Mitigation	57
11.13	Waiver of Certain Damages	58
11.14	Express Negligence Rule	58
ARTICLE 12 MISCELLANEOUS		58
12.1	Expenses	58
12.2	Knowledge	58
12.3	Notices	59
12.4	No Negotiations	60
12.5	Governing Law	60
12.6	Submission to Jurisdiction; Waiver of Venue	60
12.7	Prevailing Party	61
12.8	Public Statements	61
12.9	Form of Payment	61
12.10	Entire Agreement; Amendments and Waivers	61
12.11	Binding Effect and Assignment	61
12.12	Severability	62
12.13	Multiple Counterparts	62
12.14	Construction	62

-iv-

EXHIBITS
Exhibit A	Form of Bill of Sale
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Non-Competition Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Transition Services Agreement

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INDEX OF DEFINED TERMS

Page

Accounting Firm	3
Active Administrative Employees	45
Administrative Employees	13
Agreement	1
Allocation	44
Antitrust Law	35
Balance Sheet	11
Basket	57
Buyer	1
Capex Amount	2
Cash Purchase Price	1
CERCLA	25
Client Service Agreement	13
Closing	4
Closing Date	4
COBRA	16
Code	12
Common Units	1
Confidentiality Letter	34
Consolidated Adjusted Working Capital	2
Constituent Documents	8
Contracts	9
Contributed Contracts	20
Current Assets	2
Current Employee Information	46
Current Employees	13
Current Liabilities	2
Damages	53
Diamond Y Escrow Account	5
Diamond Y Escrow Deposit	5
Diamond Y Property	38
Disclosure Schedule	4
Easement	21
Effective Time	1
Employees	45
Environmental Laws	25
Environmental Permits	25
ERISA	15
ERISA Affiliate	15
Escrow Account	5
Escrow Agent	5
Escrow Agreement	5

-vi-

Escrow Amount	5
Estimated Capex Amount	2
Estimated Consolidated Adjusted Working Capital	2
Exchange Act	30
Field Employees	13
Final Adjustment	3
Final Consolidated Adjusted Working Capital	2
Financial Statements	11
GAAP	2
Governmental Authority	9
Hazardous Materials	25
HEP Parties	53
HEP Plan	15
HEP Released Claims	51
HEP Released Parties	51
HEP Welfare Plans	47
HEP’s FSA	48
Hoover Assets	11
Hoover Business	11
Hoover LLCs	1
Hoover Plan	14
HSR Act	9
Hydrocarbons	50
Intellectual Property Rights	17
Intended Tax Treatment	44
Interests	1
IRS	15
Liens	7
Lockup Agreement	5
Material Adverse Effect	6
Material Contracts	18
Non-Competition Agreement	5
NORM	51
Notice	58
Partnership Financial Statements	30
Permits	9
Permitted Liens	22
Plan	14
Post-Effective Time Tax Period	40
Pre-Effective Time Tax Period	40
Proceeding Notice	43
Purchase Price	1
Purchase Price Units	1
Real Property	21
Regency	1
Regency Parties	54

-vii-

Regency Plan	47
Regency Released Claims	52
Regency Released Parties	51
Regency Welfare Plans	47
Regency’s FSA	47
Registration Rights Agreement	5
Release	25
Retained Plan	14
Returns	40
Schedule Update	4
Scope of Work	38
SEC Documents	30
Securities Act	27
Seller	1
Staff One	13
Staff One Plan	14
Straddle Period	40
Subsidiaries	7
Target Capex Amount	3
Target Working Capital	3
Taxes	39
Texas Margins Tax	41
Third Party Claim	54
Transfer Taxes	41
Transferred Employees	45
Transition Services Agreement	5

-viii-

CONTRIBUTION AGREEMENT

This Contribution Agreement (the “Agreement”) is made and entered into as of December 22, 2013, by and among Hoover Energy Partners LP, a Delaware limited partnership (“HEP”), Regency HEP LLC, a Delaware limited liability company (“Regency Sub”), and Regency Energy Partners LP, a Delaware limited partnership (“Regency”).

W I T N E S S E T H:

WHEREAS, HEP desires to contribute to Regency Sub all of the membership interests in Hoover Energy Texas LLC, Hoover Energy Texas Crude LLC, Hoover Pecos River Limited Partner LLC and Hoover Pecos River General Partner LLC, all Texas limited liability companies (collectively, the “Hoover LLCs”);

WHEREAS, Regency Sub desires to accept all of the membership interests of the Hoover LLCs and HEP has agreed to contribute all of those membership interests to Regency Sub on the terms and subject to the conditions hereinafter set forth; and

WHEREAS, contemporaneously with the execution and delivery hereof, certain executives of HEP have entered into Non-Competition Agreements with Regency and Regency Sub.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE 1

CONTRIBUTION

1.1 Contribution of Equity. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, but effective for all purposes as of 11:59 p.m. on the last day of the month immediately prior to the Closing Date (the “Effective Time”), HEP will contribute, convey and assign to Regency Sub, and Regency Sub shall accept, all of the outstanding membership interests of the Hoover LLCs (the “Interests”).

1.2 Payments on Closing Date; Purchase Price. On the Closing Date, Regency and Regency Sub will pay, or cause to be paid, to HEP, in consideration for the Interests, an aggregate amount of $290,000,000 (the “Purchase Price”), subject to adjustment pursuant to Section 1.3 of this Agreement. The Purchase Price shall be payable at closing (i) by delivery of a cash amount from Regency Sub equal to $192,000,000, subject to adjustment pursuant to Section 1.3 (as so adjusted, the “Cash Purchase Price”), a portion of which Cash Purchase Price shall be deposited in the Diamond Y Escrow Account at the Closing as set forth in Section 2.3, and (ii) by issuance by Regency of 4,040,471 common units of Regency (“Common Units”) valued for purposes of the Purchase Price at $98,000,000 in the aggregate (such number of Common Units, the “Purchase Price Units”), a portion of which Purchase Price Units shall be deposited in the Escrow Account at the Closing as set forth in Section 2.3.

1.3 Adjustment to Purchase Price.

(a) For purposes of this Agreement:

(i) “Capex Amount” means the amount actually incurred by HEP, net of reimbursables, from and after January 1, 2013 and on or before the Effective Time on the capital expenditures set forth in Schedule 1.3(a)(i) of the Disclosure Schedule, provided that, to the extent that such capital expenditures are incurred after the date hereof, they are incurred in accordance with Section 5.12 hereof. Prior to the Closing, the parties shall agree on a schedule that sets forth the process by which the Estimated Capex Amount shall be determined.

(ii) “Consolidated Adjusted Working Capital” means the amount equal to Current Assets less Current Liabilities less any cash distributed to HEP pursuant to Section 5.1(c) after the Effective Time but before Closing.

(iii) “Current Assets” means, as of the Effective Time, the current assets of the Hoover LLCs and the Subsidiaries, which will include, without limitation (1) cash and cash equivalents, (2) receivables, (3) inventory and (4) other current assets but expressly excluding any deferred Taxes.

(iv) “Current Liabilities” means, as of the Effective Time, the current liabilities of the Hoover LLCs and the Subsidiaries as determined in accordance with United States Generally Accepted Accounting Procedures (“GAAP”), which will include, without limitation (1) accounts payable and accrued liabilities (including but not limited to any liabilities for retention bonuses or similar amount payable by the Hoover LLCs and the Subsidiaries in connection with the transactions hereunder), and (2) other current liabilities but expressly excluding any deferred Taxes.

(v) Current Assets and Current Liabilities, and each component of Current Assets and Current Liabilities shall each be determined solely with respect to the Hoover LLCs and the Subsidiaries in accordance with GAAP, consistently applied with the Balance Sheet and the notes thereto. The Consolidated Adjusted Working Capital shall include such accounts as are customarily included in the calculation of consolidated working capital under GAAP, and such other accounts as may be agreed by the parties prior to Closing.

(vi) “Final Consolidated Adjusted Working Capital” means the Consolidated Adjusted Working Capital, as finally determined pursuant to this Section 1.3.

(b) No later than two (2) business days prior to the Closing, HEP shall deliver HEP’s reasonable estimate of (i) the Consolidated Adjusted Working Capital (the “Estimated Consolidated Adjusted Working Capital”) and (ii) the Capex Amount (the “Estimated Capex Amount”), along with, in each case, reasonable detail showing the determination thereof to Regency Sub, and the amount to be paid at Closing shall be adjusted based on such estimates as set forth in Section 1.3(c).

(c) The parties will make the following adjustments, as applicable, to the Purchase Price at the Closing:

(i) in the event the Estimated Consolidated Adjusted Working Capital is less than $0 (the “Target Working Capital”), the Purchase Price shall be reduced by the amount of the difference between the Estimated Consolidated Adjusted Working Capital and the Target Working Capital; or

(ii) in the event the Estimated Consolidated Adjusted Working Capital is more than the Target Working Capital, the Purchase Price shall be increased by the amount of the difference between the Estimated Consolidated Adjusted Working Capital and the Target Working Capital; and

(iii) in the event the Estimated Capex Amount is less than $30,900,000 (the “Target Capex Amount”), the Purchase Price shall be reduced by the amount of the difference between the Estimated Capex Amount and the Target Capex Amount; or

(iv) in the event the Estimated Capex Amount is more than the Target Capex Amount, the Purchase Price shall be increased by the amount of the difference between the Estimated Capex Amount and the Target Capex Amount.

(d) HEP and Regency Sub shall have up until ninety (90) days after the Closing Date during which to verify the accuracy of the adjustments to the Purchase Price based on the Estimated Consolidated Adjusted Working Capital and Estimated Capex Amount. If neither notifies the other in writing within ninety (90) days after the Closing Date of any dispute with respect to such adjustments, then such adjustments shall be conclusively considered to be true and correct. If notice is timely given and Regency Sub and HEP are unable to agree upon the determination of the Purchase Price adjustments pursuant to Section 1.3(c) within sixty (60) days after that written notice is received, an accounting firm selected in the manner hereinafter provided (the “Accounting Firm”) shall be requested to audit and determine such disputed adjustments. The selection of the Accounting Firm shall be made by HEP from a list of three nationally recognized independent accounting firms submitted by Regency Sub. Each of HEP and Regency Sub shall provide the other with copies of its relevant books and records and provide reasonable access to its personnel as necessary to verify the accuracy of the applicable adjustments.

(e) Within thirty (30) days after the selection of the Accounting Firm, Regency Sub and HEP shall each submit to the Accounting Firm (with a copy to the other party) their respective proposals for the determination of the disputed adjustments. Each proposal shall include all evidence and arguments relied upon by the presenting party to support its conclusions. The Accounting Firm shall schedule a hearing in Houston, Texas at a site mutually agreeable to Regency Sub and HEP not later than twenty (20) days after receipt of the last proposal. No less than seven (7) days prior to the hearing, each party may submit additional information and arguments in response to the proposal offered by the other side and the Accounting Firm may ask questions of the parties.

(f) Within fifteen (15) days after the hearing, the Accounting Firm shall choose the proposal of Regency Sub or HEP with respect to the adjustment to the Purchase Price, which, based on the information and evidence presented, the Accounting Firm determines is the better estimate of the applicable adjustments (the “Final Adjustment” ). The Final Adjustment shall be final, conclusive and binding for purposes of this Agreement.

(g) At any time prior to the issuance of a written decision by the Accounting Firm, Regency Sub and HEP may agree in writing as to the adjustment to the Purchase Price, in which case any later issued decision of the Accounting Firm with respect thereto shall be null and void and the process may be halted. By agreement in writing, Regency Sub and HEP may extend any of the time periods set forth in this Section 1.3.

(h) Regency Sub and HEP shall each bear their respective costs of the process described in this Section 1.3.

(i) If the Final Adjustment is greater than the Purchase Price adjustment made at Closing, then, within three (3) business days following the delivery of the Final Adjustment, Regency Sub shall pay to HEP the amount equal to such excess. If the Final Adjustment is less than the Purchase Price adjustment made at Closing, then, within three (3) business days following the delivery of the Final Adjustment, HEP shall pay to Regency Sub the amount equal to such deficiency. Any amount owed under this Section 1.3(i) shall bear interest from the Closing Date at the simple rate of interest equal to three percent (3%) per annum. Payments made pursuant to this Section 1.3(i) shall be made by wire transfer of immediately available funds to an account designated by the party receiving such payment.

(j) HEP shall maintain cash and/or cash equivalents of not less than one million dollars ($1,000,000) (or such other amount as the parties may mutually agree in writing prior to the Closing Date) until such time as the Final Consolidated Adjusted Working Capital has been determined in accordance with this Section 1.3 and, if HEP is obligated to make any payment to Regency Sub pursuant to Section 1.3(i) as a result of such determination, until such payment has been made in full.

ARTICLE 2

CLOSING

2.1 Closing. Unless this Agreement shall have been terminated in accordance with Article 10, subject to the satisfaction or waiver of the conditions to closing set forth in Article 6, the closing (the “Closing”) of the contribution of the Interests contemplated hereby shall be held at the offices of McGuireWoods LLP, 600 Travis Street, 75th Floor, Houston, Texas 77002 on the first business day of the month following the satisfaction or waiver of the conditions set forth in Article 6 commencing at 9:00 a.m., Houston, Texas time or such other place, date and time as may be mutually agreed upon by the parties hereto. The “Closing Date,” as referred to herein, shall mean the date of the Closing and the transactions contemplated hereby shall be effective for all purposes as of the Effective Time.

2.2 Disclosure Schedule. HEP has executed and delivered to Regency and Regency Sub on the date hereof a disclosure schedule that contains the disclosures required in this Agreement (the “Disclosure Schedule”). In the event of any inconsistency between the statements in this Agreement and statements in the Disclosure Schedule, the statements in this Agreement will control and the statements in the Disclosure Schedule will be disregarded. Prior to the Closing Date, HEP shall deliver to Regency and Regency Sub one or more updates to the Disclosure Schedule if required to disclose additional exceptions to the representations and warranties set forth in Article 3 (each, a “Schedule Update”). Regency and Regency Sub will not be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise with respect to any and all matters on any Schedule Update, and no Schedule Update delivered to Regency and Regency Sub will be deemed to modify the representations and warranties made in Article 3 by HEP as of the date hereof or as of the Closing Date for purposes of any claims for indemnification pursuant to Article 11 or to modify the representations and warranties made in this Agreement by HEP as of the date hereof for purposes of determining whether or not the conditions to Closing set forth in Article 6 have been satisfied.

2.3 Deliveries at the Closing. At or before the Closing:

(a) HEP and Regency Sub shall execute and deliver a bill of sale evidencing the transfer of the Interests from HEP to Regency Sub in the form of Exhibit “A” attached hereto;

(b) HEP, Regency Sub and Regency shall execute and deliver an escrow agreement (the “Escrow Agreement”) in the form of Exhibit “B” attached hereto, pursuant to which a portion of the Purchase Price Units will be held in escrow as security for any obligations of HEP for indemnification hereunder;

(c) HEP shall deliver, or cause to be delivered, to Regency and Regency Sub (i) the officer’s certificate referred to in Section 6.1(a), and (ii) all the other documents, certificates and other instruments required to be delivered or caused to be delivered by HEP pursuant hereto;

(d) HEP shall deliver, or cause to be delivered, to Regency Sub a certificate duly executed by HEP, dated as of the Closing Date, in the form specified by Treasury Regulations Section 1.1445-2(b)(2), certifying HEP’s non-foreign status;

(e) HEP, Regency Sub and Regency will execute and deliver a Non-Competition Agreement (the “Non-Competition Agreement”) in the form of Exhibit “C” attached hereto;

(f) HEP and Regency will execute and deliver a Lockup Agreement (the “Lockup Agreement”) in the form of Exhibit “D” attached hereto;

(g) HEP and Regency will execute and deliver a Registration Rights Agreement (the “Registration Rights Agreement”) in the form of Exhibit “E” attached hereto;

(h) HEP and Regency will execute and deliver a Transition Services Agreement (the “Transition Services Agreement” ) in the form of Exhibit “F” attached hereto;

(i) Regency Sub shall deliver, or cause to be delivered, to the escrow agent (the “Escrow Agent”) under the Escrow Agreement a portion of the Cash Purchase Price equal to $2,000,000 (the “Diamond Y Escrow Deposit”), to the escrow account designated for funding certain environmental remediation described in Section 5.13 hereof (the “Diamond Y Escrow Account”) under the Escrow Agreement;

(j) Regency shall deliver, or cause to be delivered, to the Escrow Agent under the Escrow Agreement 1,113,191 of the Purchase Price Units issued in the name of HEP (the “Escrow Units”), to the general escrow account (the “Escrow Account”) under the Escrow Agreement;

(k) Regency Sub shall deliver, or cause to be delivered, to HEP the remainder of the Cash Purchase Price after payment to the Escrow Agent of the Diamond Y Escrow Deposit, adjusted as applicable as of the Closing Date as set forth in Section 1.3, by wire transfer to an account designated by HEP;

(l) Regency shall deliver, or cause to be delivered, to HEP by book entry with the transfer agent of the Common Units the Purchase Price Units, minus the Escrow Units; and

(m) Regency and Regency Sub shall deliver, or cause to be delivered, to HEP (i) the officer’s certificate referred to in Section 6.2(a), and (ii) all the other documents, certificates and other instruments required to be delivered or caused to be delivered by Regency and Regency Sub pursuant hereto.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF HEP

HEP hereby represents and warrants to Regency and Regency Sub, as of the date hereof and as of the Closing Date, as follows:

3.1 HEP’s Organization and Existence. HEP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. HEP has full limited partnership power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties are now owned or held and such business is now conducted. HEP is duly licensed or qualified to do business as a foreign limited partnership and is in good standing in the states in which the character of the properties and assets now owned or held by it or the nature of the business now conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As used herein, “Material Adverse Effect” shall mean any material adverse effect on the business, condition (financial or otherwise) or results of operations of the Hoover LLCs and the Subsidiaries, taken as a whole, or any adverse effect on the ability of HEP to consummate the transactions contemplated by this Agreement on a timely basis, except in any case, the effects resulting from (a) changes in the industry or markets in which the business of the Hoover LLCs and the Subsidiaries primarily operate that are not unique to such business; (b) changes in economic, financial or capital markets conditions generally; (c) a change or proposed change in any accounting standard, principle or interpretation; (d) a change or proposed change in any law; (e) the announcement or the execution of this Agreement, the pendency or consummation of the transactions contemplated hereby or the performance of this Agreement; (f) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement; (g) any natural disaster; and (h) any acts of terrorism or war or the outbreak or escalation of hostilities or change in geopolitical conditions; provided that with respect to clauses (a), (b), (c), (d), (g) and (h), such matter does not disproportionately affect the Hoover LLCs and the Subsidiaries as compared to a similarly situated business operating in the principal business in which the Hoover LLCs and the Subsidiaries operate.

3.2 Capitalization of the Hoover LLCs.

(a) The Interests are owned beneficially and of record by HEP, and, except as set forth in Section 3.2 of the Disclosure Schedule, are free and clear of all liens, claims, charges, options, encumbrances, mortgages, pledges, security interests or rights of others (“Liens”). HEP has the right, authority and power to sell, assign and transfer the Interests to Regency at Closing. The Interests constitute 100% of the total issued and outstanding membership interests in the Hoover LLCs. The Interests have been duly authorized and are validly issued, fully paid (to the extent required by the Hoover LLCs’ limited liability company agreements) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware Limited Liability Company Act). Upon consummation of the transactions contemplated by this Agreement, Regency Sub shall acquire good and valid title to the Interests, free and clear of any Liens.

(b) There are no outstanding or authorized subscriptions, options, convertible securities, warrants, calls, rights or agreements or commitments of any kind relating to any membership interests in the Hoover LLCs or obligating HEP or any of the Hoover LLCs to issue or sell any membership interests (including the Interests) or any other interest, or to purchase or otherwise acquire any security of or equity interest in any of the Hoover LLCs.

3.3 Capitalization of the Subsidiaries.

(a) The only entities in which any of the Hoover LLCs own a direct or indirect equity investment or equity interest are Pecos River Pipeline I, L.P., a Texas limited partnership, and Delaware Production Services LP, a Texas limited partnership (collectively, the “Subsidiaries”).

(b) Except as set forth in Section 3.3 of the Disclosure Schedule (i) Hoover Pecos River Limited Partner LLC owns beneficially and of record, free and clear of all Liens, all of the limited partner interests in each of the Subsidiaries, which in each case, constitutes a ninety-nine percent (99%) partnership interest, and (ii) Hoover Pecos River General Partner

LLC owns beneficially and of record, free and clear of all Liens, all of the general partner interests in each of the Subsidiaries, which in each case, constitutes a one percent (1%) partnership interest. All such issued and outstanding equity interests were duly authorized and validly issued, fully paid (to the extent required by any of the Subsidiaries’ limited partnership agreements) and nonassessable (except as such nonassessability may be affected by Sections 153.102, 153.210 and 153.504 of the Texas Business Organizations Code).

(c) There are no outstanding subscriptions, options, convertible securities, warrants, calls, rights or agreements or commitments of any kind relating to any partnership interests in the Subsidiaries or obligating any of the Hoover LLCs or any of the Subsidiaries to issue or sell any partnership interests or any other interest, or to purchase or otherwise acquire any security of or equity interest in the Subsidiaries.

(d) The Subsidiaries do not own a direct or indirect equity investment or equity interest in any other entity.

3.4 Hoover LLCs’ and the Subsidiaries’ Organization and Existence.

(a) Each of the Hoover LLCs and the Subsidiaries is a limited liability company or a limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the State of Texas. Each of the Hoover LLCs and the Subsidiaries has full limited liability company or limited partnership, as applicable, power and authority to own, hold, operate or lease the properties and assets it now owns, holds, operates or leases and to carry on its business as and where such properties are now owned or held and such business has been and is now conducted.

(b) None of the Hoover LLCs or the Subsidiaries is licensed or qualified to do business as a foreign limited liability company or limited partnership, as applicable, in any jurisdiction.

(c) True, correct and complete copies of the certificate of formation and the applicable limited liability company agreement or limited partnership agreement of each of the Hoover LLCs and the Subsidiaries, in effect as of the date of this Agreement, have been furnished by HEP to Regency.

3.5 Authority and Approval.

(a) HEP has full limited partnership power and authority to execute and deliver this Agreement and the documents and instruments and other Contracts specifically referred to herein and delivered pursuant hereto by any party, including the exhibits hereto and the Disclosure Schedule (collectively, the “Constituent Documents”) to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by HEP. The execution and delivery by HEP of this Agreement and the Constituent Documents to which it is a party, the performance by HEP of all the terms and conditions hereof and thereof to be performed by HEP and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite limited partnership action of HEP. This Agreement has been duly and validly executed and delivered by HEP and constitutes, and each Constituent Document to which HEP is a party will constitute, when duly and validly executed by HEP, a legal, valid and binding obligation of HEP enforceable against HEP in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b) All limited liability company or limited partnership actions taken by the Hoover LLCs in connection with this Agreement and the Constituent Documents have been or will be duly authorized on or prior to Closing.

3.6 No Conflict. This Agreement, the Constituent Documents to which HEP is a party and the execution and delivery hereof and thereof by HEP do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

(a) conflict with or violate any of, or require the consent of any person or entity under, the terms, conditions or provisions of the limited partnership agreement or limited liability company agreement of HEP, the Hoover LLCs or the Subsidiaries;

(b) conflict with or violate any provision of, or require any consent, authorization or approval under, any law, statute, ordinance, rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to HEP, the Hoover LLCs or the Subsidiaries, except for the consents or filings (i) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) or (ii) that have already been received, as set forth in Schedule 3.6(b); and

(c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by or any remedies or any rights of termination or cancellation or the loss of benefits or change in the rights or obligations of any party, or require any consent, authorization or approval under any indenture, mortgage or Lien, or, any contract (written or oral), plan, undertaking, instrument, commitment, agreement, arrangement or other legally binding instrument or contractual obligation (collectively, “Contracts”) or any license, permit, certificate, franchise, consent, approval, registration or authorization (collectively, “Permits”) to which HEP is a party or by which it is bound or to which any property of HEP is subject, except for those which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by or any remedies or any rights of termination or cancellation or the loss of benefits or change in the rights or obligations of any party, or require any consent, authorization or approval under any material Contracts or any material Permits to which the Hoover LLCs or the Subsidiaries is a party or by which any of them is bound or to which any property of the Hoover LLCs or the Subsidiaries is subject; or

(e) result in the creation of any Lien on the Interests, the partnership interests of the Subsidiaries, or any assets, rights or other properties of the Hoover LLCs or the Subsidiaries.

3.7 Laws and Regulations; Litigation.

(a) Except as set forth in Section 3.7(a) of the Disclosure Schedule, the Hoover LLCs, the Subsidiaries, and their respective properties and operations are and have at all times, during the period owned by HEP, been in compliance in all material respects with all laws, statutes, ordinances, rules or regulations (not including any Environmental Laws that are the subject of Section 3.20), and all orders of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (not including any such body related to or that specifically regulate Environmental Laws that are the subject of Section 3.20) (a “Governmental Authority”) applicable to them.

(b) Except to the extent set forth in Section 3.7(b) of the Disclosure Schedule, there are no material claims, fines, actions, suits, demands, investigations or proceedings pending or, to the knowledge of HEP, threatened in writing against or affecting the Hoover LLCs or the Subsidiaries, at law or in equity, or before or by any Governmental Authority having jurisdiction over the Hoover LLCs or the Subsidiaries that are material or seek to restrain or prohibit the transactions contemplated hereby or obtain Damages or other relief from HEP, the Hoover LLCs or any Subsidiary in connection with the transactions contemplated hereby. Except as disclosed in Section 3.7(b) of the Disclosure Schedule, none of the Hoover LLCs nor any Subsidiary is subject to any outstanding judgment, order or decree of any Governmental Authority, nor is any such judgment, order or decree pending or, to the knowledge of HEP, threatened against the Hoover LLCs or any Subsidiary materially affecting any of their properties or assets. To HEP’s knowledge, no event has occurred or circumstance exists which is reasonably likely to result in any such action, suit, investigation or proceeding or the entry of such judgment, order or decree which, in any case, would result in a material liability. There is no action, suit, investigation or proceedings against any current or, to HEP’s knowledge, former director or employee of the Hoover LLCs or the Subsidiaries with respect to which the Hoover LLCs or any of the Subsidiaries has, or is reasonably likely to have, an indemnification obligation.

(c) Except as set forth in Section 3.7(c) of the Disclosure Schedule, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards affecting Hoover LLCs or any of the Subsidiaries or any of their properties or assets in any material respect.

(d) Except as set forth in Section 3.7(d) of the Disclosure Schedule, none of the Hoover LLCs nor any of the Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005 nor any applicable U.S. state laws or regulations (1) as a “public utility,” “public service company,” “gas utility” or similar designation(s), or as a “holding company” or similar designation of such regulated entity, or (2) respecting the rates charged by, or the financial or organizational regulation of, public utilities, common carriers or their affiliates. Neither the assets nor the business of the Acquired Companies and the Subsidiaries as currently owned and operated are subject to regulation under the Federal Power Act; the Natural Gas Act or the Natural Gas Policy Act of 1978, as amended.

3.8 No Default. Except as set forth in Section 3.8 of the Disclosure Schedule, the Hoover LLCs and the Subsidiaries are not in default under, and no condition exists that with notice or lapse of time or both would reasonably be expected to constitute a default under, (a) any mortgage, loan agreement, indenture, evidence of indebtedness or other instrument evidencing borrowed money to which they or any of their properties are bound, (b) any judgment, order, award, writ, decree or injunction of any court, arbitrator or governmental agency, or (c) any other material agreement.

3.9 Permits. The Hoover LLCs and the Subsidiaries hold and are in material compliance with all Permits necessary for the lawful conduct of their respective businesses (not including any Permits pursuant to Environmental Laws that are the subject of Section 3.20). All such Permits are valid and in full force and effect and no Governmental Authority has taken or, to the knowledge of HEP, threatened to take any action to terminate, cancel or adversely modify any such Permit. None of the Permits will terminate or become terminable as a result of the transactions contemplated hereby or by the Constituent Documents.

3.10 Financial Statements.

(a) HEP has delivered to Regency true and correct copies of (i) the audited consolidated balance sheet of HEP, which includes the Hoover LLCs and the Subsidiaries, as of December 31, 2012 (the “Balance Sheet”) and the consolidated statements of income and cash flows for HEP, which include the Hoover LLCs and the Subsidiaries, for the fiscal year then ended and (ii) the unaudited consolidated balance sheet of HEP, which includes the Hoover LLCs and the Subsidiaries, as of September 30, 2013 and the related unaudited consolidated statements of income and cash flows for the nine months then ended (collectively, the “Financial Statements”), which have been prepared from the books and records of HEP, which include the Hoover LLCs and the Subsidiaries, and fairly present in all material respects, in accordance with GAAP consistently applied, (except with respect to the unaudited balance sheet and statement, for normal year-end adjustments and the absence of an audit opinion and footnote disclosure) the financial position and the results of operations of HEP, the Hoover LLCs and the Subsidiaries as of, and for the periods ended on, such dates.

(b) The accounts receivable reflected on the Financial Statements and the accounts receivable arising after the date thereof have arisen from bona fide transactions entered into by the Hoover LLCs and the Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice.

3.11 Liabilities. Except as set forth in Section 3.11(a) of the Disclosure Schedule or as otherwise set forth on the Balance Sheet or reflected in the notes thereto, neither the Hoover LLCs nor the Subsidiaries have any material obligations, liabilities or commitments of any nature whatsoever (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due), other than (a) liabilities which have arisen after December 31, 2012 and prior to the date hereof, in the ordinary course of business, consistent with past practices, or (b)

liabilities incurred after the date hereof in accordance with or after consent by Regency pursuant to Section 5.1. The amount actually incurred by HEP, net of reimbursables, from and after January 1, 2013 and on or before November 30, 2013, on the capital expenditures set forth in Schedule 1.3(a)(i) of the Disclosure Schedule is $17,500,000.

3.12 Taxes. Except as set forth in Section 3.12 of the Disclosure Schedule:

(a) all material Returns required to be filed by or on behalf of the Hoover LLCs and the Subsidiaries, or with respect to the assets owned at the Closing by the Hoover LLCs and the Subsidiaries (the “Hoover Assets”) or the businesses conducted or operated at the Closing by the Hoover LLCs and the Subsidiaries using any of the Hoover Assets (the “Hoover Business”), have been duly filed on a timely basis (taking into account all extensions of due dates) and such Returns are true, complete and correct;

(b) all material Taxes due and owing by or with respect to, and all material Taxes imposed on or incurred by each of the Hoover LLCs, the Subsidiaries, the Hoover Assets or the Hoover Business (whether or not shown on any Tax Return) have been paid, other than those being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in the Financial Statements;

(c) the Hoover LLCs and the Subsidiaries have timely withheld and timely paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party;

(d) there are no Liens on any of the Hoover Assets or the Hoover Business with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Hoover LLCs or the Subsidiaries are contesting in good faith through appropriate proceedings and for which appropriate reserves have been established in the Financial Statements;

(e) there are no outstanding Contracts or waivers by or with respect to the Hoover LLCs, the Subsidiaries, the Hoover Assets or the Hoover Business extending the period for assessment or collection of any Taxes;

(f) there is no pending action, proceeding or investigation for assessment or collection of Taxes by any taxing authority with respect to the Hoover LLCs, the Subsidiaries, the Hoover Assets or the Hoover Business, and neither HEP nor any of the Hoover LLCs or Subsidiaries has received written notice of any actual or threatened audits or proceedings;

(g) neither the Hoover LLCs nor the Subsidiaries have been (i) a member of or included in any affiliated, consolidated, combined or unitary group for purposes of filing Returns or paying Taxes at any time other than a group the common parent of which is HEP, or (ii) a party to or bound by any Tax allocation, Tax indemnity, or Tax sharing or similar Contract that will be in effect as of the Closing, except for such Tax allocation, indemnity, sharing or similar Contracts between or among any of the Hoover LLCs or Subsidiaries;

(h) no claim has been made by a taxing authority in any jurisdiction in which any of the Hoover LLCs or the Subsidiaries does not file Returns that the Hoover LLCs or Subsidiaries is or may be subject to taxation by that jurisdiction;

(i) for U.S. federal tax purposes, each of the Hoover LLCs and each of the Subsidiaries is (and has at all times since its respective formation has been) properly classified as an entity disregarded as separate from HEP by reason of Treasury Regulations Section 301.7701-3(b)(l)(ii); and

(j) HEP is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) or an entity disregarded as separate from its owner for U.S. federal tax purposes.

3.13 Employees.

(a) Except as set forth in Section 3.13(a) of the Disclosure Schedule, with respect to the Hoover LLCs and the Subsidiaries, there are no:

(i) labor strikes, disputes, slow-downs, or work stoppages actually pending or, to the knowledge of HEP, threatened against or involving the Hoover LLCs or the Subsidiaries, which would reasonably be expected to interfere with the business activities of the Hoover LLCs and the Subsidiaries, taken as a whole;

(ii) outstanding, pending, or, to the knowledge of HEP, threatened unfair labor practice charges filed with the National Labor Relations Board, or any foreign equivalent of the National Labor Relations Board;

(iii) outstanding, pending, or, to the knowledge of HEP, threatened grievances or scheduled arbitrations under the grievance and arbitration procedures of any of the disclosed collective bargaining agreements, if any;

(iv) outstanding, pending, or, to the knowledge of HEP, threatened investigations, charges, claims, suits, or audits by the U.S. Immigration and Naturalization Service, the U.S. Department of Labor or any of its subdivisions, the U.S. Equal Employment Opportunity Commission, or the state equivalents of these U.S. federal agencies, as well as any equivalent foreign agencies, departments, or regulatory bodies; or

(v) outstanding, pending, or, to the knowledge of HEP, threatened lawsuits, claims, charges, or other actions by current or former employees for matters arising out of their employment, termination or resignation therefrom.

(b) None of HEP, the Hoover LLCs or any of the Subsidiaries are a party to any collective bargaining agreements. To the knowledge of HEP, no labor organization has attempted to organize or sought recognition as the representative of HEP’s the Hoover LLCs’ or the Subsidiaries’ employees within the last three (3) years, and no labor organization is now organizing or petitioning for union representation of HEP’s, the Hoover LLCs’ or the Subsidiaries’ employees.

(c) After the parties have received approval under the HSR Act, HEP shall deliver to Regency a list of all employees of the Hoover LLCs and the Subsidiaries (the “Field Employees”) and all employees of HEP other than Richard A. Hoover, Kristie Wetmore, Michael Forbau and Teresa Morey (the “Administrative Employees,” and collectively with the Field Employees, the “Current Employees”), which list is true and correct as of its date and includes the information set forth in Section 8.2(a). The Current Employees, Richard A. Hoover, Kristie Wetmore, Michael Forbau and Teresa Morey are all of the employees employed by HEP, the Hoover LLCs or the Subsidiaries.

(d) All Current Employees are employed through a professional employer organization, Staff One HR, LLC (“Staff One”). HEP has delivered to Regency a true, correct and complete copy of the client service agreement between HEP and Staff One, including, without limitation, all addenda, schedules, exhibits and other attachments thereto (“Client Service Agreement”). HEP, the Hoover LLCs and the Subsidiaries have complied in all material respects with its responsibilities under the Client Service Agreement.

3.14 Employee Benefits.

(a) Schedule 3.14(a) of the Disclosure Schedule provides a true, complete and correct list of all Plans that any Hoover LLC or any Subsidiary sponsors, maintains, administers, contributes to or is required to contribute to or with respect to which any of the foregoing has or could reasonably be expected to have any material liability and identifies each such Plan as (i) either a Hoover Plan or other than a Hoover Plan, (ii) either a Transferred Plan or a Retained Plan and (iii) either a Staff One Plan or other than a Staff One Plan. “Plan” means (i) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) (whether or not tax-qualified and whether or not subject to ERISA) (whether written or otherwise) (ii) each plan, agreement, arrangement, program, practice, policy or understanding (whether written or otherwise) regarding or with respect to: personnel; unit options; stock purchase; equity compensation ; phantom equity or appreciation rights; collective bargaining; bonuses; incentive awards; vacation, holiday or other paid time off pay; fringe benefits; severance pay; deferred compensation; change in control; reimbursement; indemnification; hospitalization or other medical, dental, vision, accident, disability, life or other insurance; executive compensation or supplemental income; consulting; employment; and (iii) each other service provider benefit plan, agreement, arrangement, program, practice, policy or understanding (whether written or otherwise). By way of clarification, and not modification, of the foregoing, the Client Service Agreement and any agreements between Staff One and any Current Employee constitute Plans. A “Hoover Plan” is any Plan, including a Staff One Plan, that is sponsored, maintained, administered, contributed to by or required to be contributed to by any Hoover LLC and/or any Subsidiary or that otherwise compensates or benefits any Current Employee. A “Transferred Plan” is an HEP Plan that will, following the Closing, be sponsored, maintained or administered by a Hoover LLC or a Subsidiary following the Closing and that will not be, following the Closing, sponsored, maintained or administered by HEP or any of its affiliates (other than the Hoover LLCs and the Subsidiaries) or by Staff One. A “Retained Plan” is an HEP Plan that is not a Transferred Plan. “Staff One Plan” means any Plan that is sponsored, maintained, contributed to or required to be contributed to by Staff One or with respect to which Staff One, or any trade or business (whether or not incorporated) that together with Staff One is, or has been within the past six years, required to be treated as a “single employer” within the meaning of Section 414 of the Code, has or could have any liability.

(b) With respect to each Hoover Plan, HEP has provided to Regency, as applicable, and to the extent such documents with respect to the a Staff One Plan are in its possession, (i) true, correct and complete copies of each of the Hoover Plans, related trusts, insurance or group annuity contracts and each other funding or financing arrangement relating to each Hoover Plan, if applicable, including all amendments thereto, (ii) the three most recent annual or other reports filed with each Governmental Authority including any Form 5500 reports, (iii) the insurance contract and other funding agreement, and all amendments thereto, (iv) the most recent summary plan description, scheme booklet and all announcements, (v) the most recent audited accounts and actuarial report or valuation required to be prepared under applicable Legal Requirements and (vi) the most recent determination letter, advisory letter or opinion letter issued by the Internal Revenue Service. With respect to each Hoover Plan that is a Staff One Plan, HEP has (i) provided to Regency the most recent summary plan description, scheme booklet and all applicable announcements and (ii) taken commercially reasonable steps to obtain and to provide to Regency (1) true, correct and complete copies of each such Hoover Plan, related trusts, insurance or group annuity contracts and each other funding or financing arrangement relating to each such Hoover Plan, if applicable, including all amendments thereto, (2) the three most recent annual or other reports filed with each Governmental Authority including any Form 5500 reports, (3) the insurance contract and other funding agreement, and all amendments thereto, (4) the most recent audited accounts and actuarial report or valuation required to be prepared under applicable Legal Requirements and (5) the most recent determination letter, advisory letter or opinion letter issued by the Internal Revenue Service. There are no unwritten Hoover Plans other than a discretionary bonus plan with respect to which HEP has provided the materials term in writing to Regency. A schedule of Hoover LLC and Subsidiary expenses with respect to each Hoover Plan for the current plan year and past plan year has been provided to Regency along with any administration agreement associated with any Hoover Plan.

(c) Except as could not reasonably be expected to result in any material liability to any Hoover LLC or any Subsidiary, each Plan that is sponsored, maintained, contributed to or required to be contributed to by HEP, any Hoover LLC, any Subsidiary or any ERISA Affiliate or with respect to which any of the foregoing has or could reasonably be expected to have any material liability (an “HEP Plan”) has been established and maintained in all respects in accordance with its terms and in compliance with all applicable laws, including but not limited to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code. Except as could not reasonably be expected to result in any material liability to any Hoover LLC or any Subsidiary, each HEP Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) satisfies the requirements of such Sections in all material respects, (ii) has obtained a favorable determination, notification, and advisory and/or opinion letter, as applicable, as to its qualified status from the United States Internal Revenue Service (“IRS”), (iii) has been timely amended as required by applicable Laws, and (iv) has not been amended or operated in a way which would reasonably be expected to materially adversely affect such qualified status. “ERISA Affiliate” means each trade or business (whether or not incorporated) that together with HEP, any Hoover LLC and/or any Subsidiary, as applicable, is, or has been within the past six years, required to be treated as a “single employer” within the meaning of Section 414 of the Code.

(d) Except as could not reasonably be expected to result in any material liability to any Hoover LLC or any Subsidiary, there are no actions, suits or claims pending or, to the knowledge of HEP, threatened or reasonably anticipated (other than routine claims for benefits) against, or with respect to, any HEP Plan or against, or with respect to, the assets of any HEP Plan.

(e) Except as could not reasonably be expected to result in any material liability to any Hoover LLC or any Subsidiary, there is no matter pending (other than routine qualification determination filings) with respect to any of the HEP Plans before any Governmental Authority.

(f) Except as could not reasonably be expected to result in any material liability to any Hoover LLC or Subsidiary, (i) none of HEP, any Hoover LLC, any Subsidiary or any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA; (ii) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any HEP Plan that is subject to Section 206(g), 302, 303 or Title IV of ERISA or Section 412, 430, 431, 436 or 4971 of the Code and no condition exists that could result in such proceedings being instituted, and (iii) HEP has provided to Regency a true, correct and complete copy of the most recently prepared actuarial valuation report for each HEP Plan subject to Section 206(g), 302, 303 or Title IV of ERISA or Section 412, 430, 431, 436 or 4971 of the Code, if applicable.

(g) No Hoover LLC or Subsidiary has or could reasonably be expected to have any material liability with respect to and no HEP Plan is: (i) a plan subject to Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (iii) except as set forth on Section 3.14(g)(iii) of the Disclosure Schedule, a multiple employer plan as described in Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (v) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, or (vi) a “welfare benefit fund” within the meaning of Section 419 of the Code. No Transferred Plan is a multiple employer plan as described in Section 413(c) of the Code.

(h) No Hoover LLC or Subsidiary has or could reasonably be expected to have any material liability with respect to any non-compliance with the requirements of Section 4980B(f) of the Code and the corresponding provisions of ERISA or similar state Law (collectively, “COBRA”).

(i) Except as could not reasonably be expected to result in any material liability to any Hoover LLC or any Subsidiary, all contributions required to be made to the HEP Plans pursuant to their terms and provisions or pursuant to applicable Laws have been made timely.

(j) Each Transferred Plan that is an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA may be unilaterally amended or terminated in its entirety by a Hoover LLC or a Subsidiary without material liability except as to benefits accrued thereunder prior to such amendment or termination.

(k) None of HEP, the Hoover LLCs nor the Subsidiaries or employee of any of the foregoing has, and to the knowledge of HEP, no other Person has, engaged in or been a party to any act, omission or transaction which would reasonably be expected to result in a material liability to any Hoover LLC or any Subsidiary, directly or indirectly, for (i) breach of fiduciary duty damages under Section 409 of ERISA, (ii) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (iii) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

(l) Except as could not reasonably be expected to result in any material liability to any Hoover LLC or Subsidiary, no HEP Plan provides, or reflects or represents any material liability to provide post termination or retiree medical or life insurance benefits to any person for any reason and no Hoover LLC or Subsidiary is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment, except as may be required by COBRA.

(m) Except as set forth on Schedule 3.14(m) of the Disclosure Schedule, no Hoover LLC or Subsidiary has or could reasonably be expected to have any material liability with respect to any Staff One Plan.

(n) No Hoover LLC or Subsidiary is a party to any Plan or Contract, nor has any Hoover LLC or Subsidiary established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for any Hoover LLC or Subsidiary upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

(o) No Hoover LLC or Subsidiary has or could reasonably be expected to have any material liability to or with respect to compensation or benefits under any Plan for Richard A. Hoover, Kristie Wetmore, Michael Forbau or Teresa Morey.

(p) Except as specifically provided in Section 8 of this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) constitute an event under any Plan that could reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee of or current or former service provider to any Hoover LLC or any Subsidiary or (ii) require any Hoover LLC or any Subsidiary to make a larger contribution to, or pay greater benefits under any Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered.

3.15 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to knowledge of HEP, threatened against HEP, the Hoover LLCs or the Subsidiaries.

3.16 Intellectual Property Rights. The operations of the Hoover LLCs and the Subsidiaries as presently conducted do not infringe, misappropriate, or otherwise violate the rights of any third party. Upon closing Regency Sub will possess all intellectual property necessary in order to exercise and conduct the membership interests as they are currently exercised and conducted by the Hoover LLCs and the Subsidiaries. The Hoover LLCs and the Subsidiaries do not own any (a) rights in patents, patent applications and patentable subject matter, whether or not the subject of an application, (b) rights in trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, (c) rights in copyrightable subject matter or protectable designs, registered or unregistered, (d) trade secrets, (e) rights in Internet domain names, (f) computer programs or data in computerized form, whether in object code, source code or other form, (g) know-how or (h) any other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, Contract, license or otherwise (collectively, the “Intellectual Property Rights”) that (i) have been registered, (ii) for which a registration has been applied for with the United States Patent and Trademark Office or any other Governmental Authority, or (iii) that exist at common law and are material to the operations of the Hoover LLCs and the Subsidiaries.

3.17 Material Contracts.

(a) Section 3.17(a) of the Disclosure Schedule lists the following Contracts to which any Hoover LLC or Subsidiary is a party or subject or by which any of them are bound (the “Material Contracts”):

(i) all employment or consulting Contracts, including Contracts for the employment of any officer, employee or other person (whether of a legally binding nature or in the nature of informal understandings) on a full-time, part-time, or consulting basis, which is not terminable on notice without cost or other liability to the Hoover LLCs or the Subsidiaries, except accrued vacation pay;

(ii) any Contracts or group of related Contracts for the purchase or sale of products, materials, supplies, goods, equipment or other assets or services involving a purchase or sale amount in excess of $250,000;

(iii) all leases (whether of real or personal property) (A) providing for the payment by or to any of the Hoover LLCs or any of the Subsidiaries of annual rent of $100,000 or more or base rent over the term of the lease of $100,000 or more that cannot be terminated by such Hoover LLC or Subsidiary on not more than 90 days’ notice with payment by such entity of a penalty not in excess of $100,000 (excluding any lease with aggregate annual payments of $100,000 or less for pagers, telephone equipment, copy machines and the like entered into in the ordinary course of business) or (B) which is a surface or subsurface lease with a third party that is used in or related to the gathering, treating or processing businesses of the Hoover LLCs or the Subsidiaries and the loss of which could materially interfere with the operations of the Hoover LLCs or any Subsidiary, as presently conducted;

(iv) any Contract for the purchase or sale of any capital assets;

(v) all Contracts relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of the assets of the Hoover LLCs or the Subsidiaries;

(vi) all Contracts relating to any surety bond or letter of credit required to be maintained by the Hoover LLCs or the Subsidiaries or relating to the creation, incurrence, assumption or guarantee of any indebtedness;

(vii) any Contract that grants a power of attorney, agency or similar authority outside the ordinary course of business by the Hoover LLCs or the Subsidiaries to another person or entity;

(viii) all license agreements, transfer or joint-use agreements or other Contracts related to Intellectual Property Rights;

(ix) any Contract concerning a partnership, joint venture or other similar arrangement (other than the partnership agreements of the Subsidiaries);

(x) any Contracts containing exclusivity, noncompetition or nonsolicitation provisions or that would otherwise prohibit the Hoover LLCs or the Subsidiaries from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;

(xi) all Contracts pertaining to confidentiality or non-disclosure other than Contracts related to employees, agents, the purchase or sale of products in the ordinary course of business or potential acquisitions that were not completed;

(xii) all Contracts terminable by any other party upon a change of control of the Hoover LLCs or the Subsidiaries or upon the failure of the Hoover LLCs or the Subsidiaries to satisfy financial or performance criteria specified in such Contract;

(xiii) any Contract with HEP or any of HEP’s affiliates (other than the Hoover LLCs and the Subsidiaries) or any director or officer of HEP or any of HEP’s affiliates (including any employment, compensation or benefit agreement or arrangement) that will not be terminated at or prior to Closing without premium, penalty or payment on the part of any party thereto;

(xiv) any Contract relating to the gathering, processing, treating, transportation, sale or purchase of natural gas, condensate or other liquid or gaseous hydrocarbons or the products therefrom, or the provision of services related thereto (including any operation, operation servicing or maintenance Contract), in each case pursuant to which any of the Hoover LLCs or any of the Subsidiaries receives annual revenues or makes annual payments in excess of $250,000;

(xv) any collective bargaining agreement;

(xvi) any Contract that grants to any person any right of first refusal, right of first offer or participation right in any material future business or business opportunity of any of the Hoover LLCs or any of the Subsidiaries;

(xvii) any futures or options trading Contracts or any price swaps, hedges, or futures instruments involving payments or potential payments;

(xviii) any Contract obligating any of the Hoover LLCs or any of the Subsidiaries after the Closing Date to issue any securities or ownership interests or granting any registration rights with respect thereto;

(xix) any Contracts that provide for the indemnification by any of the Hoover LLCs or any of the Subsidiaries or the assumption of any Tax, environmental or other liability of any person;

(xx) any other Contract not described in the foregoing clauses (i) through (xx) pursuant to which any of the Hoover LLCs or any of the Subsidiaries has future liability in excess of $250,000 per year and that cannot be terminated by the Hoover LLCs or the Subsidiaries on not more than 90 days’ notice with payment by such entity of a penalty not in excess of $250,000; and

(xxi) any and all other Contracts of the Hoover LLCs or the Subsidiaries (other than Easements) not entered into in the ordinary course of business or that are material to the business, financial condition, results of operations or prospects of the Hoover LLCs and the Subsidiaries, taken as a whole.

(b) Each Material Contract and any Contract contributed by HEP to the Hoover LLCs or the Subsidiaries pursuant to Section 5.8 (the “Contributed Contracts”) is valid and binding, currently in force and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). The Hoover LLCs and the Subsidiaries have performed in all material respects all of their respective obligations required to be performed by them to date in connection with each Material Contract and HEP has performed in all material respects all of its obligations required to be performed by it to date in connection with each Contributed Contract. None of HEP, the Hoover LLCs or the Subsidiaries is in breach or default, or has received any notice of any claim of breach or default (or any event that, with notice or lapse of time or both, would reasonably be expected to constitute a breach or default) by them under or notice of termination of any Material Contract or Contributed Contract. To the knowledge of HEP, there is no breach, anticipated breach or default by any other party to any Material Contract or Contributed Contract. The Hoover LLCs have made available to Regency prior to the date hereof a true and complete copy of each Material Contract and Contributed Contract (including all modifications, amendments and supplements thereto and waivers thereunder).

(c) The Hoover LLCs and the Subsidiaries do not have any Contracts, material or otherwise, with any Governmental Authority.

(d) There are no arrangements under any of the Material Contracts or Contributed Contracts by which any of the Hoover LLCs or Subsidiaries will be obligated by virtue of a prepayment or take or pay arrangement, production payment or other arrangement to sell, gather, transport or deliver hydrocarbons at some future time without being entitled to receive full payment therefor.

(e) Section 3.17(e) of the Disclosure Schedule lists the following Contracts to which HEP is a party for the benefit of the Hoover LLCs and the Subsidiaries:

(i) all Contracts relating to any surety bond or letter of credit that supports the business of the Hoover LLCs or the Subsidiaries;

(ii) all license agreements, transfer or joint-use agreements or other Contracts related to Intellectual Property Rights;

(iii) any parent guaranty of any obligations of the Hoover LLCs or the Subsidiaries;

(iv) any other Contract to be contributed to the Hoover LLCs or the Subsidiaries pursuant to Section 5.8; and

(v) all Contracts to be terminated prior to Closing pursuant to Section 5.6.

3.18 Property.

(a) Section 3.18(a) of the Disclosure Schedule lists all real property owned or leased (other than Easements) by the Hoover LLCs and the Subsidiaries (the “Real Property”). The Hoover LLCs and the Subsidiaries, as the case may be, have good and indefeasible title to all such Real Property or have valid interests by Right-of-Way, Contract or otherwise in and to all other material Real Property interests that are necessary for each of the Hoover LLCs and the Subsidiaries to conduct its business as currently being conducted, in each case free and clear of all Liens, except for Permitted Liens or Liens described in Section 3.18(a) of the Disclosure Schedule and other defects in title or Liens which would not reasonably be expected to be material. All leases for Real Property interests are valid and enforceable against the Hoover LLCs and the Subsidiaries, as applicable, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). The Hoover LLCs and the Subsidiaries are in material compliance with the terms of all such leases and there exist no defaults by the Hoover LLCs and the Subsidiaries or, to HEP’s knowledge, there exist no defaults by the counterparties to such leases or any facts that would reasonably be expected to constitute a default with the passage of time.

(b) Section 3.18(b) of the Disclosure Schedule lists, as of the date hereof, (i) all of the easements, licenses, rights-of-way, permits, servitudes, leasehold estates and instruments creating an interest in Real Property (other than options to acquire an Easement) held by the Hoover LLCs and the Subsidiaries for the purposes of operating its pipelines and appurtenant facilities (each, an “Easement”), (ii) the grantor and grantee of each Easement and (iii) the recording information for each Easement. Except as are not material to the current operations of the Hoover LLCs and the Subsidiaries, or currently contemplated uses and operations of the Hoover LLCs and the Subsidiaries: (i) each of Hoover LLCs and the Subsidiaries has such Easements as are necessary for the such Hoover LLC or Subsidiary to construct, use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated (or are contemplated to be used and operated after completion of construction), (ii) the Hoover LLCs and the Subsidiaries are in material compliance with the terms of the Easements and conduct their businesses in a manner that does not materially violate any of the Easements, (iii) the Hoover LLCs and the Subsidiaries have valid interest in the Easements, except as such interest (or enforcement thereof) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity), (iv) except as disclosed in Section 3.18(b) of the Disclosure Schedule as to (A) Easements which, by their terms, obligate the Hoover LLCs and/or the Subsidiaries to make annual payments for the use of the Easements and (B) current circumstances where, to HEP’s knowledge, the Hoover LLCs and/or the Subsidiaries may be obligated for additional payments to a grantor of an Easement due to a determination that a particular Easement contains more linear feet than that set forth in the applicable Easement, as of the date hereof, the Hoover LLCs and the Subsidiaries have materially fulfilled and performed their current obligations with respect to the Easements, including the timely and full payment of all amounts currently due and owing to the grantors of the Easements, and (v) there are no existing material violations of the terms of the Easements by the Hoover LLCs or the Subsidiaries and none of the Hoover LLCs or the Subsidiaries has received written notice of the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow limitation, revocation or termination of any Easement or would result in any material impairment of the rights of such Hoover LLC or Subsidiary in and to any such Easement. Except as shown in Section 3.18(b) of the Disclosure Schedule, all pipelines operated by the Hoover LLCs and the Subsidiaries are subject to Easements, and there are no gaps (including any gap arising as a result of any breach by any of the Hoover LLCs or any of the Subsidiaries of the terms of any Easement) in the Easement, except where the presence of gaps, individually or in the aggregate, (i) does not materially interfere with the ordinary conduct of the business of the Hoover LLCs and the Subsidiaries as presently conducted or contemplated thereon, (ii) does not materially detract from the value or use of the portion of the Easement which is affected by the gap as presently used or contemplated to be used and (iii) are not material to the current or contemplated operations of the Hoover LLCs and Subsidiaries. To the knowledge of HEP, there is no breach, anticipated breach or default by any other party to any Easement.

(c) With respect to leased Real Property, HEP has delivered or made available to Regency true, complete and correct copies of any leases affecting the Real Property. The Hoover LLCs and the Subsidiaries are not a sublessor or grantor under any sublease or other instrument granting to any other person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the business of any of the Hoover LLCs or any of the Subsidiaries does not violate in any material respect: (i) any applicable law, or (ii) with respect to owned Real Property, any covenant, condition, restriction, easement, license, permit or agreement or, (iii) with respect to leased Real Property, any covenant, condition, restriction, easement, license, permit or agreement. There are no actions, suits, investigations or proceedings pending nor, to HEP’s knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. HEP has provided to Regency copies of all title commitments and policies obtained by HEP and currently in HEP’s possession or any of the Hoover LLCs or any of the Subsidiaries with respect to the owned Real Property.

(d) All tangible personal property owned, leased or licensed by the Hoover LLCs or the Subsidiaries that is material to the current or contemplated operations of the Hoover LLCs and the Subsidiaries is, taken as a whole, and to HEP’s knowledge, in good repair, working order and operating condition and adequate for its present uses by the Hoover LLCs and the Subsidiaries, ordinary wear and tear excepted.

(e) As used in this Agreement, the term “Permitted Liens” means, with respect to or upon any of the property or assets of the Hoover LLCs or the Subsidiaries, whether owned as of the date hereof or thereafter, any:

(i) Liens existing on the date of this Agreement and that are identified as a Lien in any Section of the Disclosure Schedule;

(ii) Liens incurred and pledges and deposits made in the ordinary course of business in connection with worker’s compensation;

(iii) Liens securing the performance of bids, tenders, leases, contracts (other than for the repayment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incidental to and in the ordinary course of business;

(iv) Liens imposed by law, such as carriers’, warehouseman’s, mechanics’, materialmen’s, landlords’, laborers’, suppliers’ and vendors’ Liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due or delinquent or which are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in the Financial Statements;

(v) Liens securing the payment of Taxes, either not yet due or delinquent or being contested in good faith by appropriate legal or administrative proceedings;

(vi) zoning restrictions, easements, licenses, rights of way, declarations, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or other title matters (and with respect to leasehold interests, mortgages, obligations and Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) that do not adversely affect the current use of the property subject thereto, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the value of the asset subject thereto or the operation of the asset as currently operated; and

(vii) Liens created by Regency or Regency Sub.

3.19 Absence of Certain Developments. Since December 31, 2012, there has not been any Material Adverse Effect. Since December 31, 2012, except as set forth in Section 3.19 of the Disclosure Schedule or for actions or items after the date hereof that are required or allowed under Article 5:

(a) neither the Hoover LLCs nor the Subsidiaries have sold, leased, transferred or assigned any of their respective assets, tangible or intangible;

(b) no party (including the Hoover LLCs or the Subsidiaries) has accelerated, suspended, terminated, modified or canceled any Material Contract (or series of related Contracts);

(c) no Liens (other than Permitted Liens) have been imposed on any assets of the Hoover LLCs or the Subsidiaries;

(d) neither the Hoover LLCs nor the Subsidiaries have made any capital expenditure (or series of related capital expenditures) in excess of $1,000,000;

(e) neither the Hoover LLCs nor the Subsidiaries have delayed, postponed or accelerated the payment of accounts payable or other liabilities;

(f) neither the Hoover LLCs nor the Subsidiaries have canceled, compromised, waived or released any material right or claim (or series of related rights or claims);

(g) neither the Hoover LLCs nor the Subsidiaries have entered into any employment or collective bargaining Contract or modified the terms of any such existing Contract;

(h) neither the Hoover LLCs nor the Subsidiaries have granted any increase in the base compensation, paid bonuses or benefits or made any other change in employment terms of any of its officers or employees;

(i) neither the Hoover LLCs nor the Subsidiaries have operated their businesses in a manner that is not in the usual, regular and ordinary course consistent with past practices or made any material change in the conduct of their businesses and operations;

(j) neither the Hoover LLCs nor the Subsidiaries have merged into or with or consolidated with any other entity or acquired any of the business or assets of any person or entity;

(k) neither the Hoover LLCs nor the Subsidiaries have made any change in their organizational documents or equivalent governing instruments;

(l) neither the Hoover LLCs nor the Subsidiaries have purchased any securities of any entity, except short term debt securities of any Governmental Authority and banks, or make any investment in any entity;

(m) neither the Hoover LLCs nor the Subsidiaries have made any change in accounting principles or practices from those utilized in the preparation of the Financial Statements;

(n) no party (including the Hoover LLCs or the Subsidiaries) has, with respect to the Hoover LLCs, the Subsidiaries, the Hoover Business or the Hoover Assets, (i) made, changed or rescinded any material election in respect of Taxes, (ii) adopted or changed any material accounting method in respect of Taxes (other than changes required by applicable law), (iii) amended any Return, or settled or compromised any material claim, notice, audit report or assessment in respect of Taxes; and

(o) neither the Hoover LLCs nor the Subsidiaries have committed to take any of the actions described in this Section 3.19.

3.20 Environmental Matters.

(a) As used in this Agreement:

(i) “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. 9601 et seq., as amended.

(ii) “Environmental Laws” means all federal, state and local laws, rules and regulations relating to pollution or protection of the environment (including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, noise or radiation), including, but not limited to, the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Hazardous Substances Transportation Act, 49 U.S.C. 1471 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 through 2629, the Safe Drinking Water Act, U.S.C. 300f through 300j, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. 11001 through 11050, all as amended, other laws, guidelines, rules, regulations or requirements of the Environmental Protection Agency and any similar state or local laws, and all applicable judicial, administrative and regulatory decrees and judgments relating to the protection of public health or safety or the environment, and the regulations implementing such statutes.

(iii) “Hazardous Materials” means (1) any “hazardous waste,” “industrial waste,” “solid waste,” “hazardous material,” “hazardous substance,” “toxic substance,” “hazardous material,” “pollutant,” or “contaminant” as those or similar terms are defined, identified, or regulated under any Environmental Laws; (2) any asbestos, polychlorinated biphenyls, or radon; (3) any petroleum, petroleum hydrocarbon or petroleum products or byproducts; and (4) naturally occurring radioactive materials (NORM).

(iv) “Release” has the meaning set forth in CERCLA and any other applicable Environmental Laws.

(b) Except as set forth in Section 3.20 of the Disclosure Schedule, subject to Section 9.3:

(i) the Hoover LLCs and the Subsidiaries are and for the last five years have been in material compliance with all Environmental Laws, and there are no past or present facts, conditions or circumstances that materially interfere with the conduct of the operations of the business in the manner now conducted under, or that materially interfere with continued compliance with, any Environmental Law;

(ii) the Hoover LLCs and the Subsidiaries possess all material licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental Law (“Environmental Permits”) that are required for the operation of their respective business, and are in material compliance with the provisions of all such Environmental Permits;

(iii) neither the Hoover LLCs nor the Subsidiaries have received within the preceding two (2) year period any written notice, report or other information from a third party regarding any material liabilities relating to its business or any of their respective Real Property arising under Environmental Laws, including any written notice of a material violation of Environmental Laws from any Governmental Authority;

(iv) neither the Hoover LLCs nor the Subsidiaries have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any substance, including any Hazardous Materials, or owned or operated any facility or property, in a manner that would reasonably be expected to give rise to material liabilities for response costs, natural resource damages or attorney’s fees pursuant to CERCLA or other Environmental Laws;

(v) neither the Hoover LLCs nor the Subsidiaries has entered into any agreement and none has otherwise had any obligation to indemnify any third party for any potential claims with respect to a material violation of Environmental Law by the Hoover LLCs or the Subsidiaries, the presence or alleged presence of Hazardous Substances in any product or item or at or upon any property or facility or any other material environmental liability;

(vi) the Hoover LLCs and the Subsidiaries have provided to Regency accurate, current and complete copies of all material investigations (including Phase I assessments), studies, audits, tests, reviews or other analyses relating to the Real Property and the business; and

(vii) there is no asbestos contained in or forming a part of any building, structure or improvement comprising a part of the property owned, leased or operated by the business, no polychlorinated byphenyls (PCBs) are present, in use or stored on such property, and there are no underground storage tanks at such property.

3.21 Brokerage Arrangements. Neither HEP, the Hoover LLCs nor the Subsidiaries have entered (directly or indirectly) into any Contract with any person or entity that would obligate Regency, the Hoover LLCs or the Subsidiaries to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated herein other than an agreement with Evercore Group L.L.C., the fees of whom will be paid by HEP.

3.22 Insurance. Section 3.22 of the Disclosure Schedule contains a true and complete list of all material insurance policies that, as of the date hereof, cover the Hoover LLCs and the Subsidiaries and their assets, properties, business, operations, employees, officers and directors and a true and complete list of each claim made since January 1, 2012 under any such insurance policy, including a brief description of the claim and its resolution. There is no material claim pending under any such policies as to which coverage has been denied by the insurer other than customary indications as to reservation of rights by insurers. None of the Hoover LLCs nor any of the Subsidiaries has received written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any such insurance policies. All premiums due on such insurance policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each insurance policy. As of the date hereof, all such insurance policies: (a) to HEP’s knowledge, are valid and binding in accordance with their terms; (b) to HEP’s knowledge, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Since January 1, 2012, no insurer of the Acquired Companies or any Subsidiary has cancelled or invalidated any insurance policy or refused any coverage under any insurance policy.

3.23 Books and Records. The books and financial records of the Hoover LLCs and the Subsidiaries pertaining to the assets, properties, business, operations, accounts or financial condition thereof have been maintained in accordance with GAAP, and accurately reflect the businesses and affairs of the Hoover LLCs and the Subsidiaries in all material respects.

3.24 Customers. There are no outstanding and unresolved material disputes with any customers of the Hoover LLCs and the Subsidiaries. The Hoover LLCs have not received any notice, and HEP has no reason to believe, that any of the customers has ceased or intends to cease after Closing, to use its services or to otherwise terminate or materially reduce its relationship with any of the Hoover LLCs or the Subsidiaries.

3.25 Bank Accounts. Section 3.25 of the Disclosure Schedule includes the name and address of each bank or other financial institution with which any of the Hoover LLCs or the Subsidiaries has an account or safe deposit box.

3.26 Certain Payments. None of the Hoover LLCs, any Subsidiary nor, to the knowledge of HEP, any manager, officer, agent or representative of any Hoover LLCs or any Subsidiary or any other person associated with or acting for or on behalf of any of the Hoover LLCs or any Subsidiary (including HEP or any of its or their respective representatives) has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business for any of the Hoover LLCs or any of the Subsidiaries, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained for any of the Hoover LLCs or any of the Subsidiaries or (iv) in violation of any applicable law or (b) established or maintained any material fund or asset for the benefit of the Hoover LLCs or the Subsidiaries that has not been recorded in the books and records of the Hoover LLCs and the Subsidiaries.

3.27 Investment Representations.

(a) HEP is acquiring the Purchase Price Units solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”) or state securities Laws. HEP is an accredited investor as such term is defined in Rule 501 under the Securities Act.

(b) HEP has substantial experience in analyzing and investing in securities like the Purchase Price Units and is capable of evaluating the merits and risks of its investment in the Purchase Price Units and Regency. HEP has had access to and an opportunity to inspect all relevant information relating to Regency sufficient to enable HEP to evaluate the merits and risks of its acquisition of the Purchase Price Units. HEP has had the opportunity to ask questions and receive answers respecting, and to obtain such additional information as HEP has desired regarding, the business, financial condition and affairs of Regency.

(c) HEP acknowledges that the Purchase Price Units upon issuance will not be registered under the Securities Act or any applicable state securities Laws, and that such Purchase Price Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom, as applicable, and pursuant to state securities Laws. HEP acknowledged that any certificate representing the Common Units comprising the Purchase Price Units shall bear a legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF REGENCY ENERGY PARTNERS LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF REGENCY ENERGY PARTNERS LP UNDER THE LAWS OF THE STATE OF DELAWARE OR (C) CAUSE REGENCY ENERGY PARTNERS LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL

INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). REGENCY GP LP OR ITS SUCCESSOR, THE GENERAL PARTNER OF REGENCY ENERGY PARTNERS LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY OR ADVISABLE TO AVOID A SIGNIFICANT RISK OF REGENCY ENERGY PARTNERS LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

3.28 Acknowledgment. HEP acknowledges that, except for the representations and warranties expressly made by Regency Sub and Regency in this Agreement, or confirmed in any certificate furnished or to be furnished to HEP pursuant to this Agreement, (a) there are no representations or warranties, express, statutory or implied, as to Regency Sub or Regency or their respective assets or prospects thereof or the Purchase Price Units, and (b) HEP has not relied upon any other oral or written information provided by Regency Sub or Regency.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF REGENCY AND REGENCY SUB

Regency Sub and Regency, jointly and severally, hereby represent and warrant to HEP, as of the date hereof and as of the Closing Date, as follows:

4.1 Regency and Regency Sub Organization and Existence; Ownership of Regency Sub. Regency is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Regency Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Regency indirectly owns 100% of the issued and outstanding membership interests of Regency Sub and has owned such membership interests since the formation of Regency Sub.

4.2 Regency and Regency Sub Authority and Approval. Regency has the limited partnership power and authority to execute and deliver this Agreement and the Constituent Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by Regency. Regency Sub has the limited liability company power and authority to execute and deliver this Agreement and the Constituent Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by Regency Sub. The execution and delivery by each of Regency and Regency Sub of this Agreement and the Constituent Documents to which it is a party, the performance by Regency and Regency Sub of all the terms and conditions hereof and thereof to be performed by Regency and Regency Sub and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite limited partnership action of Regency and the limited liability company action of Regency Sub. This Agreement and the Constituent Documents to which it is a party constitute the valid and binding obligation of Regency and Regency Sub enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3 Regency and Regency Sub No Conflict. This Agreement and the Constituent Documents and the execution and delivery hereof and thereof by each of Regency and Regency Sub do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

(a) conflict with or violate any of, or require the consent of any person or entity under, the terms, conditions or provisions of the charter documents or bylaws or equivalent governing instruments of Regency or Regency Sub;

(b) conflict with or violate any provision of, or require any consent, authorization or approval under, any law, statute, ordinance, rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Regency or Regency Sub, except for the consents or filings (i) required by the HSR Act or (ii) that have already been received; and

(c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by or any remedies or any rights of termination or cancellation or the loss of benefits or change in the rights or obligations of any party, or require any consent, authorization or approval under any Lien, Contract or Permit to which Regency or Regency Sub is a party or by which it is bound or to which any property of Regency or Regency Sub is subject, except for those which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Regency’s or Regency Sub’s ability to consummate the transactions contemplated by this Agreement on a timely basis.

4.4 Regency and Regency Sub Litigation. There are no actions, suits, proceedings or governmental investigations or inquiries pending against Regency, Regency Sub or their respective properties, assets, operations or business which would reasonably be expected to delay or prevent the consummation of the transactions contemplated hereby.

4.5 Funds Available. On the Closing Date, Regency Sub shall have sufficient cash, or firm commitments from responsible lending institutions, available lines of credit or other sources of available funds to enable it to make payment of the Cash Purchase Price.

4.6 Valid Issuance; Listing; Authorization.

(a) The Purchase Price Units and the limited partner interests represented thereby have been duly authorized by Regency pursuant to its partnership agreement and, when issued and delivered to HEP in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by Regency’s partnership agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Limited Partnership Act) and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under Regency’s partnership agreement and under applicable state and federal securities laws.

(b) The currently outstanding Common Units are listed on the New York Stock Exchange, and Regency has not received any written notice of delisting.

(c) Assuming the accuracy of the representations set forth in Section 3.27 and the performance by HEP of its obligations hereunder, the offer and sale of the Purchase Price Units in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(a)(2) thereof.

4.7 SEC Filings. Regency has timely filed with the Securities and Exchange Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act (collectively, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Partnership Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed SEC Document filed prior to the date of this Agreement) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The Partnership Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position and status of the business of Regency as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject in the case of unaudited statements, to normal, recurring and year-end audit adjustments).

4.8 Investment Purposes. Regency Sub is acquiring the Interests for its own account for investment purposes and not with a view to distribution. Regency Sub acknowledges that the Interests have not been registered or qualified under the Securities Act or any state securities laws and may be sold, assigned, pledged or otherwise disposed of in the absence of such registration only pursuant to an exemption from such registration and in accordance with this Agreement. Regency and Regency Sub have had access to and an opportunity to inspect all relevant information relating to the Hoover LLCs and the Subsidiaries sufficient to enable Regency and Regency Sub to evaluate the merits and risks of Regency Sub’s acquisition of the Interests. Regency and Regency Sub have had the opportunity to ask questions and receive answers respecting, and to obtain such additional information as Regency and Regency Sub have desired regarding, the business, financial condition and affairs of the Hoover LLCs and the Subsidiaries. Regency Sub is acquiring the Interests solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities Laws. Regency Sub is an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

4.9 Regency and Regency Sub Bankruptcy. There is no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the knowledge of Regency or Regency Sub, threatened against Regency or Regency Sub.

4.10 Acknowledgment. Regency and Regency Sub acknowledges that, except for the representations and warranties expressly made by HEP in this Agreement, or confirmed in any certificate furnished or to be furnished to Regency and Regency Sub pursuant to this Agreement, (a) there are no representations or warranties, express, statutory or implied, as to the Hoover LLCs or the Subsidiaries or their respective assets or prospects thereof, and (b) Regency and Regency Sub have not relied upon any other oral or written information provided by HEP.

4.11 Regency and Regency Sub Brokerage Arrangements. None of Regency, Regency Sub or any of their respective affiliates have entered (directly or indirectly) into any Contract with any person or entity that would obligate HEP to pay any commission, brokerage or finder’s fee or other fee in connection with this Agreement and the transactions contemplated herein.

4.12 Regency Sub Tax Classification. Regency Sub is, and has continuously been, classified properly as an entity disregarded as separate from its owner for federal income Tax purposes pursuant to Treasury Regulations section 301.7701-3(b)(1)(ii) from the date of its organization.

ARTICLE 5

ADDITIONAL AGREEMENTS,

COVENANTS, RIGHTS AND OBLIGATIONS

5.1 Certain Changes. Without first obtaining the written consent of Regency, which shall not be unreasonably withheld or delayed, from the date hereof until the Closing Date, HEP covenants that it shall not and shall, as applicable and except as required by applicable law, cause the Hoover LLCs and the Subsidiaries not to:

(a) operate their businesses, except in the usual, regular and ordinary course in all material respects consistent with past practices or make any material change in the conduct of their businesses and operations, or their financial reporting and accounting methods;

(b) enter into any Contract or terminate or amend in any material respect any Contract to which the Hoover LLCs or the Subsidiaries is a party if the committed value of the Contract is in excess of $100,000;

(c) declare, set aside or pay any dividends, or make any distributions, in respect of their equity securities, or repurchase, redeem or otherwise acquire any such securities, other than cash dividends or cash distributions by the Hoover LLCs and the Subsidiaries prior to the Closing;

(d) merge into or with or consolidate with any other entity or acquire any of the business or assets of any person or entity;

(e) make any change in their organizational documents or equivalent governing instruments;

(f) purchase any securities of any entity, except short term debt securities of any Governmental Authority and banks, or make any investment in any entity;

(g) increase the indebtedness of, or incur any obligation or liability, direct or indirect, for the Hoover LLCs and the Subsidiaries, other than the incurrence of liabilities in the ordinary course of business consistent with past practices;

(h) sell, lease or otherwise dispose of any of their assets other than (i) the sale of their assets in the ordinary course of business pursuant to existing Contracts, and (ii) assets with an aggregate value of not more than $100,000;

(i) purchase, lease or otherwise acquire any property of any kind whatsoever other than (i) in the ordinary course of business consistent with past practices, or (ii) property with an aggregate value of not more than $100,000;

(j) (i) enter into any joint venture, partnership or other similar arrangements; (ii) terminate or amend any Contract, Permit or other material right, (iii) waive, release or assign any material rights or claims, (iv) create any new Liens on the assets and properties of the Hoover LLCs and the Subsidiaries, and (v) make any loans, advances or capital contributions to, or investments in any other person or entity;

(k) fail to use commercially reasonable efforts to renew any Material Contract or Permit to which the Hoover LLCs or the Subsidiaries is a party;

(l) enter into any employment agreement not terminable at will without cost or liability to any Hoover LLC or to any Subsidiary or enter into any collective bargaining or labor agreements;

(m) adopt, amend, modify, terminate, become subject to or become liable with respect to any Plan;

(n) make any change in any of its present accounting methods and practices, except as required by GAAP or other applicable recognized accounting standards;

(o) increase the compensation and/or benefits of any of their employees or other service providers or the obligations of the Hoover LLCs or the Subsidiaries in respect thereto, except as may be required by applicable law, rule or regulation;

(p) authorize any capital expenditure (or series of related capital expenditures) in excess of $100,000, including but not limited to capital expenditures set forth in Schedule 1.3(a)(i) of the Disclosure Schedule;

(q) in respect of Taxes of the Hoover LLCs, the Subsidiaries, the Hoover Businesses or the Hoover Assets, (i) make, change or rescind any material election, (ii) adopt or change any material accounting method (other than changes required by applicable law), (iii) amend any Return, or settled or compromised any claim, notice, audit report or assessment; or

(r) commit to do any of the foregoing.

5.2 Operations. Other than as provided in this Agreement, HEP will and, as applicable, will cause the Hoover LLCs and the Subsidiaries to:

(a) maintain their properties and facilities in as good working order and condition as of the date hereof, ordinary wear and tear excepted;

(b) use their commercially reasonable efforts to maintain and preserve their business organizations intact, retain their present employees and maintain their relationship with suppliers, customers and others having business relations with them;

(c) advise Regency promptly in writing of any material change in any document, schedule or other information delivered pursuant to this Agreement;

(d) file on a timely basis all notices, reports or other filings necessary or required for the continuing operation of the business of the Hoover LLCs and the Subsidiaries to be filed with or reported to any Governmental Authority;

(e) file on a timely basis all complete and correct applications or other documents necessary to maintain, renew or extend any Permit, variance or any other approval required by any Governmental Authority necessary or required for the continuing operation of the businesses of the Hoover LLCs and the Subsidiaries, whether or not such approval would expire before or after the Closing Date;

(f) not enter into any other Contract with respect to the Interests or an equity interest in any of the Subsidiaries; and

(g) maintain with financially responsible insurance companies insurance in such amounts and against such risks as are customary for companies engaged in like businesses.

5.3 Access. HEP will make available to Regency, Regency Sub and their respective authorized representatives the Hoover LLCs and the Subsidiaries’ financial, title, tax, corporate and legal materials and operating data and information available as of the date hereof and which becomes available to HEP at any time prior to the Closing Date, and will furnish to Regency and Regency Sub such other information as they may reasonably request, unless any such disclosure would violate the terms of any Contract to which HEP, the Hoover LLCs or the Subsidiaries is bound or any applicable law or regulation. HEP will use its commercially reasonable efforts to secure all requisite consents for the examination by Regency. Regency Sub and their respective representatives of all information covered by confidentiality agreements. HEP will cause the Hoover LLCs and the Subsidiaries to allow Regency and Regency Sub access to and consultation with the lawyers, accountants, and other professionals employed by or used by the Hoover LLCs and the Subsidiaries for all purposes under this Agreement. Any such consultation shall occur under circumstances appropriate to maintain intact the attorney-client privilege as to privileged communications and attorney work product. Additionally, HEP will make available to Regency, Regency Sub and their respective authorized representatives the books and records of HEP insofar as they relate to property, accounting and tax matters of the Hoover LLCs and the Subsidiaries. Until the Closing Date, the confidentiality of any data or information so acquired shall be maintained by Regency, Regency Sub and their respective representatives pursuant to the terms of that certain letter regarding confidentiality between HEP and Regency dated

August 16, 2013 (the “Confidentiality Letter”). Further, HEP will afford to Regency, Regency Sub and their respective authorized representatives reasonable access from the date hereof until the Closing Date, during normal business hours and after coordination with HEP, to the Hoover LLCs’ and the Subsidiaries’ assets and properties; provided that such access shall be at the sole cost, expense and risk of Regency and Regency Sub and neither Regency nor Regency Sub shall materially interfere with or damage the business conducted at such properties.

5.4 Antitrust Notification; Other Reporting Requirements.

(a) HEP and Regency shall, as promptly as practicable after the execution of this Agreement, but in no event later than December 31, 2013, make their respective filings under the HSR Act. Any filing, notification, report form or supplemental submission so filed or submitted will comply in all material respects with the requirements of the HSR Act.

(b) HEP and Regency shall use their commercially reasonable efforts to cooperate with each other (i) to determine whether any filings are required and advisable to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or Governmental Authority (other than the United States) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (ii) timely make all such required and advisable filings and timely seek all such consents, permits, authorizations or approvals, and (iii) to respond at the earliest date reasonably possible to any requests for additional information or documentary material made by the United States Federal Trade Commission, the United States Department of Justice or any other Governmental Authority.

(c) HEP and Regency shall give the other reasonable notice of, and, to the extent permitted by the applicable Governmental Authority, and practical, allow the other to attend and to participate at any meeting, telephone call or any other communication with any Governmental Authority with respect to any filing, investigation or other inquiry or proceeding related to the transactions contemplated by this Agreement.

(d) HEP and Regency agree not to participate in any meeting or substantive discussion (including, without limitation, any discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the transactions contemplated by this Agreement) with any Governmental Authority relating to any filings or investigation concerning this Agreement or the transactions contemplated by this Agreement unless, to the extent practical, it consults with the other party and its representatives in advance and invites the other party’s representatives to attend unless the Governmental Authority prohibits such attendance or it is impractical.

(e) To the extent practical, HEP and Regency agree to promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with draft copies prior to submission to a Governmental Authority, with reasonable time and opportunity to comment, of all correspondence, filings and communications that they, their affiliates or their respective representatives intend to submit to any Governmental Authority, it being understood that correspondence, filings and communications received from any Governmental Authority shall be immediately provided to the other party upon receipt. HEP and Regency agree to provide one another promptly with final copies of submissions to any Governmental Authority subject in appropriate cases to confidentiality agreements to limit disclosure of such final copies of submissions to outside lawyers and consultants.

(f) HEP and Regency agree to promptly furnish the other party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such necessary information and reasonable assistance as such other party and its affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Authority, including, without limitation, any filings necessary or appropriate under the provisions of the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act, foreign antitrust and competition laws and all other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition (collectively, “Antitrust Laws”).

5.5 Efforts to Satisfy Closing Conditions.

(a) HEP, Regency and Regency Sub shall use their commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or to cause to be done, all other things necessary and proper:

(i) to ensure that all of the conditions to the obligations of Regency, Regency Sub and HEP contained in Sections 6.1 and 6.2, respectively, are satisfied timely, and in any event prior to the termination date set forth in Section 10.1(b);

(ii) to otherwise consummate and make effective the transactions contemplated by this Agreement;

(iii) to avoid, remove and eliminate each and every impediment or objection under any applicable law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby that could have the effect of materially delaying or preventing the consummation of the transactions contemplated hereby or that could make the consummation of the acquisition of the Interests in accordance with the terms of this Agreement unlawful;

(iv) to defend all lawsuits and other proceedings by or before any Governmental Authority or by any private party challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action under any Antitrust Laws that would prevent, prohibit, or delay the consummation of the transaction; and

(v) to enable the Closing to occur as soon as reasonably possible (and in any event no later than the date set forth in Section 10.1(b)).

(b) Such reasonable efforts of Regency specified in Section 5.5(a) shall include using commercially reasonable efforts to take any and all reasonable steps necessary to receive regulatory clearance under all applicable Antitrust Laws to consummate the transactions hereunder, unless the taking of such actions would have (or would reasonably be expected to have) a material adverse effect on the business condition (financial or otherwise) of Regency, its subsidiaries, the Hoover LLCs and the Subsidiaries, taken as a whole. Notwithstanding the foregoing, Regency shall not be required to (A) consent to the divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any of its or its Affiliates’ assets or any assets of the Hoover LLCs or the Subsidiaries, or (B) consent to any other structural or conduct remedy or enter into any settlement or agree to any order regarding antitrust matters respecting the transactions contemplated by this Agreement.

(c) Subject to applicable legal prohibitions and the instructions of any Governmental Authority, HEP and Regency shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing to the other with true and complete copies of notices or other communications sent or received by HEP or Regency, as the case may be, or any of their respective subsidiaries, to or from any third party or any Governmental Authority with respect thereto and to permit the other to review in advance, to the extent practical, any proposed communication by such party to any third party or Governmental Authority.

5.6 Intercompany Accounts and Contracts. Prior to or on the Closing Date (a) the Hoover LLCs and the Subsidiaries shall pay all outstanding payables owed to HEP or any of its affiliates (other than the Hoover LLCs and the Subsidiaries), and (b) HEP and any of its affiliates (other than the Hoover LLCs and the Subsidiaries) shall pay all outstanding payables owed to the Hoover LLCs and the Subsidiaries. All intercompany Contracts between HEP and its affiliates, on one hand, and the Hoover LLCs and the Subsidiaries, on the other hand, shall terminate effective as of the Closing.

5.7 Renaming. At least five (5) days prior to Closing, Regency shall give notice to HEP of new names for each of the Hoover LLCs and the Subsidiaries, which names shall not include the word “Hoover” and which names Regency has determined are available with the Secretary of State of the State of Texas. Immediately prior to Closing, HEP shall cause each of the Hoover LLCs and the Subsidiaries to file amendments to their certificates of formation with the Secretary of State of the State of the Texas to change their names as specified by Regency.

5.8 Contribution At or prior to Closing, HEP shall contribute the assets and obligations specifically listed on Section 5.8 of the Disclosure Schedule to one or more of the Hoover LLCs or the Subsidiaries. The contribution shall be made by documents or instruments reasonably satisfactory to Regency and Regency Sub.

5.9 Use of Name. Upon the Closing, Regency and Regency Sub shall cease to use the name “Hoover” with respect to any business activity of the Hoover LLCs and the Subsidiaries. As promptly as practical but in any case within ninety (90) days after the Closing Date, Regency and Regency Sub shall (a) have no right to use any logos, trademarks or trade names belonging to HEP, and (b) shall remove any evidence of the word “Hoover” that appears on any such assets or advertising materials (such as signage, pipeline markers, vehicles, and equipment).

5.10 Listing of Purchase Price Units. Prior to the Closing, Regency shall use its commercially reasonable efforts to obtain the approval of the New York Stock Exchange for the listing of the Purchase Price Units thereon.

5.11 Further Assurances. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable commercial efforts to take, or cause to take, all appropriate action and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to make effective the transactions contemplated in this Agreement and the Constituent Documents.

5.12 Capital Expenditures. From and after the date hereof, HEP shall use its commercially reasonable efforts to pursue and effect the capital expenditures set forth in Schedule 1.3(a)(i) of the Disclosure Schedules, provided that any such capital expenditure or series of related capital expenditures in excess of $100,000 shall require the prior consent of Regency in accordance with Section 5.1(p) hereof. All such capital expenditures shall be incurred in a commercially reasonable manner and in accordance with good industry practice.

5.13 Diamond Y Remediation. The parties acknowledge and agree that as a result of historical discharges of substances into the environment on the Diamond Y Property, there currently exists a hydrocarbon plume and associated arsenic plume on such property as disclosed in Section 3.20 of the Disclosure Schedule. HEP has undertaken certain remediation efforts with regard to such plumes during its ownership of such property through its ownership of the Hoover LLCs. After consummation of the transactions hereunder, Regency intends to continue with such existing remediation efforts and shall be permitted to undertake such additional remediation work as is required by law and such additional work as Regency reasonably deems necessary and advisable and that is contemplated by the Scope of Work. All such remediation work shall be funded by disbursements from the Diamond Y Escrow Account until the earlier of (i) the exhaustion of all funds in the Diamond Y Escrow Account or (ii) the distribution of the remaining balance in the Diamond Y Escrow Account to HEP on the two (2) year anniversary of the Closing Date, in each case in accordance with the terms of the Escrow Agreement. As used herein, the term “Diamond Y Property” means the 27.79 acres of real property known as the Diamond Y property and identified as Section 17, Block 119 G.C. & S.F. RR Co. Survey, Pecos County, Texas, as recorded in the Pecos County Courthouse Book 726, Page 24 filed on June 12, 2001. As used herein, the term “Scope of Work” means the scope of work described in Schedule 5.13, along with any additional environmental remediation to be performed on the Diamond Y Property as agreed to by the parties.

ARTICLE 6

CONDITIONS TO CLOSING

6.1 Conditions to the Obligation of Regency and Regency Sub. The obligation of Regency and Regency Sub to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by Regency or Regency Sub:

(a) HEP shall have complied in all material respects with each of its covenants and agreements contained herein and each of its representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct, except for such failure of representations and warranties to be true and correct (without regard to any material qualifications contained therein) that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; Regency and Regency Sub shall have received a certificate, dated as of the Closing Date, of an executive officer of each of HEP certifying as to the matters specified in this Section 6.1(a);

(b) the waiting period under the HSR Act applicable to the transactions contemplated hereunder shall have expired or been terminated;

(c) no suit, action or other proceeding shall be pending in which there is sought any remedy to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement;

(d) the Non-Compete Agreements entered into among Regency and Regency Sub, on one hand, and each of Richard M. Hoover, Michael Forbau, Kirstie Wetmore and Teresa Morey on the date hereof shall continue to be in full force and effect; and

(e) the execution by HEP of (i) the Non-Competition Agreement, (ii) the Escrow Agreement, (iii) the Registration Rights Agreement and (iv) the Lock-Up Agreement.

6.2 Conditions to the Obligation of HEP. The obligation of HEP to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by HEP:

(a) Regency and Regency Sub shall have complied in all material respects with their respective covenants and agreements contained herein and each of their respective representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true in all material respects; HEP shall have received a certificate from Regency and Regency Sub, dated the Closing Date, of an executive officer of each of Regency and Regency Sub certifying as to the matters specified in this Section 6.2(a);

(b) the waiting period under the HSR Act applicable to the transactions contemplated hereunder shall have expired or been terminated;

(c) the Purchase Price Units shall have been approved for listing upon issuance by the New York Stock Exchange;

(d) no suit, action or other proceeding shall be pending in which there is sought any remedy to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions in connection herewith;

(e) the execution by Regency of (i) the Non-Competition Agreement, (ii) the Escrow Agreement, (iii) the Registration Rights Agreement and (iv) the Lock-Up Agreement; and

(f) the execution by Regency Sub of (i) the Non-Competition Agreement and (ii) the Escrow Agreement.

ARTICLE 7

TAX MATTERS

7.1 Liability for Taxes.

(a) For purposes of this Agreement, “Taxes” means (a) all taxes, however denominated, including any interest, penalties or other additions to tax, whether disputed or not, that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes, alternative or add-on minimum, estimated or other obligations of the same or similar nature to any of the foregoing; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group of which any Hoover LLC or Subsidiary is or was a member prior to the Closing by reason of Treasury Regulations Section 1.1502-6(a) or any similar foreign, state or local law; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other person. For purposes of this Agreement, “Returns” means all returns, exhibits, reports, estimates, declarations of estimated tax, claims for refund, information statements and other documentation (including any additional or supporting material) required to be filed with a Governmental Authority in connection with any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties, and including any schedules or attachments thereto and any amendments thereof.

(b) HEP shall be liable for, and shall indemnify and hold Regency and its affiliates harmless from (i) all Taxes due and owing by or with respect to, and all Taxes imposed on or incurred by or with respect to each of the Hoover LLCs, the Subsidiaries, the Hoover Assets or the Hoover Business (A) for any taxable period ending on or before the Effective Time, (B) for any taxable period beginning on or before and ending after the Effective Time (a “Straddle Period”), the portion of the Straddle Period ending on and including the Effective Time (the “Pre-Effective Time Tax Period”), and the Taxes attributable to such period shall be determined pursuant to clause (e) of this Section 7.1 and (C) income Taxes payable solely from the transfer of the Interests from HEP to Regency Sub pursuant to this Agreement and (ii) any Transfer Taxes that HEP is obligated to pay as set forth in clause (d) of this Section 7.1; provided, however, HEP shall have no liability or obligation for, and shall not indemnify or hold Regency and its affiliates harmless from, (i) all Taxes due and owing by or with respect to, and all Taxes imposed on or incurred by or with respect to each of the Hoover LLCs, the Subsidiaries, the Hoover Assets or the Hoover Business (A) for any taxable period beginning after the Effective Time (except for income Taxes payable solely from the transfer of the Interests from HEP to

Regency Sub pursuant to this Agreement) and (B) for the portion of the Straddle Period beginning after the Effective Time (the “Post-Effective Time Tax Period”), and (ii) any Taxes to the extent such Taxes were taken into account in the calculation of Final Consolidated Adjusted Working Capital, as determined pursuant to Section 1.3 hereof.

(c) Regency shall be liable for, and shall indemnify and hold HEP and its affiliates harmless from (i) any Taxes imposed on or incurred by or with respect to the Hoover LLCs, the Subsidiaries, the Hoover Assets or the Hoover Business (A) for any taxable period beginning after the Effective Time (except for income Taxes payable solely from the transfer of the Interests from HEP to Regency Sub pursuant to this Agreement) and (B) for the Post-Effective Time Tax Period, and (ii) any Transfer Taxes that Regency is obligated to pay as set forth in clause (d) of this Section 7.1.

(d) Any transfer, sales or use, documentation, stamp, registration or similar fees or Taxes (“Transfer Taxes”) arising as a result of the transactions effected pursuant to this Agreement shall be borne one-half by Regency and one-half by HEP.

(e) Whenever it is necessary for purposes of clause (b), (c), or (f) of this Section 7.1 to determine the portion of any Taxes imposed on or incurred by, or Tax refunds received with respect to, the Hoover LLCs, the Subsidiaries, the Hoover Assets or the Hoover Business for a Straddle Period which is allocable to the Pre-Effective Time Tax Period or the Post-Effective Time Tax Period, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are neither measured by nor based upon net income), on a per diem basis and, in the case of other Taxes, and for the avoidance of doubt, the Texas Margins Taxes, by assuming that the Pre-Effective Time Tax Period constitutes a separate taxable period of the Hoover LLCs or the Subsidiaries and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a Straddle Period that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the Pre-Effective Time Tax Period ratably on a per diem basis). “Texas Margins Tax” means the franchise tax imposed pursuant to Texas Tax Code §171.001 and §171.0011, including that portion of the tax imposed on partnerships and limited liability companies defined in 34 Texas Administrative Code §3.581.

(f) Regency agrees to pay to HEP any refund received after the Closing by Regency or its affiliates, including for this purpose the Hoover LLCs and the Subsidiaries, in respect of any Taxes attributable or paid with respect to any taxable period or portion thereof ending on or before the Effective Time, including a Pre-Effective Time Tax Period (except to the extent any such refunds were taken into account in the calculation of Final Consolidated Adjusted Working Capital, as determined pursuant to Section 1.3 hereof). HEP agrees to pay to Regency any refund received after the Closing by HEP or its affiliates, excluding for this purpose the Hoover LLCs and the Subsidiaries, in respect of any Taxes attributable or paid with respect to any taxable period or portion thereof ending on or before the Effective Time, including a Pre-Effective Time Tax Period (but only to the extent any such refunds were taken into account in the calculation of Final Consolidated Adjusted Working Capital, as determined pursuant to Section 1.3 hereof). The parties shall cooperate to take all necessary steps to claim any such refund. Any such refund received by a party or its affiliate for the account of the other party shall be paid to such other party within fifteen (15) days after such refund is received.

(g) Except as required by applicable law, Regency and HEP agree (i) that the transactions contemplated by this Agreement shall be effective for Tax purposes as of the Closing, (ii) to file all tax returns in a manner consistent therewith, and (iii) not to make or cause any election to allocate Tax items in a manner inconsistent with Section 7.1(e) hereof.

7.2 Returns.

(a) HEP shall have the right and obligation to timely prepare and file, and cause to be timely prepared and filed, when due, any Return that is required to include the operations, ownership, assets or activities of the Hoover LLCs or the Subsidiaries for taxable periods ending on or before the Closing Date. All such Returns shall be prepared in accordance with past Tax accounting practices except as otherwise required by applicable law.

(b) Regency shall have the right and obligation to timely prepare and file, and cause to be timely prepared and filed, when due (i) all Returns that are required to include the operations, ownership, assets or activities of the Hoover LLCs and the Subsidiaries for taxable periods ending after the Closing Date (including Returns for any Straddle Period), excluding, however, any Tax Returns required to be filed by HEP or any of its affiliates, excluding for this purpose the Hoover LLCs and the Subsidiaries, and (ii) all Returns for Transfer Taxes arising as a result of the transactions effected pursuant to this Agreement.

(c) Regency shall, with respect to any Return for which Regency is responsible under Section 7.2(b) for preparing and filing, make such Return and related workpapers available for review by HEP if the Return is with respect to Taxes for which HEP may be liable (in whole or in part) hereunder or under applicable law. Regency shall (i) make such Returns and workpapers available to HEP for its review and reasonable comment not later than thirty (30) days prior to the due date for filing such Returns, and (ii) have such Returns modified before filing to reflect reasonable comments requested by HEP unless such comments are contrary to the provisions of Section 7.2(d) hereof. Regency will timely pay or cause to be paid all Taxes shown as due on such Return. Not later than five (5) days prior to the due date for payment of Taxes with respect to any such Return, HEP will pay to (or at the direction of) Regency the portion of any Taxes shown as due on such Return for which HEP is liable for, as determined pursuant to Section 7.1(e), to the extent such amount exceeds the amount taken into account in the calculation of Final Consolidated Adjusted Working Capital, as determined pursuant to Section 1.3 hereof; provided, however, HEP shall not be required to pay any such Taxes prior to five (5) days following the date on which Regency delivers to HEP schedules and other details supporting the calculation of the amount payable by HEP pursuant to this Section 7.2(c).

(d) Any Return which includes or is based on the operations, ownership, assets or activities of the Hoover LLCs or the Subsidiaries for any taxable period that includes the Closing Date, including any Straddle Period, and any Return in respect of any Taxes for which HEP may be liable (in whole or in part) hereunder shall be prepared in accordance with past Tax accounting practices used with respect to the Returns in question (unless such past practices are no longer permissible under the applicable law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the applicable Tax law), in accordance with reasonable Tax accounting practices selected by the filing party with respect to such Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

(e) HEP shall prepare and provide to Regency such information as is reasonably requested by Regency with respect to the operations, ownership, assets or activities of the Hoover LLCs and the Subsidiaries for the Pre-Effective Time Tax Period to the extent such information is relevant to any Return which Regency has the right and obligation hereunder to file.

(f) Unless required by applicable law, Regency shall not file an amended Return related to the Hoover LLCs or the Subsidiaries for any taxable period (or portion thereof) ending on or prior to the Closing Date without the consent of HEP, not to be unreasonably withheld, conditioned or delayed.

7.3 Tax Proceedings. If Regency or any of its affiliates receives notice (the “Proceeding Notice”) of any examination, claim, adjustment, or other proceeding with respect to the liability of the Hoover LLCs or the Subsidiaries for Taxes for any period for which HEP is or may be liable under this Agreement, Regency shall notify HEP in writing thereof (the “Regency Notice”) no later than twenty (20) days prior to the deadline for responding to the Proceeding Notice; provided, however, that if Regency receives the Proceeding Notice with less than those twenty (20) days prior to the deadline, Regency shall notify HEP no later than five (5) days after the receipt by Regency or any of its affiliates of the Proceeding Notice, but in no case less than two (2) days prior to such deadline. Such Regency Notice shall be accompanied by copies of any notice and other documents received from any taxing authority with respect to such matter. As to any such Taxes for which HEP is or may be liable under this Agreement, HEP shall be entitled at its expense to control or settle the contest of such examination, claim, adjustment, or other proceeding, provided (i) HEP notifies Regency in writing that it desires to do so no later than fifteen (15) days prior to the deadline for responding to the Proceeding Notice (provided, however, that if fifteen (15) days do not exist prior to the deadline after HEP’s receipt of the Regency Notice, HEP shall notify Regency no later than five (5) days after receipt of the Regency Notice, but in no case less than one (1) day prior to such deadline), and (ii) HEP may not, without the consent of Regency, not to be unreasonably withheld, conditioned or delayed, agree to any settlement which would result in an increase in the amount of Taxes for which Regency is liable under Section 7.1(c), and (iii) HEP shall keep Regency reasonably informed of such examination, claim, adjustment or proceeding and shall provide Regency, in a timely manner, with copies of all relevant documents and correspondence relating thereto. Notwithstanding the foregoing, if the Regency Notice is given to HEP pursuant to this Section 7.3 and HEP does not notify Regency of its intent to control or settle the proceeding pursuant to this Section 7.3, then (i) Regency shall be entitled at its expense to control or settle the contest of such examination, claim, adjustment or other proceeding and Regency shall keep HEP reasonably informed of such examination, claim, adjustment or proceeding and shall provide HEP, in a timely manner, with copies of all relevant documents and correspondence relating thereto, and (ii) HEP shall be bound by any determination made in such proceeding or any compromise or settlement thereof effected by

Regency. The parties shall cooperate with each other and with their respective affiliates, and shall consult with each other, in the negotiation and settlement of any proceeding described in this Section 7.3. Regency will provide, or cause to be provided, to HEP necessary authorizations, including powers of attorney, to control any proceedings which HEP is entitled to control pursuant to this Section 7.3.

7.4 Payment of Taxes. All Taxes with respect to the Hoover LLCs and the Subsidiaries shall be remitted timely to the appropriate Governmental Authority by the party that is responsible for preparing and filing the related Returns as provided in Section 7.2; provided, however, HEP shall have no obligation to remit any Taxes for which Regency is liable pursuant to this Article 7 or any Taxes to the extent such Taxes were taken into account in the calculation of Final Consolidated Adjusted Working Capital, as determined pursuant to Section 1.3 hereof. Except as otherwise provided in this Article 7, any amount to which a party is entitled to recovery or reimbursement under this Article 7 shall be promptly paid to such party by the party obligated to make such payment following written notice to the party so obligated stating that the Taxes to which such amount relates have been paid or incurred and providing details supporting the calculation of such amount.

7.5 Cooperation and Exchange of Information With Respect to Tax Issues. Regency and HEP will provide, or cause to be provided, to the other party copies of all correspondence received from any Governmental Authority by such party or any of its affiliates in connection with the liability of the Hoover LLCs and the Subsidiaries for Taxes for any period for which such other party is or may be liable under clause (b), (c) or (d) of Section 7.1. The parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any Return, amended Return, or claim for refund, in determining a liability or a right of refund, or in conducting any audit or other proceeding, in respect of Taxes imposed on the parties or their respective affiliates. Regency and HEP will preserve and retain all Returns, schedules, workpapers and all material records or other documents relating to any such Returns, claims, audits, or other proceedings until the expiration of the statutory period of limitations (including extensions) of the taxable periods to which such documents relate and until the final determination of any payments which may be required with respect to such periods under this Agreement and shall make such documents available at the then current administrative headquarters of such party to the other party or any affiliate thereof, and their respective officers, employees and agents, upon reasonable notice and at reasonable times, it being understood that such representatives shall be entitled to make copies of any such books and records relating to the Hoover LLCs and the Subsidiaries as they shall deem necessary. Any information obtained pursuant to this Section 7.5 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Returns or claims for refund or in conducting any audit or other proceeding. Each party shall provide the cooperation and information required by this Section 7.5 at its own expense.

7.6 Tax Treatment of the Sale and Allocation of Purchase Price.

(a) HEP, Regency and Regency Sub intend (i) for U.S. federal income tax purposes, to treat the transfer of the Interests to Regency Sub in accordance with the Treasury Regulations under Section 707 of the Code as (A) a sale by HEP of a portion of the Hoover Assets to Regency in exchange for the Cash Purchase Price and (B) a contribution by HEP of a portion of the Hoover Assets to Regency in exchange for the Purchase Price Units in a transaction qualifying under Section 721 of the Code (the “Intended Tax Treatment”), and (ii) unless otherwise required by applicable Law, to timely and properly report, and to cause each of their owners and Affiliates to report, the transactions contemplated hereby in accordance with the Intended Tax Treatment for all U.S. federal (and any applicable state and local) income Tax purposes.

(b) The Cash Purchase Price (and any other item of consideration for purposes of Section 1060 of the Code and the Treasury Regulations promulgated thereunder and including any adjustment to the Purchase Price or any such other item of consideration), shall be allocated among the assets of the Hoover LLCs and the Subsidiaries in accordance with Section 7.6 of the Disclosure Schedule and Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Within sixty (60) days after the determination of Final Consolidated Adjusted Working Capital as determined under Section 1.3, or, if sooner, sixty (60) days before (taking into account all applicable extensions) Internal Revenue Service Form 8594 reporting the transactions contemplated hereby must be filed, HEP will provide to Regency copies of Internal Revenue Service Form 8594 and any required exhibits thereto (the “Allocation”) with HEP’s proposed allocation of the Cash Purchase Price consistent with Section 7.6 of the Disclosure Schedule and Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Within thirty (30) days after the receipt of such Allocation, Regency will submit to HEP any proposed changes to such Allocation or shall indicate its concurrence therewith, which concurrence shall not be unreasonably withheld, conditioned or delayed (and in the event no such changes are proposed in writing to HEP within such period of time, Regency will be deemed to have agreed to, and accepted, the Allocation). Regency and HEP will endeavor in good faith to resolve any differences with respect to the Allocation within fifteen (15) days after HEP’s receipt of written notice of objection from Regency. In the event Regency and HEP are unable to resolve all differences with respect to the Allocation within such fifteen (15) day period, each of Regency and HEP may file its respective Returns reflecting such allocation as it determines in its sole discretion to be appropriate; provided, however, all such allocations and all such Tax Returns shall be consistent with the Agreed Tax Treatment.

7.7 Tax Treatment of Escrow Amount and the Diamond Y Escrow Account. For federal income Tax purposes, HEP shall be treated as the owner of the Escrow Units, plus any cash distributions attributable to the Escrow Units (collectively, the “Escrow Amount”) held by the Escrow Agent pursuant to the Escrow Agreement and Regency shall be treated as the owner of all amounts held in the Diamond Y Escrow Account. Accordingly, HEP shall include in taxable income all items of income, gain, loss, deduction and credit allocable with respect to such Purchase Price Units during the period such units are held by the Escrow Agent. Any cash or other property received by the Escrow Agent with respect to such Purchase Price Units or the amounts held in the Diamond Y Escrow Account shall become part of the applicable escrow, and shall not be distributed by the Escrow Agent except in accordance with the Escrow Agreement, but shall be treated for tax purposes as being paid to HEP or Regency, as applicable.

7.8 Conflict. In the event of a conflict between the provisions of this Article 7 and any other provisions of this Agreement, the provisions of this Article 7 shall control.

ARTICLE 8

EMPLOYEES AND EMPLOYEE BENEFITS

8.1 Status of Employees.

(a) Subject to Regency’s drug and other employment screening procedures and hiring policies, Regency (or its general partner, Regency Sub or other subsidiary) shall offer employment to the Administrative Employees not receiving long-term disability benefits (“Active Administrative Employees”) at the same or better levels of base compensation as such Active Administrative Employees were receiving from HEP as of the date hereof. Active Administrative Employees who (i) timely accept Regency’s offers of employment under the terms provided herein, and (ii) on the Closing Date, are actively at work or on wellness or sickness leave, short-term disability or any other approved leave of absence, shall be referred to herein as “Transferred Employees.”

(b) For the period from the Closing until the first anniversary date thereof, Regency shall cause the Hoover LLCs, the Subsidiaries or another affiliate of Regency to provide the Field Employees and any Transferred Employees (collectively, the “New Regency Employees”) with compensation and benefits that are substantially similar in the aggregate to those currently being provided to the New Regency Employees by HEP or Staff One as of the date hereof and, in any event, are in compliance with applicable law.

8.2 Employee Related Matters.

(a) No more than 10 days following the date on which the parties have received approval under the HSR Act, HEP shall provide the Current Employee Information in writing to Regency with respect to each Current Employee. HEP shall provide updated Current Employee Information to Regency through the Closing as such information changes. “Current Employee Information” means, with respect to a Current Employee, (i) name; (ii) title or position (including whether full or part time); (iii) job description; (iv) hire date; (v) principal work location; (vi) average number of hours regularly scheduled to work each week in the twelve (12) month period prior to the date of this Agreement and the number of hours regularly scheduled to work each week as of the date hereof; (vii) base salary or hourly wage as applicable and, in case of hourly wages, the number of hours per week such Current Employee is regularly scheduled to work; (viii) the date and amount of each Current Employee’s last raise; (ix) description of commission, bonus or other incentive-based compensation arrangement applicable to such Current Employee, including, but not limited to, the target payment amount for the current year, the amount payable during the one-year period immediately preceding the date hereof; and the amount accrued and paid in the current year as of the date hereof; (x) the number of years of service credit under each applicable Hoover Plan; (xi) whether or not such Current Employee is currently active at work and, if not, the date that absence began, whether such absence is permitted and, if so, the policy permitting such absence, the nature of such absence, expected duration of such absence, and the date upon which such Current Employee is currently expected to return to work; (xii) identification of each Hoover Plan to be taken into account in determining the Current Employee’s benefits that are substantially comparable in the aggregate to the benefits provided as in effect on the date hereof; and (xiii) the accrued but untaken vacation credited to the Current Employee under HEP’s applicable vacation plans and the rate of accrual of hours of vacation or other paid-time-off with respect to such Current Employee to be taken into account in determining Regency’s obligations relating to vacation and other paid-time-off with respect to such Current Employee.

(b) Effective immediately prior to the Closing, HEP shall terminate or cause to be terminated the employment of all Current Employees with Staff One and HEP, as applicable, and shall ensure that no Current Employees shall actively participate in any Retained Plan. HEP shall ensure that none of Regency or any of its affiliates (including the Hoover LLCs and Subsidiaries) shall have any obligations or any liability with respect to any Retained Plans.

(c) HEP shall take such actions as necessary to ensure that as of and after the Closing (i) no employees other than the New Regency Employees shall participate in any Transferred Plan and only the Hoover LLCs and the Subsidiaries shall sponsor, maintain, administer or be adopting employers of the Transferred Plans and (ii) no New Regency Employees shall actively participate in any Retained Plan and none of Regency, the Hoover LLCs, the Subsidiaries or any affiliate of any of the foregoing shall sponsor, maintain, administer or be an adopting employer of any Retained Plan. Regency shall take or cause its affiliates to take such commercially reasonable actions as may be necessary to cause the 401(k) plan of Regency or its affiliates as may exist as of the Closing to accept (if permitted pursuant to the terms of such 401(k) plan of Regency or its affiliates, provided that Regency shall take such commercially reasonable actions as may be necessary to amend such 401(k) plan to permit such rollovers) a direct rollover of a New Regency Employee’s balance (including any plan loans) under the Staff One 401(k) Plan, to the extent elected by the employee.

(d) Following the Closing, with respect to each applicable Plan of the Hoover LLCs, the Subsidiaries, Regency or any of its affiliates (“Regency Plan”), Regency shall, or shall cause its affiliates to, take commercially reasonable steps to ensure that each New Regency Employee shall be given credit under such Regency Plan for all service prior to the Closing Date with the Hoover LLCs, the Subsidiaries or any predecessor employer thereto (to the extent such credit was given by HEP or its affiliates, the Hoover LLCs, a Subsidiary or any predecessor employer thereto under a comparable Plan), for purposes of eligibility and vesting, but only to the extent permitted by applicable law and to the extent such information is timely and correctly provided in the Current Employee Information; provided, however, such service need not be credited to the extent it would result in a duplication of benefits.

(e) Effective as of the Closing, Regency shall take commercially reasonable steps to offer coverage under the welfare benefit plans of Regency or its affiliates as may exist at such time (the “Regency Welfare Plans”) to the New Regency Employees and their eligible dependents. Claims for such benefits by New Regency Employees with respect to purchases, services or treatment rendered on or subsequent to the Closing shall be covered by Regency Welfare Plans in accordance with the terms of such plans and not by HEP Plans. Claims for welfare benefits by New Regency Employees with respect to purchases, services or treatment rendered prior to the Closing shall be covered by HEP’s or its affiliates’ existing welfare plans (the “HEP Welfare Plans”) in accordance with the terms of such HEP Welfare Plans, and not by Regency Welfare Plans. Regency shall take commercially reasonable steps to cause the New Regency Employees to be granted credit under Regency Welfare Plans that are group health plans, for the year during which the Closing occurs, against the deductibles, co-payment limits and out-of-pocket limits of the Regency Welfare Plans for the covered expenses already incurred by such New Regency Employees during such year under the comparable HEP Welfare Plans in which such New Regency Employees participate at the Closing Date, but only to the extent permitted by applicable law and by third-party insurers and administrators and only to the extent such actions would not result in material additional costs to Regency and would not result in a loss of any “grandfathered” status of any applicable Regency Welfare Plan. In addition, Regency shall take commercially reasonable steps to cause to be waived any eligibility waiting periods and pre-existing condition limitations or restrictions under Regency Welfare Plans that are group health plans to the extent necessary to provide immediate coverage of New Regency Employees and their covered dependents under such welfare plans as of the Closing Date (but only to the extent that coverage was provided under the applicable HEP Welfare Plans), but only to the extent permitted by applicable law and by third-party insurers and administrators and only to the extent such actions would not result in material additional costs to Regency and would not result in a loss of any “grandfathered” status of any applicable Regency Welfare Plan.

(f) As of the Closing, Regency shall establish flexible spending accounts for medical and dependent care expenses under a new or existing plan (the “Regency’s FSA”) for each New Regency Employee who, on or prior to the Closing Date, is a participant in a flexible spending account for medical and dependent care expenses under a Plan (the “HEP’s FSA”) or who elects to participate in Regency’s FSA. Regency shall credit or debit, as applicable, effective as of the Closing Date, the applicable account of each New Regency Employee under Regency’s FSA with an amount equal to the balance of each such New Regency Employee’s account under HEP’s FSA as of immediately prior to the Closing. Within thirty (30) days after the Closing Date, HEP shall pay to Regency the net aggregate amount of the account balances credited under Regency’s FSA if such amount is positive, and Regency shall pay to HEP the net aggregate amount of the account balances credited under Regency’s FSA if such amount is negative. Thereafter, Regency’s FSA shall be responsible for all claims incurred by New Regency Employees in the plan year in which the Closing Date occurs. The parties agree to cooperate to ensure that there is no gap, lapse, overlap or duplication in the flexible spending benefits coverage of the New Regency Employees.

(g) So long as HEP or any affiliate of HEP that would be in a “selling group” (determined pursuant to Q/A 3 of Treas. Reg. §54.4980B-9) with HEP maintains a group health plan after the Closing, HEP shall be responsible for all obligations and liabilities with respect to the continuation coverage requirements of COBRA for all employees of HEP and its affiliates (and their dependents and beneficiaries) who are “M&A qualified beneficiaries” pursuant to Q/A 4 of Treas. Reg. §54.4980B-9 as a result of the transactions consummated pursuant to this Agreement. If none of HEP or any of its affiliates provides a group health plan after the Closing, Regency, if it maintains a group health plan at such time, shall be responsible for all such obligations and liabilities pursuant to Q/A 8(c) of Treas. Regs. §54.4980B-9 with respect to “M&A qualified beneficiaries” pursuant to Q/A 4 of Treas. Reg. §54.4980B-9 as a result of the transactions consummated pursuant to this Agreement; provided, however, that HEP shall indemnify and hold Regency and its affiliates harmless with respect to all such obligations and liabilities.

(h) For the period from the Closing until the first anniversary date thereof, if Regency terminates the employment of any New Regency Employee, other than for cause (as determined by Regency in its sole, good faith discretion), or if Regency requires as a condition of any New Regency Employee’s continued employment with Regency that the New Regency Employee relocate to a location more than fifty (50) miles from that New Regency Employee’s current, customary location of employment with HEP and, as a result, such New Regency Employee’s employment terminates, Regency covenants and agrees that Regency shall pay severance pay (based on such New Regency Employee’s tenure with HEP, the Hoover LLCs and/or the Subsidiaries and exclusive of service to prior owners/employers) to that New Regency Employee in such amount as provided pursuant to any applicable severance benefit plan or plans of Regency or its affiliates for similarly situated employees of Regency or its affiliates. HEP shall be responsible and assumes all liabilities for all notices and payments due to any employee of the Hoover LLCs or the Subsidiaries terminated, or given notice of termination, with respect to events occurring on or prior to the Closing, pursuant to agreements, the Worker Adjustment and Retraining Notification Act or other applicable law.

(i) HEP shall be responsible for payment of all of HEP’s obligations to the New Regency Employees with respect to the periods on and prior to the Closing, including salaries, wages, bonuses, payroll Taxes, retirement, and any other claims, obligations and expenses of any kind arising out of the employment by, or termination from the employment of, HEP. Neither Regency nor its affiliates will be responsible for any severance payable to any Current Employee resulting from the termination of such employee’s employment with HEP, Staff One or affiliates of any of the foregoing. Neither Regency nor its affiliates will be responsible for any salaries, wages, bonuses, payroll Taxes, retirement, and any other claims, obligations and expenses of any kind arising out of the employment of, or termination of the employment of, Richard A. Hoover, Kristie Wetmore, Michael Forbau or Teresa Morey.

(j) From and after the Closing, Regency shall be responsible for, and shall indemnify and hold harmless the HEP Parties from and against, any and all claims, losses, damages, costs and expenses (including attorneys’ fees and expenses) and other liabilities and obligations relating to or arising out of any claims of, or damages or penalties sought by, any New Regency Employee, or any Governmental Authority on behalf of or concerning any New Regency Employee, with respect to any act or failure to act by Regency or its affiliates to the extent arising from the employment, discharge, layoff, termination or constructive termination of any New Regency Employee with respect to Regency following the Closing.

(k) All accrued and unused paid time off entitlement of the New Regency Employees as of the Closing Date shall be recognized following the Closing by Regency, the Hoover LLCs and the Subsidiaries, and New Regency Employees shall be allowed to use such entitlement on terms comparable to the paid time off policies of the Hoover LLCs and the Subsidiaries immediately prior to Closing; provided, that such information is timely and correctly provided as part of the Current Employee Information.

(l) HEP, the Hoover LLCs and the Subsidiaries have set and will pay retention bonuses to Current Employees (i.e., bonuses recognizing continued employment through the date of the Closing). Such bonuses shall be paid by HEP within 10 days following the Closing Date to those Current Employees who remain employed through such date in amounts equal to the amounts payable under the terms of the applicable retention bonus arrangement. Regency, Regency Sub, the Hoover LLCs and the Subsidiaries shall have no responsibility or liability with respect to such retention bonuses and HEP shall indemnify and hold harmless the Regency Parties with respect thereto.

(m) Nothing herein shall be deemed or construed to prevent, restrict, or limit Regency Sub, the Hoover LLCs and the Subsidiaries following the Closing from modifying or terminating any of its Plans or any Transferred Plan from time to time as it may deem appropriate.

8.3 No Third Party Beneficiaries. The provisions of this Article 8 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including, for the avoidance of doubt, any New Regency Employee or other current or former employee of or service provider to HEP, any Hoover LLC, any Subsidiary or any of their respective affiliates, other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Article 8) under or by reason of any provision of this Agreement. Nothing in this Article 8 shall create, amend, or terminate or be deemed to create, amend or terminate (or prevent the amendment or termination of) any Plan or any compensation or benefit plan of HEP, any Hoover LLC, any Subsidiary or Regency or any of their respective affiliates. As between Regency and each New Regency Employee, Regency shall have no obligation to continue to employ or retain the services of any New Regency Employee for any period of time following the Closing and Regency shall be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any such employees in its absolute discretion. Nothing contained in this Agreement or resulting from the transactions contemplated hereunder shall or shall be deemed to create a contract of employment between Regency and its affiliates, on the one hand, and any New Regency Employee, on the other hand, and all New Regency Employees shall be regarded as “at will” employees of Regency and its affiliates for all purposes.

ARTICLE 9

LIMITATIONS; RELEASES

9.1 Disclaimers. Without diminishing the scope of the express written representations, warranties and covenants of HEP in this Agreement and the Constituent Documents and without affecting or impairing its right to rely thereon, Regency and Regency Sub acknowledge HEP has not made, AND HEP HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE OPERATIONS OF THE HOOVER LLCS AND THE SUBSIDIARIES (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS).

9.2 Survival of Warranties and Representations and Indemnification. Notwithstanding any investigation conducted before or after the Closing, the parties shall, subject to any facts or limitations set forth in the Disclosure Schedule or otherwise specifically provided in this Agreement, be entitled to rely upon the representations and warranties set forth herein and the obligations of the parties with respect to thereto shall survive the Closing and continue in full force and effect until the date twelve (12) months after the Closing Date, at which time all representations and warranties set forth in this Agreement and all liabilities of the parties with respect thereto shall terminate, except for (a) representations and warranties in Section 3.12 (Taxes), which shall continue in effect until the expiration of the applicable statute of limitations plus ninety (90) days, and (b) representations and warranties in Section 3.1 (HEP’s Organization and Existence), Section 3.2 (Capitalization of the Hoover LLCs), Section 3.3 (Capitalization of the Subsidiaries), Section 3.4 (Hoover LLCs’ and the Subsidiaries’ Organization and Existence), Section 3.5 (Authority and Approval), Section 3.21 (Brokerage Arrangements), Section 4.1 (Regency and Regency Sub Organization and Existence; Ownership of Regency Sub), Section 4.2 (Regency and Regency Sub Authority and Approval), Section 4.6 (Valid Issuance; Listing; Authorization) and Section 4.11 (Regency and Regency Sub Brokerage Arrangements), which shall continue indefinitely.

9.3 NORM, Wastes and Other Substances. Regency and Regency Sub acknowledge that the assets of the Hoover LLCs and the Subsidiaries have been used for the gathering and transportation of oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur, carbon dioxide or other materials extracted from hydrocarbons (collectively, “Hydrocarbons”) and that there may be petroleum, produced water, wastes, or other substances or materials located in, on, under or associated with such assets. Equipment and sites included in such assets may contain Hazardous Materials or naturally occurring radioactive material (“NORM”). NORM may affix or attach itself to the inside of pipes, materials and equipment as scale, or in other forms. The pipes, materials, and equipment included in such assets may contain NORM and other Hazardous Materials. NORM-containing material and/or other Hazardous Materials may have come into contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, Hazardous Materials and NORM from such Assets.

9.4 The Companies, Regency and Regency Sub Release. Effective on and as of the Closing, Regency, on behalf of itself, Regency Sub, the Hoover LLCs, the Subsidiaries and Regency’s affiliates and its and their respective successors and assigns, hereby unconditionally and irrevocably release, waive and forever discharge HEP, its partners and each of their respective affiliates (other than the Hoover LLCs and the Subsidiaries), together with all of their respective past and present agents, employees, representatives, officers, directors, partners and managers, and the heirs, successors and assigns of all of the foregoing (collectively, the “HEP Released Parties”) from, and shall indemnify and hold harmless the HEP Released Parties with respect to, any and all agreements, arrangements, debts, liabilities, claims, demands, losses, actions and causes of action, suits, judgments and controversies of any kind whatsoever (whether known or unknown, contingent or fixed, accrued or unaccrued) in connection with or otherwise related to the Hoover LLCs, the Subsidiaries or their respective businesses (other than claims by Regency or Regency Sub for indemnification which Regency or Regency Sub is entitled to make pursuant to Article 11 and the indemnification provided for in

Sections 7.1(b) and 9.5 or for any liabilities or obligations of HEP under each other agreement, instrument, or document executed by HEP in connection with the transactions contemplated by this Agreement) (collectively, the “HEP Released Claims”) that Regency, Regency Sub, the Hoover LLCs, the Subsidiaries and their affiliates have or claims to have now or arising in the future out of events or circumstances accruing on or before the Closing Date against any or all of the HEP Released Parties; provided, however, that nothing in this Section 9.4 will limit the ability of Regency or its affiliates to defend a claim brought by a third party by taking the position that such claim should be against one or more HEP Released Parties rather than Regency or its affiliates. Regency, on behalf of itself, Regency Sub, the Hoover LLCs and the Subsidiaries further agrees that none of those entities will file or bring any claim, suit, action, complaint or arbitration with respect to any HEP Released Claim and Regency agrees to indemnify, defend and hold harmless the HEP Released Parties from any HEP Released Claims brought by Regency Sub, the Hoover LLCs, the Subsidiaries or their affiliates or any of their respective officers, employees, agents, consultants or representatives.

9.5 HEP’s Release. Effective on and as of the Closing, HEP, for itself and its affiliates (other than the Hoover LLCs and the Subsidiaries) and its and their respective successors and assigns, hereby unconditionally and irrevocably release, waive and forever discharge Regency, Regency Sub, the Hoover LLCs and the Subsidiaries, their respective members, partners and shareholders and each of their respective affiliates, together with all of their respective past and present agents, employees, representatives, officers, directors and managers, and the heirs, successors and assigns of all of the foregoing (collectively, the “Regency Released Parties”) from, and shall indemnify and hold harmless the Regency Released Parties with respect to, any and all agreements, arrangements, debts, liabilities, claims, demands, losses, actions and causes of action, suits, judgments and controversies of any kind whatsoever (whether known or unknown, contingent or fixed, accrued or unaccrued) in connection with or otherwise related to the Hoover LLCs, the Subsidiaries or their respective businesses (other than claims by HEP for indemnification which HEP is entitled to make pursuant to Article 11 and the indemnification provided for in Sections 7.1(c) and 9.4 or for any liabilities or obligations of Regency under each other agreement, instrument or document executed by HEP in connection with the transactions contemplated by this Agreement) (collectively, the “Regency Released Claims”) that HEP or any of its affiliates (other than the Hoover LLCs or the Subsidiaries) has or claims to have now or arising in the future out of events or circumstances accruing on or before the Closing Date against any or all of Regency Released Parties; provided, however, that nothing in this Section 9.5 will limit the ability of HEP or its affiliates to defend a claim brought by a third party by taking the position that such claim should be against one or more Regency Released Parties rather than HEP or its Affiliates. HEP further agrees not to file or bring any claim, suit, action, complaint or arbitration with respect to any Regency Released Claim and HEP agrees to indemnify, defend and hold harmless the Regency Released Parties from any Regency Released Claims brought by it, its affiliates or any of their respective officers, employees, agents, consultants or representatives.

ARTICLE 10

TERMINATION

10.1 Events of Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of Regency and HEP;

(b) by either Regency or HEP in writing after April 1, 2014, if the Closing has not occurred by such date, provided that as of such date the terminating party is not in default under this Agreement; or

(c) by either Regency or HEP in writing without prejudice to other rights and remedies which the terminating party or its affiliates may have (provided the terminating party and its affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other party or its affiliates has (i) materially failed to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (ii) materially breached any of its representations or warranties contained herein; provided, however, that in the case of clause (i) or (ii), the defaulting party shall have a period of ten (10) days following written notice from the nondefaulting party to cure any breach of this Agreement, if such breach is curable; or

(d) by either Regency or HEP in writing, without liability, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Regency or HEP, which prohibits or restrains Regency or HEP from consummating the transactions contemplated hereby, provided that the terminating party shall have used their commercially reasonable efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) days after entry by any such court or governmental or regulatory agency.

10.2 Effect of Termination. In the event of the termination of this Agreement by a party, as provided in Section 10.1 above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective directors, partners, officers, shareholders or agents, except as provided in Section 12.1 hereof and except that any such termination shall be without prejudice to the rights of any party hereto arising out of the material breach by any other party of any representation, warranty, covenant or agreement contained in this Agreement.

10.3 Specific Performance. Regency and Regency Sub agree that money damages may not be a sufficient remedy for any breach of this Agreement and that HEP shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for Regency or Regency Sub’s breach of this Agreement. In no case shall HEP be required to post any bond in connection with any injunctive relief.

ARTICLE 11

INDEMNIFICATION

11.1 Indemnification of HEP by Regency and Regency Sub. Subject to the limitations set forth herein, Regency and Regency Sub, jointly and severally, from and after the Closing Date, shall indemnify and hold HEP and their affiliates and their respective equity owners, directors, managers, officers, employees, agents and representatives, (together with HEP, the “HEP Parties”) harmless from and against any and all damages (including exemplary damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the “Damages”), suffered by HEP Parties as a result of, caused by, arising out of, or in any way relating to (a) any breach of a representation or warranty by Regency or Regency Sub in this Agreement and the Constituent Documents to which it is a party (solely for purposes of determining whether there has been a breach of any representation or warranty and/or for purposes of determining the amount of any Damages, no effect will be given to any materiality, Material Adverse Effect, or similar qualification contained in such representations and warranties), (b) any nonfulfillment of any agreement or covenant of Regency or Regency Sub under this Agreement and the Constituent Documents to which it is a party, (c) any due diligence activity conducted by Regency or Regency Sub or their respective agents with respect to the Hoover LLCs and the Subsidiaries, whether before or after the execution of this Agreement, including, without limitation, Damages resulting, in whole or in part, from the negligence or strict liability of HEP, but excluding any Damages to the extent directly caused by the gross negligence or willful misconduct of the HEP Parties, and (d) certain matters as set forth in Article 7, Article 8 and Section 9.3 of this Agreement.

11.2 Indemnification of Regency and Regency Sub by HEP. Subject to the limitations set forth herein, HEP, from and after the Closing Date, shall indemnify and hold Regency, Regency Sub and their respective affiliates and their respective equity owners, directors, managers, officers, employees, agents and representatives (together with Regency and Regency Sub, the “Regency Parties”) harmless from and against any and all Damages suffered by the Regency Parties as a result of, caused by, arising out of, or in any way relating to (a) any breach of any representation or warranty of HEP in this Agreement and the Constituent Documents to which it is a party (solely for purposes of determining whether there has been a breach of any representation or warranty and/or for purposes of determining the amount of any Damages, no effect will be given to any materiality, Material Adverse Effect, or similar qualification contained in such representations and warranties), (b) any nonfulfillment of any agreement or covenant on the part of HEP under this Agreement and the Constituent Documents to which it is a party, (c) remediation costs associated with the Diamond Y Property incurred by any Regency Party within two (2) years after the Closing Date in accordance with the terms of Section 5.13 hereof, and (d) certain matters as set forth in Article 7, Article 8 and Section 9.4 of this Agreement.

11.3 Demands. Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (a “Third Party Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, stating the amount of Damages, if known, and method of computation thereof, all with reasonable particularity, and stating with reasonable particularity the nature of the matter and basis of the claim for indemnity under this Agreement. The indemnifying party shall not be obligated to indemnify the indemnified party with respect to any Third Party Claim if the indemnified party failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to such Third Party Claim, but only insofar as such knowing failure to notify the indemnifying party has actually resulted in prejudice or damage to the indemnifying party.

11.4 Right to Contest and Defend. The indemnifying party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Third Party Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within twenty (20) days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Third Party Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by qualified counsel employed by the indemnifying party and reasonably acceptable to the indemnified party, and the indemnified party shall also have the right (but not the obligation) to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the indemnified party (not to be unreasonably withheld, delayed or conditioned) unless the judgment or proposed settlement (i) involves only the payment of money damages, all of which are paid from the Escrow Account or by HEP, (ii) expressly and unconditionally releases the indemnified party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim and (iii) does not impose an injunction or other equitable relief upon the indemnified party, in which case no consent will be required. If the indemnifying party does not elect to contest any such Third Party Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party.

11.5 Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Third Party Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Third Party Claim.

11.6 Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including any Governmental Authority, asserting any Third Party Claim against the indemnified party or conferences with representatives of or counsel for such persons.

11.7 Payment of Damages. The indemnifying party shall pay to the indemnified party in immediately available funds any amounts to which the indemnified party may become entitled by reason of the provisions of this Agreement, such payment to be made within five (5) business days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction. Each of Regency, Regency Sub and HEP agrees on its behalf and on behalf of its respective equity owners, directors, managers, officers, employees, agents and representatives, to treat any Damages or other payments pursuant to this Article 11 as an adjustment to the Cash Purchase Price for all Tax purposes unless otherwise required by applicable law. If the indemnified party is a Regency Party, such Regency Party shall be entitled to payment under this Section 11.7 from the Escrow Account under the Escrow Agreement, to the extent Purchase Price Units remain in such Escrow Account at such time, or from the Diamond Y Escrow Account, to the extent funds remain in the Diamond Y Escrow Account at such time, as applicable. If a Regency Party is entitled to payment from the Escrow Account pursuant to the preceding sentence, then, subject to the terms of the Escrow Agreement, within five (5) business days after any such amounts are finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a court of competent jurisdiction, such Regency Party and HEP shall provide joint written instructions to the Escrow Agent as to (i) the number of Purchase Price Units, if any, to be sold by the Escrow Agent on behalf of HEP to provide cash proceeds to be disbursed by the Escrow Agent on behalf of HEP to such Regency Party and (ii) instructions as to the manner in which such cash proceeds shall be disbursed by the Escrow Agent.

11.8 Release of Escrow Amount and Diamond Y Escrow Account Amounts.

(a) On the Closing Date, the Escrow Amount shall be held pursuant to the Escrow Agreement by the Escrow Agent as security for the payment of any and all claims (other than claims under 11.2(c)) by a Regency Party against HEP pursuant to Section 11.2, and all amounts held in the Diamond Y Escrow Account shall be held pursuant to the Escrow Agreement by the Escrow Agent as security for the payment of any and all claims by a Regency Party against HEP pursuant to Section 11.2(c).

(b) On the one (1)-year anniversary of the Closing Date, the Escrow Amount, then held in the Escrow Account, shall be released from the Escrow Account, less the amount of any Damages for which reductions have already been made out of the remaining Escrow Amount pursuant to clause (c) below or for which there are indemnification claims then pending.

(c) Pursuant to the terms of the Escrow Agreement, the Escrow Agent shall sell such number of Purchase Price Units that are part of the Escrow Amount then remaining in the Escrow Account to generate cash proceeds to pay indemnification obligations for Damages finally determined in accordance with Section 11.7. Any distributions that have been paid on any Purchase Price Units and that are held in escrow shall be applied first to pay indemnification claims for such Damages.

(d) On the two (2)-year anniversary of the Closing Date, all amounts then held in the Diamond Y Escrow Account shall be released from the Diamond Y Escrow Account, less the amount of any Damages for which reductions have already been made out of the Diamond Y Escrow Account pursuant to the terms of the Escrow Agreement or for which there are indemnification claims then pending.

11.9 Limitations on Indemnification. Notwithstanding anything to the contrary contained in this Agreement: (A) an indemnifying party shall not be liable for any claim for indemnification pursuant to Sections 11.1(a) or 11.2(a), unless and until the aggregate amount of Damages which may be recovered from the indemnifying party equals or exceeds, in the aggregate, one percent (1%) of the Purchase Price (the “Basket”), it being agreed and understood that, if such amount is exceeded, then such indemnifying party shall be liable to the full extent of the indemnification obligations, including those not in excess of the Basket; (B) the maximum aggregate amount of all Damages which may be recovered from an Indemnitor arising out of or resulting from the causes set forth in Sections 11.1(a) or 11.2(a) shall be an amount equal to the then existing value of the Escrow Amount, and (C) the maximum aggregate amount of all Damages which may be recovered from an Indemnitor arising out of or resulting from the causes set forth in Section 11.2(c) shall be an amount equal to the amount then remaining in the Diamond Y Escrow Account. The foregoing limitations do not apply to indemnities and reimbursements under Section 11.2(a) relating to any breach of any representation or warranty set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.12, 3.14 and 3.21.

11.10 Sole Remedy. After the Closing Date, no party shall have liability under this Agreement except as is provided in Article 7 or this Article 11, as applicable. In addition, no party shall be required to indemnify another party under Article 7 or this Article 11 for any item to the extent such liability has already been taken into account as an adjustment to the Purchase Price pursuant to Section 1.3.

11.11 Reductions. The amount of any Damages for which indemnification is provided pursuant to Section 11.1 or Section 11.2 shall be reduced (but not below zero) by (a) any related recoveries that the Regency Parties or the HEP Parties, as applicable, actually realize or receive under insurance policies or other related payments received or receivable from third parties, and (b) any Tax benefits actually realized in or prior to the year such indemnity payment is made through a Tax refund or reduction in Taxes otherwise payable by the Regency Parties, HEP Parties or any of their affiliates prior to the indemnity payment and on account of the matter resulting in such Damages or the payment of such Damages.

11.12 Mitigation. Regency and Regency Sub acknowledge and agree that HEP shall not have any liability under any provision of this Agreement with respect to the portion of any Damages that relates to action by Regency, the Hoover LLCs or the Subsidiaries after Closing. An indemnified party shall take and shall cause its affiliates to take all commercially reasonable steps to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Damages. An indemnified party shall use commercially reasonable efforts to pursue all insurance claims to which it may be entitled in connection with any Damages it incurs. Any party required to make a payment under this Article 11 shall be subrogated, to the extent of such payment, to the rights of the claimant for reimbursement or indemnification against third parties relating to the claim on which such payment has been based.

11.13 Waiver of Certain Damages. EACH OF THE PARTIES WAIVES ANY RIGHT IT MAY HAVE TO RECEIVE EXEMPLARY DAMAGES, INDIRECT DAMAGES, INCIDENTAL DAMAGES, SPECIAL DAMAGES, CONSEQUENTIAL DAMAGES, LOST PROFITS, MULTIPLES OF CASH FLOW, REVENUE, OR EBITDA, AND/OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THE WAIVER SET FORTH IN THIS SECTION 11.13 SHALL NOT APPLY TO ANY EXEMPLARY DAMAGES, CONSEQUENTIAL DAMAGES AND/OR PUNITIVE DAMAGES ARISING OUT OF CLAIMS BY THIRD PARTIES.

11.14 Express Negligence Rule. THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. REGENCY, REGENCY SUB AND HEP ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

ARTICLE 12

MISCELLANEOUS

12.1 Expenses. Regardless of whether the transactions contemplated hereby are consummated, each party hereto shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

12.2 Knowledge. When a representation or warranty contained herein or in any certificate or document delivered in connection herewith is made to the “knowledge of HEP,” that phrase means the actual awareness of factual information, after due inquiry, of the individuals listed in Section 12.2 of the Disclosure Schedule.

12.3 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by electronic mail, as follows:

If to HEP, addressed to:

Hoover Energy Partners LP.

Three Allen Center

333 Clay Street Suite 3650

Houston, TX 77002

Attention: Richard A. Hoover

E-mail: rhoover@hooverenergy.com

with a copy to:

McGuireWoods LLP

600 Travis Street, Suite 7500

Houston, Texas 77002

Attention: David L. Ronn

E-mail: dronn@mcguirewoods.com

If to Regency, addressed to:

Regency Energy Partners LP

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

Attention: Legal Department

E-mail: frances.kilborne@regencygas.com

with a copy to:

Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, Texas 77002

Attention: Mark Young

E-mail: markyoung@akllp.com

If to Regency Sub, addressed to:

Regency HEP LLC, c/o Regency Energy Partners LP

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

Attention: Legal Department

E-mail: frances.kilborne@regencygas.com

with a copy to:

Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, Texas 77002

Attention: Mark Young

E-mail: markyoung@akllp.com

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by electronic mail shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

12.4 No Negotiations. Until the first to occur of the Closing or termination of this Agreement pursuant to the provisions of Article 10, HEP shall not initiate or participate in discussions with, or otherwise solicit from, any person or entity any proposals or offers relating to the disposition of the Interests or its indirect equity interest in the Subsidiaries or the merger or consolidation of the Hoover LLCs or any of the Subsidiaries with any other person or entity.

12.5 Governing Law. This Agreement and all matters arising from or relating to this Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law.

12.6 Submission to Jurisdiction; Waiver of Venue. EACH PARTY HERETO HEREBY CONSENTS TO, AND CONFERS EXCLUSIVE JURISDICTION UPON THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HARRIS COUNTY, TEXAS, AND APPROPRIATE APPELLATE COURTS THEREFROM, OVER ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN. EACH PARTY HERETO HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY SUCH ACTION THAT IT IS NOT SUBJECT TO SUCH JURISDICTION OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THOSE COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY THOSE COURTS OR THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT SUCH ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF SUCH ACTION IS IMPROPER. SERVICE OF PROCESS IN ANY SUCH ACTION MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE STATE OF TEXAS, AS PROVIDED IN THIS AGREEMENT.

12.7 Prevailing Party. If any litigation or other court action is commenced by any party hereto to enforce its rights under this Agreement against any other party, all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred by the prevailing party in such litigation, action, arbitration, or proceeding shall be reimbursed by the losing party; provided, that if a party to such litigation or action prevails in part, and loses in part, the court or other adjudicator presiding over such litigation or action shall award a reimbursement of the fees, costs and expenses incurred by such party on an equitable basis.

12.8 Public Statements. The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other parties, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law.

12.9 Form of Payment. All payments hereunder shall be made in United States dollars and, unless the parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be received by wire or interbank transfer of immediately available funds by 12:00 noon Houston, Texas time on the date such payment is due to such account as the party receiving payment may designate at least three (3) business days prior to the proposed date of payment.

12.10 Entire Agreement; Amendments and Waivers. This Agreement and the Constituent Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Letter which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing in accordance with its terms. Each party to this Agreement agrees that (a) no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the Constituent Documents, and (b) such party has not relied upon any representation, warranty, covenant or agreement relating to the transactions contemplated by the Constituent Documents, other than those referred to in clause (a) above. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

12.11 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party and any prohibited assignment shall be void ab initio. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

12.12 Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, HEP, Regency and Regency Sub shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

12.13 Multiple Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or .pdf), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.14 Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance. If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement. Any reference to any law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified. The word “including” means “including without limitation.” The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the writing has been delivered.

EXECUTED as of the date first set forth above.

HOOVER ENERGY PARTNERS LP

By:	/s/ Richard A. Hoover
Name:	Richard A. Hoover
Title:	President

REGENCY ENERGY PARTNERS LP

By:	Regency GP LP, its general partner

	By:	Regency GP LLC, its general partner

	By:	/s/ Thomas E. Long
	Name:	Thomas E. Long
	Title:	Chief Financial Officer and
Executive Vice President

REGENCY HEP LLC

By:	Regency Gas Services LP, its sole member

	By:	Regency OLP GP LLC, its general partner

	By:	/s/ Thomas E. Long
	Name:	Thomas E. Long
	Title:	Vice President

Exhibit A

BILL OF SALE

This Bill of Sale dated as of [            ], 2013, (this “Instrument”) is made, executed and delivered by Hoover Energy Partners LP, a Delaware limited partnership (“HEP”), in favor of Regency HEP LLC, a Delaware limited liability company (“Regency Sub”).

WHEREAS, HEP, Regency Sub and Regency Energy Partners LP have entered into that certain Contribution Agreement, dated as of the date hereof (the “Contribution Agreement”); and

NOW, THEREFORE, in consideration of the premises above and the mutual agreements set forth in the Contribution Agreement, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Bill of Sale and Assignment of Assets. HEP hereby contributes, transfers, conveys, assigns, grants, bargains, sets over, releases, delivers, vests and confirms unto Regency Sub and its successors and assigns, forever, the entire right, title and interest, free and clear of all Liens, in and to any and all of the Interests (as defined in the Contribution Agreement).

2. Further Assurances. HEP hereby covenants and agrees that, at any time and from time to time after the date of this Instrument, at Regency Sub’s request, HEP will execute and deliver such documents and instruments of conveyance and transfer as Regency Sub may reasonably request in order to consummate more effectively the contribution and acceptance of the Interests as contemplated by the Contribution Agreement and to vest in Regency title to the Interests transferred under this Instrument.

Miscellaneous Provisions.

(a) Successors in Interest. This Instrument shall be binding upon and inure to the benefit of the parties and their respective permitted successors, permitted assigns and legal representatives.

(b) Number; Gender; Captions. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders. Titles and captions of or in this Instrument are inserted only as a matter of convenience and for reference and in no way affect the scope or intent of this Instrument.

(c) Applicable Law. This Instrument shall be governed by and construed in accordance with the Laws of the State of Texas.

(d) Severability. If any provision of this Instrument shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Instrument shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

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(e) Amendment. This Instrument may not be amended except by an instrument in writing signed by Regency Sub and HEP.

(f) Counterparts. This Instrument may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument, and it shall not be necessary in making proof of this Instrument or its terms to produce or account for more than one of such copies.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Bill of Sale has been executed by the parties as of the date first above written.

HEP:

HOOVER ENERGY PARTNERS LP

By:
Name:	Richard A. Hoover
Title:	President

REGENCY HEP LLC

By:	Regency Gas Services LP, its sole member

	By:	Regency OLP GP LLC, its general partner
By:
Name:
Title:

1

Exhibit 2.1b

EXHIBIT B

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”), dated as of             , 20    , is made and entered into by and among Regency Energy Partners LP, a Delaware limited partnership (“Regency”), Regency HEP LLC, a Delaware limited liability company (“Regency Sub”), Hoover Energy Partners LP, a Delaware limited partnership (“HEP”) and                     , a                     , as escrow agent (“Escrow Agent”). Regency, Regency Sub, HEP and Escrow Agent are sometimes individually referred to herein as a “Party” and together as the “Parties.” Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the Contribution Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Regency, Regency Sub, and HEP have entered into that certain Contribution Agreement, dated as of December 22, 2013 (the “Contribution Agreement”), pursuant to which HEP has agreed to contribute all of the membership interests in the Hoover LLCs to Regency Sub in exchange for a purchase price comprised of cash and Purchase Price Units of Regency, upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to and subject to the limitations set forth in the Contribution Agreement, HEP may be required to indemnify the Regency Parties for certain Damages;

WHEREAS, pursuant to Section 2.3 of the Contribution Agreement, at the Closing, a number of Purchase Price Units in HEP’s name comprising the Escrow Units shall be delivered by Regency to the Escrow Agent to be held in escrow hereunder, and a portion of the Cash Purchase Price equal to the Diamond Y Escrow Deposit shall be delivered by Regency Sub to the Escrow Agent to be held in escrow hereunder;

WHEREAS, pursuant to Sections 11.7 and 11.8 of the Contribution Agreement, all or a portion of the Escrow Amount will be released to HEP and/or all or a portion of the Escrow Units will be sold by Escrow Agent on behalf of HEP, with the proceeds thereof used to satisfy indemnification obligations of HEP to the Regency Parties under Section 11.2 of the Contribution Agreement (other than Section 11.2(c)), as set forth herein;

WHEREAS, pursuant to Sections 11.7 and 11.8 of the Contribution Agreement, all or a portion of the Diamond Y Escrow Amount will be released to HEP and/or to the Regency Parties to satisfy indemnification obligations of HEP under Section 11.2(c) of the Contribution Agreement, as set forth herein;

WHEREAS, Regency, Regency Sub, and HEP desire that Regency place the Escrow Units and the Diamond Y Escrow Deposit in escrow in accordance with Section 2.3 of the Contribution Agreement; and

WHEREAS, Regency, Regency Sub, and HEP desire that Escrow Agent act as escrow agent in accordance with the terms hereof, and Escrow Agent is willing to act in such capacity.

NOW THEREFORE, in consideration of the premises and covenants and agreements stated herein the Parties intending to be legally bound, hereby agree as follows:

1. Escrow Agent Appointment. Regency, Regency Sub, and HEP hereby appoint and designate                     , a                     , as Escrow Agent to receive, hold, sell (if required hereunder) and distribute the Escrow Units and any subsequent deposits thereto and any distributions, income, interest or other amounts received thereon (collectively, the “Escrow Amount”) and the Diamond Y Escrow Deposit and any earnings thereon (the “Diamond Y Escrow Amount”), each in accordance with the terms of this Agreement. Escrow Agent hereby accepts its appointment as Escrow Agent and agrees to receive, hold, administer, sell (if required hereunder), invest and disburse the Escrow Amount and the Diamond Y Escrow Amount in accordance with the terms of this Agreement.

2. Establishment of Escrow. Following the execution of this Agreement, the Escrow Units and the Diamond Y Escrow Deposit will be delivered by Regency or Regency Sub to Escrow Agent. Escrow Agent hereby agrees, upon receipt of the Escrow Units and the Diamond Y Escrow Deposit, to act as escrow agent and to hold, safeguard and disburse the Escrow Amount and the Diamond Y Escrow Amount pursuant to the terms and conditions hereof.

3. Investment of Funds; Tax Treatment. Escrow Agent shall invest any cash portion of the Escrow Amount and the Diamond Y Escrow Amount, without distinction between principal and income, in (i) United States Treasury Bills (or an investment portfolio or fund investing only in United States Treasury Bills), (ii) commercial paper rated in the highest grade by a nationally recognized credit rating agency, (iii) money market funds (so long as such money market fund is rated AAA by a nationally recognized credit rating agency) or (iv) any combination thereof, with the income from such investments being held by Escrow Agent as part of the Escrow Amount or the Diamond Y Escrow Amount, as applicable. Escrow Amount and the Diamond Y Escrow Amount investments shall remain so invested until receipt by Escrow Agent of a written instruction signed by each of Regency and HEP directing Escrow Agent to change such investment or an instruction in accordance with Section 4 or Section 6 below, as applicable.

The Parties agree that HEP shall be treated as the owner of the Escrow Amount and any earnings on or distributions in respect to the Escrow Amount for federal and state income tax purposes. The Parties agree that Regency Sub shall be treated as the owner of the Diamond Y Escrow Amount and any earnings on or distributions in respect to the Diamond Y Escrow Amount for federal and state income tax purposes.

Escrow Agent shall have no obligation to invest or reinvest any cash portion of the Escrow Amount or the Diamond Y Escrow Amount on the day of deposit if deposited with Escrow Agent after 11:00 a.m. (E.S.T.), but shall invest or reinvest the Escrow Amount or the Diamond Y Escrow Amount, as applicable, on the following Business Day (the “Next Business Day”). All instructions received under this Agreement after 11:00 a.m. (E.S.T.) will be treated as if received on the Next Business Day and any actions required to be taken in accordance with such instructions shall occur on the Next Business Day.

Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever Escrow Agent shall be required to release the Escrow Amount or the Diamond Y Escrow Amount, as applicable, pursuant to the terms hereof. Requests (or instructions) received after 11:00 a.m. (E.S.T.) by Escrow Agent to liquidate the Escrow Amount or the Diamond Y Escrow Amount will be treated as if received on the Next Business Day. Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrow Amount or the Diamond Y Escrow Amount. Any distributions, interest, income or other amounts received on such investment and reinvestment of the Escrow Amount or the Diamond Y Escrow Amount shall become part of the Escrow Amount or the Diamond Y Escrow Amount, as applicable. It is agreed and understood that Escrow Agent may earn reasonable fees associated with the investments outlined above.

4. Disbursements of Escrow Amount.

(a) Purpose. The Escrow Amount shall be held in escrow by the Escrow Agent hereunder to secure and provide for the payment of any obligations of HEP to indemnify any Regency Party for Damages under Article 11 of the Contribution Agreement (other than pursuant to Section 11.2(c)).

(b) Indemnification Claims. If any Regency Party asserts a claim for payment from HEP in respect of any Damages under Section 11.2 of the Contribution Agreement (other than pursuant to Section 11.2(c)), such Regency Party shall deliver a copy of the written notice required under Section 11.3 of the Contribution Agreement to the Escrow Agent. HEP and such Regency Party shall resolve any disagreement relating to such indemnification claim in accordance with the terms of the Contribution Agreement. Within five (5) business days after resolution between HEP and such Regency Party of such indemnification claim, whether by mutual agreement or by litigation, HEP and Regency shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to liquidate, on behalf of HEP and in accordance with the provisions of Section 5 below, such number of Purchase Price Units comprising the Escrow Units as shall be necessary (taking into account any cash or cash equivalent amounts then comprising the Escrow Amount) to satisfy the payment of such indemnification claim. Upon resolution of any disagreement relating to any such indemnification claim by litigation, if HEP does not timely provide such joint instruction, Regency may provide Escrow Agent a sole written instruction, which shall certify and attach a copy of the final, unappealable judgment of the relevant court, directing the Escrow Agent to liquidate, on behalf of HEP and in accordance with the provisions of Section 5 below, such number of Purchase Price Units comprising the Escrow Units as shall be necessary (taking into account any cash or cash equivalent amounts then comprising the Escrow Amount) to satisfy the payment of such indemnification claim. Upon receipt of such joint or sole notice, Escrow Agent shall promptly liquidate the necessary number of Purchase Price Units in accordance with the provisions of Section 5 below and pay the full amount of such Damages to such Regency Party. Regency agrees that it will endeavor to make only one (1) aggregate claim for payment of any and all indemnification claims under Article 11 of the Contribution Agreement (other than Section 11.2(c)), and in any event will make no more than three (3) such claims for payment (each of which claims for payment will be for any and all resolved indemnification claims up to the point of such payment).

(c) Scheduled Disbursement of Escrow Amount. On the one (1) year anniversary of the date hereof, any remaining Escrow Amount then held by the Escrow Agent, less all any amounts required to provide for the potential payment of any then pending claims for indemnification of Damages under Article 11 of the Contribution Agreement (other than pursuant to Section 11.2(c)), shall be distributed by the Escrow Agent to HEP. If on such date any claims for indemnification are pending, Escrow Agent shall make such partial distribution only pursuant to a joint written instruction from Regency and HEP. Upon resolution and payment in full of any such then pending claims for indemnification of Damages, any and all remaining Escrow Amount shall be promptly distributed by the Escrow Agent to HEP.

(d) Manner of Disbursements. All disbursements to Regency shall be made by Escrow Agent in cash in accordance with the wire transfer instructions set forth on Exhibit B hereto. All disbursements of cash amounts to HEP shall be made by Escrow Agent in accordance with the wire transfer instructions set forth on Exhibit B hereto, and all disbursements of Purchase Price Units to HEP shall be made by Escrow Agent by delivery of a certificate or certificates evidencing such Purchase Price Units to the address for HEP set forth in Section 12 or, if such Purchase Price Units are held in book entry form, by book entry in accordance with applicable procedures.

5. Manner of Sale of Escrow Units.

(a) The Parties acknowledge that the Purchase Price Units comprising the Escrow Units were issued in a private placement and are “restricted securities” as such term is defined in Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended. The Parties also acknowledge that such Purchase Price Units are subject to a Lock-Up Agreement pursuant to which HEP has agreed not to sell any such Purchase Price Units publicly for a period of 180 days after the date hereof or, if earlier, the date on which a resale registration statement relating to the resale of such Purchase Price Units by or on behalf of HEP filed by Regency with the Securities and Exchange Commission becomes effective. The Parties agree that, notwithstanding any other provisions hereof, no sales of any such Purchase Price Units will be made by the Escrow Agent on behalf of HEP pursuant to the terms of this Agreement prior to the date that is the earlier of 180 days after the date hereof or the effective date of such resale registration statement, and that any and all such sales shall be made in compliance with Rule 144 or such effective resale registration statement.

(b) HEP represents and warrants to the other Parties hereto that is it not currently an “affiliate” of Regency, as such term is used in Rule 144, and covenants and agrees that until the escrow provided for hereunder terminates, it shall not become an affiliate of Regency.

(c) If Escrow Agent shall be required to liquidate or sell any Purchase Price Units pursuant to the terms hereof, Regency and HEP shall negotiate in good faith to agree upon joint written instructions regarding the manner of any such liquidation or sale. Upon agreement of such joint written instructions, Regency and HEP shall provide such joint written instructions to Escrow Agent, and Escrow Agent shall effect such liquidation or sale only in accordance with such instructions. If Regency and HEP have been unable to agree upon such joint written instructions within 30 days, Regency may provide sole written instructions to Escrow Agent directing Escrow Agent to liquidate or sell such Purchase Price Units in such manner as Escrow Agent determines in its sole and absolute discretion will be likely to maximize the sale proceeds therefrom and will not be reasonably likely to materially adversely affect the market price of the Common Units, provided that Escrow Agent shall have no liability to the other Parties hereto with respect to its exercise of such discretion. In no event shall Escrow Agent liquidate or sell in any trading day an amount of Common Units in excess of 25% of the average daily trading volume of the Common Units over the prior 90 calendar day period unless otherwise instructed to do so by joint written instruction from Regency and HEP. Notwithstanding the foregoing, Regency and HEP agree that HEP, at its sole discretion, may pay in cash any indemnification claims pursuant to Section 11 of the Contribution Agreement in lieu of such liquidation or sale of the Purchase Price Units pursuant to this Agreement.

(d) HEP hereby irrevocably appoints Escrow Agent as HEP’s attorney-in-fact, with full authority in the place and stead of HEP and in the name of HEP or otherwise, from time to time in Escrow Agent’s discretion upon the occurrence any event requiring the liquidation or sale of any Purchase Price Units held by Escrow Agent hereunder, to take any action and to execute any assignment, certificate, stock power, notification, document or instrument which Escrow Agent may deem necessary or advisable to accomplish such liquidation or sale or any other purpose of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to HEP representing any distribution, dividend, interest payment or other distribution in respect of the Escrow Amount or any part thereof and to give full discharge for the same.

6. Disbursements of Diamond Y Escrow Amount.

(a) Purpose. The Diamond Y Escrow Amount shall be held in escrow by the Escrow Agent hereunder to secure and provide for the payment of any obligations of HEP to indemnify any Regency Party for Damages under Section 11.2(c) of the Contribution Agreement.

(b) Indemnification Claims. If any Regency Party asserts a claim for payment from HEP in respect of any Damages under Section 11.2(c) of the Contribution Agreement, such Regency Party shall deliver a copy of the written notice required under Section 11.3 of the Contribution Agreement to the Escrow Agent. HEP and such Regency Party shall resolve any disagreement relating to such indemnification claim in accordance with the terms of the Contribution Agreement. Within five (5) business days after resolution between HEP and such Regency Party of such indemnification claim, whether by mutual agreement or by litigation, HEP and Regency shall deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to distribute to such Regency Party the amount of such Damages from the Diamond Y Escrow Amount to satisfy the payment of such indemnification claim. Upon resolution of any disagreement relating to any such indemnification claim by litigation, if HEP does not timely provide such joint instruction, Regency may provide Escrow Agent a sole written instruction, which shall certify and attach a copy of the final, unappealable judgment of the relevant court, directing the Escrow Agent to distribute to such Regency Party the amount of such Damages from the Diamond Y Escrow Amount to satisfy the payment of such indemnification claim. Upon receipt of such joint or sole notice, Escrow Agent shall promptly distribute to the indicated Regency party the specified amount (but not in excess of any funds then remaining as the Diamond Y Escrow Amount).

(c) Scheduled Disbursement of Escrow Amount. On the two (2) year anniversary of the date hereof, any remaining Diamond Y Escrow Amount then held by the Escrow Agent, less all any amounts required to provide for the potential payment of any then pending claims for indemnification of Damages under Section 11.2(c) of the Contribution Agreement, shall be distributed by the Escrow Agent to HEP. If on such date any claims for indemnification are pending, Escrow Agent shall make such partial distribution only pursuant to a joint written instruction from Regency and HEP. Upon resolution and payment in full of any such then pending claims for indemnification of Damages, any and all remaining Diamond Y Escrow Amount shall be promptly distributed by the Escrow Agent to HEP.

(d) Manner of Disbursements. All disbursements to Regency shall be made by Escrow Agent in cash in accordance with the wire transfer instructions set forth on Exhibit B hereto. All disbursements of cash amounts to HEP shall be made by Escrow Agent in accordance with the wire transfer instructions set forth on Exhibit B hereto.

7. Termination of Escrow. The escrow provided for hereunder shall terminate upon the earlier to occur of the following:

(a) upon the mutual written consent of Regency and HEP (written notice of which shall be given to Escrow Agent); or

(b) upon the later of (i) the disbursement of all of the Escrow Amount pursuant to Section 4 of this Agreement and (ii) the disbursement of all of the Diamond Y Escrow Amount pursuant to Section 4 of this Agreement.

8. Escrow Agent. In performing its duties under this Agreement or upon the claimed failure to perform its duties hereunder, Escrow Agent shall have no liability, except for its acts of recklessness, fraud, willful misconduct or gross negligence. Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Amount and the Diamond Y Escrow Amount in accordance with the terms of this Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein or in any notice given to it under this Agreement in accordance with Section 12 of this Agreement. Escrow Agent shall be entitled to rely upon and shall be protected in acting upon any request, instructions, statement or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or Parties purporting to sign the same and to conform to the provisions of this Agreement. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. Escrow Agent shall not be obligated to take any legal action or to commence any proceeding in connection with the Escrow Amount or any account in which the Escrow Amount and the Diamond Y Escrow Amount is deposited or this Agreement, or to appear in, prosecute or defend any such legal action or proceedings. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully protected from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Regency and HEP, jointly and severally, shall promptly pay upon demand the reasonable fees and expenses of any such counsel; provided, however, Regency and HEP agree that such fees and expenses shall be borne equally between Regency and HEP. Escrow Agent shall have no obligations or responsibilities in connection with the Contribution Agreement, or any other agreement between the Parties, other than this Agreement.

9. Indemnification. From and at all times after the date of this Agreement, Regency and HEP, jointly and severally, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs, penalties, fines, judgments and expenses of any kind or nature whatsoever (including reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify Regency and HEP in writing, and such Indemnified Party shall assume the defense thereof, including the employment of counsel; provided, however, that such counsel shall be reasonably acceptable to Regency and HEP, and Regency and HEP shall be responsible for the fees and expenses of such counsel referred to in the foregoing sentence. All such fees and expenses payable by Regency and HEP pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by Regency and HEP, jointly and severally, upon demand by such Indemnified Party. As between Regency and HEP, such losses, damages, costs and expenses shall be borne equally between Regency and HEP. The obligations of Regency and HEP under this Section 8 shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

The Parties agree that neither the payment by Regency or HEP of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the Escrow Amount or the Diamond Y Escrow Amount in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify or affect, as between Regency and HEP, the respective rights and obligations of Regency and HEP under this Agreement. Regency and HEP agree among themselves that any obligation for indemnification under this Section 8 shall be borne by Regency and HEP in proportion to Regency’s and HEP’s respective responsibility, if any, of such loss, damage, liability, cost or expense for which Escrow Agent is entitled to indemnification, the causation to be determined by mutual agreement, arbitration (if Regency and HEP agree in writing to submit the dispute to arbitration) or litigation; provided, however, that if no such Party is determined to be responsible for such loss, damage, liability, cost or expense, any obligation for indemnification under this Section 8 shall be borne equally between Regency and HEP.

10. Disputes. If, at any time, there shall exist any dispute between Regency and HEP with respect to the holding or disposition of any portion of the Escrow Amount or the Diamond Y Escrow Amount or any other obligations of Escrow Agent hereunder, or if at any time Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, the proper disposition of any portion of the Escrow Amount or Escrow Agent’s proper actions with respect to its obligations hereunder, or if Regency and HEP have not, within thirty (30) calendar days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 10 below, appointed a successor escrow agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a) suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor escrow agent shall have been appointed (as the case may be) as evidenced by written instructions executed by Regency and HEP;

(b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in Texas, for instructions with respect to such dispute or uncertainty, and pay into or deposit with such court all disputed escrow amounts held by it as the Escrow Amount or the Diamond Y Escrow Amount for holding and disposition in accordance with the instructions of such court.

Escrow Agent shall have no liability to Regency, Regency Sub, HEP or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held as the Escrow Amount or the Diamond Y Escrow Amount or any delay in or with respect to any other action required or requested of Escrow Agent.

11. Resignation or Removal of Escrow Agent. Escrow Agent may resign from the performance of its duties hereunder at any time by giving ten (10) Business Days’ prior written notice to Regency and HEP or may be removed, with or without cause, by Regency and HEP, acting jointly, at any time by the giving of ten (10) Business Days’ prior written notice to Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor escrow agent as provided herein. Upon any such notice of resignation or removal, Regency and HEP, acting jointly, shall appoint a successor escrow agent hereunder, which shall be a commercial bank, trust seller or other financial institution with a combined capital and surplus in excess of $100,000,000, unless otherwise agreed by Regency and HEP as evidenced by written instructions executed by Regency and HEP. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor escrow agent, such successor escrow agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent’s resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

12. Fees. Regency and HEP shall compensate Escrow Agent for its services hereunder in accordance with Exhibit A attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys’ fees, travel expenses, telephone and facsimile transmission costs, postage, copying charges and the like (collectively, the “Fees”). All of the compensation and reimbursement obligations set forth in this Section 11 shall be payable upon demand by Escrow Agent and, with respect to Escrow Agent, shall be a joint and several obligation of Regency and HEP. Regency and HEP agree that the Fees shall be borne equally between Regency and HEP, and the Fees payable by HEP may be deducted from the Escrow Amount otherwise required to be distributed to HEP. The obligations of Regency and HEP under this Section 11 shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

13. Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party to the other parties (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by electronic mail, as follows:

To Regency or
Regency Sub:	Regency Energy Partners LP
2001 Bryan Street, Suite 3700
Dallas, Texas 75201
Attn: Legal Department
E-mail: frances.kilborne@regencygas.com

with a copy to:	Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attn: Mark Young
E-mail: markyoung@akllp.com

To HEP:	Hoover Energy Partners LP
Three Allen Center
333 Clay Street, Suite 3650
Houston, TX 77002
Attention: Richard A. Hoover
E-mail: rhoover@hooverenergy.com

with a copy to:	McGuireWoods LLP
600 Travis Street, Suite 7500
Houston, Texas 77002
Attention: David L. Ronn
E-mail: dronn@mcguirewoods.com

To Escrow Agent:	[name]
[Address]
[City, State]
Attn:
E-mail:

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by electronic mail shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

14. Exhibits. The Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

15. Assignment; Successors in Interest. No assignment or transfer by any Party of such Party’s rights and obligations under this Agreement will be made except with the prior written consent of the other Parties to this Agreement; provided that Regency and Regency Sub shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one or more Affiliates of Regency or Regency Sub. This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

16. Number; Gender. Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

17. Captions; Construction. The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Exhibits are references to Exhibits to this Agreement. Unless the context of this Agreement otherwise clearly requires, the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”.

18. Controlling Law; Amendment. This Agreement will be governed by and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

19. Submission to Jurisdiction; Waiver of Venue. EACH PARTY HERETO HEREBY CONSENTS TO, AND CONFERS EXCLUSIVE JURISDICTION UPON THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HARRIS COUNTY, TEXAS, AND APPROPRIATE APPELLATE COURTS THEREFROM, OVER ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN. EACH PARTY HERETO HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY SUCH ACTION THAT IT IS NOT SUBJECT TO SUCH JURISDICTION OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THOSE COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY THOSE COURTS OR THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT SUCH ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF SUCH ACTION IS IMPROPER. SERVICE OF PROCESS IN ANY SUCH ACTION MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE STATE OF TEXAS, AS PROVIDED IN THIS AGREEMENT.

20. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

21. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.

22. Waiver. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

23. Integration. This Agreement and the documents executed pursuant to this Agreement and the Contribution Agreement supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement.

24. Miscellaneous. Escrow Agent does not have any interest in the Escrow Amount deposited hereunder but is serving as escrow holder only and having only possession thereof. Regency and HEP shall pay or reimburse Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Amount (other than taxes related to fees paid to Escrow Agent hereunder) incurred in connection herewith and shall indemnify and hold harmless Escrow Agent from any amounts that it is obligated to pay in the way of such taxes. Regency and HEP agree that such expenses shall be borne equally between Regency, on the one hand, and HEP, on the other, provided that HEP shall be solely responsible for any transfer or other taxes relating to or arising from any sale or other liquidation of any Escrow Amount by Escrow Agent pursuant to the terms hereof. Any payments of income from this Escrow Amount shall be subject to withholding regulations then in force with respect to United States taxes, recognizing that no withholding may apply on distributions to HEP of the Escrow Units as a result of HEP’s treatment as owner of the Escrow Units for tax purposes and its reporting of income from such Units as its income for federal and state tax purposes. HEP will provide Escrow Agent with appropriate W-9 forms for tax I.D. in the form attached hereto as Exhibit C, number certifications, or W-8 forms for non-resident alien certifications. This paragraph shall survive notwithstanding any termination of this Agreement or the resignation or removal of Escrow Agent. Each Party hereby represents and warrants (a) that this Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Agreement by the Parties does not and will not violate any applicable law or regulation.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

[ESCROW AGENT]

By:
Name:
Title:

REGENCY ENERGY PARTNERS LP

	By:	Regency GP LP, its general partner

		By:	Regency GP LLC, its general partner

By:
Name:
Title:

REGENCY HEP LLC

	By:	Regency GP LP, its general partner

		By:	Regency GP LLC, its general partner

By:
Name:
Title:

HOOVER ENERGY PARTNERS LP

By:
Name:
Title:

[Escrow Agreement Signature Page]

EXHIBIT A

FEES

[to come]

A-1

EXHIBIT B

WIRE TRANSFER INSTRUCTIONS

REGENCY:

[Wire Transfer Instructions]

HEP:

[Wire Transfer Instructions]

B-1

EXHIBIT C

W-9

C-1

Exhibit 2.1c

EXHIBIT C

NON-COMPETITION AGREEMENT

(HEP)

This NON-COMPETITION AGREEMENT (this “Agreement”) is made and entered into as of [—], by and among Regency Energy Partners LP, a Delaware limited partnership (“Regency”), Regency HEP LLC, a Delaware limited liability company (“Regency Sub”) and Hoover Energy Partners LP (“HEP”).

RECITALS:

A. Contemporaneously with the execution and delivery hereof, Regency, Regency Sub and HEP are closing the transactions contemplated by the Contribution Agreement dated December 22, 2013 (the “Contribution Agreement”) pursuant to which, subject to the terms thereof, HEP will contribute to Regency Sub all of the membership interests in Hoover Energy Texas LLC, Hoover Energy Texas Crude LLC, Hoover Pecos River Limited Partner LLC and Hoover Pecos River General Partner LLC, all Texas limited liability companies (collectively, the “Hoover LLCs”), and Regency Sub will accept all of the membership interests of the Hoover LLCs.

B. HEP will receive significant benefits upon the closing of the Contribution Agreement, including the consideration to be received by HEP pursuant to the Contribution Agreement.

C. The Contribution Agreement requires HEP to enter into this Agreement with Regency and Regency Sub as a condition precedent to the consummation of the transactions contemplated thereby; this Agreement is a material inducement to Regency and Regency Sub to enter into the Contribution Agreement and consummate the transactions contemplated thereby; and Regency and Regency Sub would be unwilling to enter into the Contribution Agreement and consummate such transactions if HEP did not enter into this Agreement.

Accordingly, in consideration of the foregoing, the premises, the mutual covenants and restrictions contained herein and in the Contribution Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Regency, Regency Sub and HEP hereby agree as follows:

1. Capitalized Terms. Except as otherwise specified in this Agreement, all capitalized terms used but not otherwise defined herein, including in the recitals hereto, shall have the meanings ascribed to such terms in the Contribution Agreement.

2. Consideration. In consideration of HEP entering into and abiding by the terms of this Agreement, Regency and Regency Sub agree, subject to the terms and conditions set forth therein, to consummate the transactions contemplated in the Contribution Agreement.

3. Covenant Not To Compete. HEP covenants and agrees with Regency and Regency Sub that, effective as of the Closing Date and for a period of two (2) years thereafter,

without the consent of Regency, HEP will not, and will not permit any of HEP’s Affiliates to, directly or indirectly, engage in oil and natural gas gathering and transportation in Loving, Pecos, Reeves and Ward Counties in the State of Texas (such activities are referred to collectively as the “Business”), or assist any Person to do the same. HEP acknowledges and agrees that the words “directly or indirectly” include HEP or any of HEP’s Affiliates competing individually or in partnership or jointly or in conjunction with any Person or as principal, agent, lender, creditor, advisor, consultant, owner, partner, independent contractor, shareholder or in any manner whatsoever. As used herein, the term “Affiliate” of a Person means trust, corporation, general partnership, limited partnership, limited liability company or other entity controlled by, directly or indirectly, such person. Control shall include being a manager, general partner, or similar position of authority with respect to such entity, or ownership of 5% or more of the voting equity interests in such entity.

4. Covenant Not to Solicit Employees. In addition, consistent with the foregoing, HEP further agrees that, effective as of the Closing Date and for a period of one (1) year thereafter, HEP will not solicit or recruit for employment any Person who was as of the date of the execution and delivery of the Contribution Agreement or as of the Closing Date an employee of HEP or Staff One HR, LLC or their respective Affiliates, to the extent such employee was employed in the Business, or otherwise solicit or induce any such Person to terminate his or her employment with the Hoover LLCs, Regency or its Affiliates (provided that this sentence shall not prohibit placing advertisements in publications of general circulation that solicit employment and that are not specifically targeted to such persons and recruiting the persons who respond thereto).

5. Reasonableness and Opportunity to Consult With Counsel. HEP acknowledges that this covenant not to compete is being provided as an inducement to Regency and Regency Sub to acquire all of the membership interests in the Hoover LLCs and that this Agreement contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Regency, Regency Sub and their Affiliates. The terms and scope of the covenants contained in Sections 3 and 4 are considered by the parties hereto to be (i) fair, reasonable and necessary for the protection of the legitimate business interests of Regency, Regency Sub and their Affiliates and the conduct of the Business, (ii) not injurious to the public and (iii) appropriate based on the nature of the Business. Regency and HEP have been represented by counsel throughout the negotiation of this Agreement (or have had the opportunity to be represented by counsel) and have had the opportunity to consult with counsel about every provision of this Agreement.

6. Equitable Relief. The parties mutually acknowledge and agree that if a violation of any covenant contained in Section 3 or 4 occurs, such violation may cause irreparable injury to Regency or its Affiliates and the remedy at law for any such violation will be inadequate. HEP agrees that, upon any breach or anticipated breach by HEP (or its Affiliates) of any of such sections, Regency and its Affiliates will be entitled to appropriate equitable relief, including but not limited to a temporary restraining order or a preliminary injunction. Such equitable relief will be in addition to any damages to which Regency and its Affiliates may be entitled. The provisions of Sections 3 and 4 of this Agreement will survive the execution and delivery of this Agreement pursuant to the terms of each such Section. Nothing in this provision or this Agreement will limit any rights or remedies otherwise available to Regency and its Affiliates under federal, state or local law.

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7. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement. If any provision of this Agreement shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered and shall apply only to the individual Shareholder directly involved in the controversy in which such judgment shall have been rendered. If the provisions of this Agreement should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

8. Entire Agreement, Termination. This Agreement (including the recitals hereto) together with the Contribution Agreement and the ancillary agreements contemplated thereby, sets forth the entire Agreement and understanding of the parties with respect to the subject matter hereof in respect of the transactions contemplated by this Agreement, and supersedes all prior agreements, arrangements and understandings relating to the specific subject matter of this Agreement. This Agreement will terminate and be of no further force and effect upon any termination of the Contribution Agreement before the Closing thereunder.

9. Governing Law; Venue.

(a) This Agreement and all matters arising from or relating to this Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law.

(b) EACH PARTY HERETO HEREBY CONSENTS TO, AND CONFERS EXCLUSIVE JURISDICTION UPON THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HARRIS COUNTY, TEXAS, AND APPROPRIATE APPELLATE COURTS THEREFROM, OVER ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN. EACH PARTY HERETO HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY SUCH ACTION THAT IT IS NOT SUBJECT TO SUCH JURISDICTION OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THOSE COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY THOSE COURTS OR THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT SUCH ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF SUCH ACTION IS IMPROPER. SERVICE OF PROCESS IN ANY SUCH ACTION MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE STATE OF TEXAS, AS PROVIDED IN THIS AGREEMENT.

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10. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein will be cumulative and not exclusive of any rights or remedies provided by law.

11. Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by electronic mail, as follows:

If to HEP, addressed to:

Hoover Energy Partners

Three Allen Center

333 Clay Street, Suite 3650

Houston, TX 77002

Attention: Richard A. Hoover

Email: rhoover@hooverenergy.com

with a copy to:

McGuireWoods LLP

600 Travis Street, Suite 7500

Houston, Texas 77002

Attention: David L. Ronn

E-mail: dronn@mcguirewoods.com

If to Regency, addressed to:

Regency Energy Partners LP

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

Attention: Legal Department

E-mail: frances.kilborne@regencygas.com

with a copy to:

Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, Texas 77002

Attention: Mark Young

E-mail: markyoung@akllp.com

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If to Regency Sub, addressed to:

Regency HEP LLC, c/o Regency Energy Partners LP

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

Attention: Legal Department

E-mail: frances.kilborne@regencygas.com

with a copy to:

Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, Texas 77002

Attention: Mark Young

E-mail: markyoung@akllp.com

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by electronic mail shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

12. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto, any legal or equitable rights hereunder.

13. Violation. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement will not prevent a subsequent act which originally would have constituted a violation from having the effect of an original violation. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party will not preclude or waive its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights or remedies the parties may have by law, statute, ordinance or otherwise.

14. Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (including any transfer by way of merger or operation of law) without the consent of each other party hereto; provided, however, that Regency and Regency Sub may assign their rights under this Agreement to any of their respective Affiliates. Any assignment in violation of the preceding sentence will be void ab initio.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

REGENCY ENERGY PARTNERS LP

By:	Regency GP LP, its general partner

By: Regency GP LLC, its general partner

By:
Name:
Title:

REGENCY HEP LLC

By:	Regency Gas Services LP, its sole member

By: Regency OLP GP LLC, its general partner

By:
Name:
Title:

HOOVER ENERGY PARTNERS LP

By:
Name:
Title:

Signature Page to Non-Competition Agreement

Exhibit 2.1d

Exhibit D

Form of Lock-Up Agreement

            , 20

Regency Energy Partners LP

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

Re: Lock-Up Letter Agreement

Ladies and Gentlemen:

Regency Energy Partners LP, a Delaware limited partnership (“Regency”), Regency HEP LLC, a Delaware limited liability company (“Regency Sub”) and Hoover Energy Partners LP, a Delaware limited partnership (“HEP”) have entered into that certain Contribution Agreement, dated as of December 22, 2013 (the “Contribution Agreement”), pursuant to which HEP has agreed to contribute all of the membership interests in the Hoover LLCs to Regency Sub in exchange for a purchase price comprised of cash and Purchase Price Units of Regency, upon the terms and subject to the conditions set forth therein. It is a condition precedent to the consummation of the transactions under the Contribution Agreement that HEP enter into this Lock-Up Letter Agreement. Capitalized terms used but not defined herein have the meanings given to them in the Contribution Agreement.

In consideration of the issuance by Regency of the Purchase Price Units to HEP comprising a portion of the consideration under the Contribution Agreement, and for other good and valuable consideration, HEP hereby irrevocably agrees that it will not, directly or indirectly, (i) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any Purchase Price Units or securities convertible into, or exchangeable for Purchase Price Units, or sell or grant options, rights or warrants with respect to any Purchase Price Units or securities convertible into or exchangeable for Purchase Price Units, or (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Purchase Price Units, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Purchase Price Units or other securities, in cash or otherwise, or (iii) publicly disclose the intention to do any of the foregoing, in each case for a period of 180 days from the date hereof without the prior written consent of Regency; provided, however, that:

(i)	HEP may distribute the Purchase Price Units to its limited and general partners in accordance with their respective partnership interests and certain of its and their employees; provided that it shall be a condition to any such distribution that all such limited and general partners of HEP and all such employees receiving any such distribution shall have agreed in writing in a form acceptable to Regency to be bound by the terms of this Lock-Up Letter Agreement to the same extent as if such person were a party hereto;

(ii)	HEP may make sales prior to the expiration of such 180 day period pursuant to an effective registration statement registering the resale of the Purchase Price Units filed by Regency pursuant to the Registration Rights Agreement; provided that all such sales shall be made in accordance with and subject to all applicable provisions of the Registration Rights Agreement; and

(iii)	HEP may make private resales of the Purchase Price Units, subject to compliance with all applicable securities laws and upon delivery of appropriate legal opinions if required by Regency, beginning 90 days after the date hereof.

In furtherance of the foregoing, Regency and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.

HEP agrees that it will execute any additional documents necessary in connection with the enforcement hereof.

Hoover Energy Partners LP

By:
Name:
Title:

Exhibit 2.1e

EXHIBIT E

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

REGENCY ENERGY PARTNERS LP

AND

HOOVER ENERGY PARTNERS LP

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [—], by and among REGENCY ENERGY PARTNERS LP, a Delaware limited partnership (“Regency”), and HOOVER ENERGY PARTNERS LP, a Delaware limited partnership (“HEP”).

This Agreement is made in connection with the issuance of the Purchase Price Units to HEP pursuant to that certain Contribution Agreement, dated as of December 22, 2013 (the “Contribution Agreement”), by and among HEP, Regency and Regency HEP LLC, a Delaware limited liability company. Regency and HEP have agreed to enter into this Agreement pursuant to the Contribution Agreement.

In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

Capitalized terms used herein without definition shall have the meanings given to them in the Contribution Agreement. The terms set forth below are used herein as so defined:

“Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Unit Price” means the volume weighted average closing price of the common units of Regency (as reported by The New York Stock Exchange) for the ten trading days immediately preceding the date on which the determination is made.

“Common Units” means the [—] common units representing limited partner interests in Regency issued to HEP as the Purchase Price Units pursuant to the Contribution Agreement.

“Contribution Agreement” has the meaning specified therefor in the preamble of this Agreement.

“Effectiveness Period” has the meaning specified therefor in Section 2.01(a) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“HEP” has the meaning specified therefor in the preamble of this Agreement.

“Holder” means the record holder of any Registrable Securities.

“Losses” has the meaning specified therefor in Section 2.08(a) of this Agreement.

“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity.

“Piggyback Registration” has the meaning specified thereof in Section 2.03(a) of this Agreement.

“Regency” has the meaning specified therefor in the preamble of this Agreement.

“Registrable Securities” means the Common Units until such time as such securities cease to be Registrable Securities pursuant to Section 1.02 hereof.

“Registration Expenses” has the meaning specified therefor in Section 2.07(a) of this Agreement.

“Requested Piggyback Securities” has the meaning specified thereof in Section 2.03(b) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” has the meaning specified therefor in Section 2.07(a) of this Agreement.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement in accordance with this Agreement.

“Shelf Registration” has the meaning specified therefor in Section 2.01(a) of this Agreement.

“Shelf Registration Statement” has the meaning specified therefor in Section 2.01(a) of this Agreement.

“Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

Section 1.02 Registrable Securities.

Any Registrable Security will cease to be a Registrable Security (a) when a registration statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) when such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any successor rule or regulation to Rule 144 then in force) under the Securities Act; (c) when such Registrable Security is held by Regency or one of its subsidiaries; or (d) if earlier than any of the foregoing, from and after the date that is four (4) years after the date hereof.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01 Shelf Registration.

(a) Shelf Registration. Subject to Section 2.01(b) of this Agreement, after Regency files is Annual Report on Form 10-K for the year ended December 31, 2013 with the Commission, Regency shall prepare and file a registration statement under the Securities Act to permit the public resale of the Registrable Securities from time to time as permitted by Rule 415 (or any similar provision then in force) of the Securities Act (the “Shelf Registration Statement”). Regency shall use its reasonable best efforts to file the Shelf Registration Statement within ten (10) business days after the date on which it files its Annual Report with the Commission and to cause it to be effective as soon as reasonably practicable thereafter (the “Shelf Registration”). The Shelf Registration Statement filed pursuant to this Section 2.01(a) shall be on such appropriate registration form of the Commission as shall be selected by Regency; provided, however, that if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from the Shelf Registration Statement and the Managing Underwriter at any time shall notify HEP in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, Regency shall use its reasonable best efforts to include such information in such a prospectus supplement. Regency will use its reasonable best efforts to cause the Shelf Registration Statement filed pursuant to this Section 2.01(a) to be continuously effective under the Securities Act until all Registrable Securities covered by the Shelf Registration Statement have been distributed in the manner set forth and as contemplated in the Shelf Registration Statement or there are no longer any Registrable Securities outstanding (the “Effectiveness Period”). The Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) Postponement and Delay Rights. If Regency determines in good faith that the registration contemplated by Section 2.01(a) would be materially detrimental to Regency because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving Regency, (y) require premature disclosure of material information that Regency has a bona fide business purpose for preserving as confidential or (z) render Regency unable to comply with requirements under applicable securities laws, then Regency shall have the right to postpone such requested registration until such reason to postpone such registration no longer exists. In addition, notwithstanding anything to the contrary contained herein, Regency may, upon written notice to any Selling Holder whose Registrable Securities are included in the Shelf Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of the Shelf Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement) if Regency (i) is pursuing a financing, acquisition, merger, reorganization, disposition or other similar transaction and determines in good faith that its ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (ii) has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of Regency would materially adversely affect Regency. Upon public disclosure of such information or the termination of the condition described above, Regency shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement.

Section 2.02 Underwritten Offering.

In the event that the Selling Holders holding a majority of the Registrable Securities covered by this Agreement elect to dispose of all or a portion of such Registrable Securities under the Shelf Registration Statement pursuant to an Underwritten Offering, Regency shall enter into an underwriting agreement in customary form with the Managing Underwriter or Underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08, and shall take all such other reasonable actions as are requested by the Managing Underwriter in order to expedite or facilitate the registration and disposition of the Registrable Securities. In connection with any Underwritten Offering under this Agreement, Regency shall be entitled to select the Managing Underwriter or Underwriters, subject to the consent of HEP not to be unreasonably withheld or delayed. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, Regency to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with Regency other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representations required by law. If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to

Regency and the Managing Underwriter; provided, however, that such notice of withdrawal must be made before or at the time of pricing of such offering in order to be effective. No such withdrawal or abandonment shall affect Regency’s obligation to pay Registration Expenses.

Section 2.03 Piggyback Registration.

(a) Right to Piggyback. At any time during the period beginning on the date hereof and ending on the date two (2) years thereafter, whenever common units of Regency are to be offered and sold by Regency for its own account in an underwritten registered offering under the Securities Act (other than pursuant to a registration statement on Form S-4 (or any successor form thereto) or Form S-8 (or any successor form thereto) or pursuant to an “at-the-market” offering) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), Regency will give prompt written notice (including but not limited to notice by electronic mail) to all Holders of Registrable Securities of its intention to effect such a registration and will include in such registration, subject to the provisions of Sections 2.03(b) and 2.03(c), all Registrable Securities with respect to which Regency has received written requests for inclusion therein within the earlier of (i) five (5) days after Regency’s notice has been given and (ii) one day before such registration statement is to be filed by Regency with the Commission. If no request for inclusion from a Holder is received within the specified time, such Holder shall have no further right to participate in such underwritten offering. Each Holder agrees to receive such notice and acknowledges that, if such proposed offering has not been publicly announced, such notice will constitute material non-public information regarding Regency, and agrees to maintain the confidentiality of such information until such time as Regency makes such information publicly available. Each Holder’s rights under this Section 2.03(a) shall terminate when such Holder (together with any Affiliates of such Holder) holds, directly or indirectly, less than $5 million in the aggregate of Registrable Securities, based on the Common Unit Price.

(b) Priority on Piggyback Registrations. If the managing underwriter advises Regency that in its opinion the aggregate number of Registrable Securities and any other common units having piggyback registration rights requested to be included in such registration pursuant to Section 2.03(a) or the registration rights agreement applicable to such other common units (the “Requested Piggyback Securities”) would have a material adverse effect on the price, timing or distribution of the common units in such offering, Regency will include in such registration (i) first, any securities Regency proposes to sell, and (ii) second, the Requested Piggyback Securities, which in the opinion of such Managing Underwriter can be sold in such registration without having a material adverse effect on the price, timing or distribution of the common units in such offering, with the total of any reductions in the number of Requested Piggyback Securities to be included to be allocated on a pro rata basis among the demanding Holder or Holders of Registrable Securities and any other selling security holders.

(c) Control by Regency. Regency may postpone or abandon the filing or the effectiveness of any registration statement initiated by Regency without the consent of any Holder of Registrable Securities, notwithstanding the request of any such Holder to participate therein in accordance with Section 2.03(a).

Section 2.04 Registration Procedures.

In connection with its obligations contained in Sections 2.01 and 2.03, Regency will, as expeditiously as possible:

(a) prepare and file with the Commission such amendments and supplements to a registration statement on the appropriate form and the prospectus used with respect to such Registrable Securities as may be necessary to keep (i) the Shelf Registration Statement effective for the Effectiveness Period and (ii) the registration statement in connection with a Piggyback Registration effective for the period of distribution contemplated thereby, and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(b) furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the registration statement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including furnishing or making available exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the registration statement or supplement or amendment thereto, and (ii) such number of copies of the registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such registration statement;

(c) if applicable, use its reasonable best efforts to register or qualify the Registrable Securities covered by the registration statement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request, provided that neither Regency nor its general partner will be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(d) promptly notify each Selling Holder and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of the registration statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such registration statement, when the same has become effective; and (ii) any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the registration statement or any prospectus or prospectus supplement thereto;

(e) immediately notify each Selling Holder and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances then existing; (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of the registration statement, or the initiation of any proceedings for that purpose; or (iii) the receipt by Regency of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, subject to Section 2.01(b) of this Agreement, Regency agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances then existing, and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(f) furnish to each Selling Holder, upon request, copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(g) in the case of an Underwritten Offering, furnish upon request and addressed to the underwriters and to the Selling Holders, (i) an opinion of counsel for Regency, dated the effective date of the closing under the underwriting agreement, and (ii) a “comfort letter,” dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified Regency’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort letter” shall be in customary form and cover substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities, and such other matters as such underwriters may reasonably request;

(h) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(i) make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Regency personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided that, Regency need not disclose any information to any such representative unless and until such representative has entered into a confidentiality agreement with Regency;

(j) at least five (5) days prior to the filing of any registration statement or prospectus or any amendment or supplement to such registration statement or prospectus, furnish a copy thereof to one counsel selected by the Selling Holders of at least a majority of the Registrable Securities being registered;

(k) refrain from filing any such registration statement, prospectus, amendment or supplement to which counsel selected by the Selling Holders of at least a majority of the Registrable Securities being registered shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder, unless, in the case of an amendment or supplement, in the opinion of counsel for Regency the filing of such amendment or supplement is reasonably necessary to protect Regency from any liabilities under any applicable federal or state law and such filing will not violate applicable laws;

(l) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by Regency are then listed;

(m) use its reasonable best efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Regency to enable the Selling Holders to consummate the disposition of such Registrable Securities;

(n) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement; and

(o) otherwise used its reasonable best efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.

Each Selling Holder, upon receipt of notice from Regency of the happening of any event of the kind described in subsection (e) of this Section 2.04, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.04 or until it is advised in writing by Regency that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by Regency, such Selling Holder will, or will request the managing underwriter or underwriters, if any, to deliver to Regency (at Regency’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 2.05 Cooperation by Holders.

Regency shall have no obligation to include in the registration statement Registrable Securities of a Holder who has failed to timely furnish such information which, in the opinion of counsel to Regency, is reasonably required in order for the registration statement or any prospectus or prospectus supplement thereto, as applicable, to comply with the Securities Act.

Section 2.06 Restrictions on Public Sale by Holders of Registrable Securities.

Each Holder of Registrable Securities who is included in a registration statement agrees not to effect any public sale or distribution of the Registrable Securities during the lock-up period contained in a prospectus supplement filed with the Commission with respect to the pricing of an Underwritten Offering, provided that (i) Regency gives written notice to such Holder of the date of the commencement and termination of such period with respect to any such Underwritten Offering and (ii) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on Regency or on the officers or directors or any other unitholder of Regency on whom a restriction is imposed.

Section 2.07 Expenses.

(a) Certain Definitions. “Registration Expenses” means all expenses incident to Regency’s performance under or compliance with this Agreement to effect the registration of Registrable Securities in a registration, and the disposition of such securities, including, without limitation, all registration, filing, securities exchange listing fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, transfer taxes and fees of transfer agents and registrars, all word processing, duplicating and printing expenses, the fees and disbursements of counsel and independent public accountants for Regency, including the expenses of any special audits or “comfort letters” required by or incident to such performance and compliance. Except as otherwise provided in Section 2.08 hereof, Regency shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder. In addition, Regency shall not be responsible for any “Selling Expenses,” which means all underwriting fees, discounts and selling commissions allocable to the sale of the Registrable Securities.

(b) Expenses. Regency will pay all Registration Expenses in connection with any registration statement filed pursuant to this Agreement, whether or not the registration statement becomes effective or any sale is made pursuant to the registration statement. Each Selling Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

Section 2.08 Indemnification.

(a) By Regency. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, Regency will indemnify and hold harmless each Selling Holder thereunder, its directors and officers and each underwriter pursuant to the applicable underwriting agreement with such underwriter and each Person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act and the Exchange Act, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder, its directors and officers, each such underwriter and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that Regency will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder, such underwriter or such controlling Person in writing specifically for use in the registration statement or any prospectus contained therein or any amendment or supplement thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such director, officer or controlling Person, and shall survive the transfer of such securities by such Selling Holder.

(b) By Each Selling Holder. Each Selling Holder agrees severally and jointly to indemnify and hold harmless Regency, its directors and officers, and each Person, if any, who controls Regency within the meaning of the Securities Act or of the Exchange Act against any Losses to the same extent as the foregoing indemnity from Regency to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the registration statement or any prospectus contained therein or any amendment or supplement thereof relating to the Registrable Securities; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but such indemnified party’s failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to any indemnified party other than under this Section 2.08. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of one such separate counsel (firm) and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.

(d) Contribution. If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to Regency or any Selling Holder or is insufficient to hold it harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses as between Regency, on the one hand, and such Selling Holder, on the other hand, in such proportion as is appropriate to reflect the relative fault of Regency, on the one hand, and of such Selling Holder, on the other, in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of Regency, on the one hand, and each Selling Holder, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Other Indemnification. The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.09 Rule 144 Reporting.

With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, Regency agrees to use its reasonable best efforts to:

(a) make and keep public information regarding Regency available, as those terms are understood and defined in Rule 144 of the Securities Act, for a period of at least twelve (12) months from and after the date hereof; and

(b) file with the Commission in a timely manner all reports and other documents required of Regency under the Securities Act and the Exchange Act for a period of at least twelve (12) months from and after the date hereof.

Section 2.10 Transfer or Assignment of Registration Rights.

The rights to cause Regency to include Registrable Securities in a registration statement pursuant to this Agreement may be transferred or assigned by HEP to one or more transferee(s) or assignee(s) of such Registrable Securities, provided that (a) such transferee or assignee is (i) an Affiliate of HEP, (ii) receives at least 20% of the Common Units covered by this Agreement, or (iii) receives Common Units covered by this Agreement prior to six months after the date of this Agreement, but such rights shall be effective until only six months after the date of this Agreement, (b) Regency is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (c) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of HEP under this Agreement and agrees to be bound by the terms hereof.

Section 2.11 Information by Holder.

Any Holder or Holders of Registrable Securities included in any registration statement shall promptly furnish to Regency such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as Regency may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to herein.

ARTICLE III

MISCELLANEOUS

Section 3.01 Notices.

Any notice, request, instruction, correspondence or other document to be given hereunder by any party to the other parties (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by electronic mail, as follows:

To Regency or
Regency Sub:	Regency Energy Partners LP
2001 Bryan Street, Suite 3700
Dallas, Texas 75201
Attn: Legal Department
E-mail: frances.kilborne@regencygas.com

with a copy to:	Andrews Kurth LLP 600 Travis, Suite 4200
Houston, Texas 77002
Attn: Mark Young
E-mail: markyoung@akllp.com

To HEP:	Hoover Energy Partners LP.
Three Allen Center
333 Clay Street Suite 3650
Houston, TX 77002
Attention: Richard A. Hoover
E-mail: rhoover@hooverenergy.com

with a copy to:	McGuireWoods LLP
600 Travis Street, Suite 7500
Houston, Texas 77002
Attention: David L. Ronn
E-mail: dronn@mcguirewoods.com

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by electronic mail shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 3.02 Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.

Section 3.03 Assignment of Rights.

All or any portion of the rights and obligations of HEP under this Agreement may be transferred or assigned by HEP only in accordance with Section 2.10 of this Agreement.

Section 3.04 Recapitalization, Exchanges, etc. Affecting the Common Units.

The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of Regency or any successor or assign of Regency (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement.

Section 3.05 Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 3.06 Headings.

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.07 Governing Law.

The laws of the State of Texas shall govern this Agreement without regard to principles of conflict of laws.

Section 3.08 Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.09 Entire Agreement.

This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by Regency set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.10 Amendment.

This Agreement may be amended only by means of a written amendment signed by Regency and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.

Section 3.11 No Presumption.

In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

REGENCY ENERGY PARTNERS LP

By: Regency GP LP, its general partner

By: Regency GP LLC, its general partner

By:
Name:
Title:

HOOVER ENERGY PARTNERS LP

By:
Name:
Title:

Exhibit 2.1f

EXHIBIT F

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is made as of             , 20    , by and between Regency Energy Partners LP, a Delaware limited partnership (“Regency”), on behalf of Regency HEP LLC, a Delaware limited liability company (“Regency Sub”), and Hoover Energy Partners LP, a Delaware limited partnership (“HEP”) (Regency and HEP, each a “Party” and collectively, the “Parties”). Capitalized terms used but not defined herein have the meanings given to them in the Contribution Agreement (defined below).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Contribution Agreement, dated as of December 22, 2013 (the “Contribution Agreement”), by and among Regency, Regency Sub and HEP, HEP has agreed to contribute to Regency Sub all of HEP’s equity interests in the Hoover LLCs and the Subsidiaries (as such terms are defined in the Contribution Agreement) (the “Acquired Companies”) pursuant to the terms and conditions specified therein; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Contribution Agreement, Regency desires that HEP provide, or cause to be provided, to Regency Sub certain interim and transitional services to facilitate the operation of the business of the Hoover LLCs and the Subsidiaries following the date hereof in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Transition Services.

1.1 During the term of this Agreement as set forth in Section 3 hereof, HEP shall provide, or cause to be provided, to Regency Sub, the services listed on Exhibit A attached hereto (the “Service Schedule”), which services collectively shall be referred to as the “Transition Services.”

1.2 Regency shall pay HEP a monthly fee of $175,000 (the “Monthly Transition Services Fee”) for providing the Transition Services, which is a reasonable approximation of the costs, including any allocated overhead expenses that are directly related to the provision of the Transition Services to Regency Sub, incurred by HEP to provide the Transition Services.

1.3 HEP shall not be obligated to provide any service to Regency Sub other than the Transition Services. Notwithstanding anything else in this Agreement, in no case shall HEP be required to render or provide any professional advice or opinion, including, but not limited to with regard to tax, legal, treasury, finance or employment issues.

1.4 HEP shall provide, or cause to be provided, the Transition Services in all material respects (including accuracy, quality, completeness, timeliness, priority and responsiveness) consistent with the quality, timing, level and volume of services provided to the Hoover LLCs and the Subsidiaries within the twelve (12) months prior to the Closing Date (the “Performance Standard”). EXCEPT FOR THE FOREGOING WARRANTIES, HEP HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES WITH RESPECT TO THE TRANSITION SERVICES OR THIS AGREEMENT, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, STATUTORY OR OTHERWISE, INCLUDING ANY WARRANTY OF GOOD AND WORKMANLIKE MANNER, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. If Regency believes that any Transition Service has failed to meet the Performance Standard, Regency shall notify HEP of such failure and, if requested by HEP, shall meet with HEP (in person, by videoconference, or by teleconference) as promptly as practicable (but in any event during the following fifteen (15) days) to discuss possible actions to cure such failure. If a particular Transition Service does not meet the Performance Standard and Regency and HEP determine that it is necessary to re-perform such Transition Service, HEP shall re-perform such Transition Service at no additional cost or expense to Regency. To enable HEP to meet the Performance Standard, Regency shall, and shall cause Regency Sub, the Hoover LLCs and the Subsidiaries to, ensure that their respective employees cooperate with HEP and provide the same level of response and information as was provided to HEP within the twelve (12) months prior to the Closing Date.

1.5 HEP shall be solely responsible for payment of compensation to its employees engaged to provide any Transition Services. HEP shall assume full responsibility for payment of all taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to such persons. Each of the Parties shall be solely responsible for any injury or loss suffered by any of such Party’s employees or agents in connection with the Transition Services, including any such injury or loss suffered at any of the facilities of the other Party, other than due to the gross negligence, bad faith or willful misconduct of the other Party.

1.6 HEP agrees to reasonably cooperate with, facilitate and advise Regency Sub and its service providers in the provision of the Transition Services during the term of this Agreement and transition to Regency Sub and its service providers independent provision of such Transition Services, as the case may be, as reasonably requested by Regency during the term of this Agreement, including, but not limited to, (a) the provision of relevant output data in HEP’s standard system format to Regency Sub or its service providers, and (b) making appropriate personnel from HEP or affiliates available for periods of time as set forth in the Services Schedule to facilitate the provision of the Transition Services, based on the costs sets forth in the Service Schedule.

1.7 Each of the Parties shall keep books and records of the Transition Services provided or received and reasonable supporting documentation of all charges and expenses incurred and paid in providing or receiving such Transition Services and shall produce written records that verify the dates and times during which the Transition Services were performed. Each Party shall make such books and records reasonably available to the other Party (a) at the cost of the other Party, (b) upon reasonable notice, during normal business hours and at the principal office of the Party making such books and records available, and (c) subject to reasonably imposed security protocols, limitations and any applicable confidentiality requirements.

2

1.8 HEP’s provision of the Transition Services shall not be deemed a transfer of any intellectual property rights with respect to any intellectual property owned by HEP or its affiliates. HEP shall retain any intellectual property rights it may have as of the date hereof. In no case shall the provision of any Transition Service require HEP to violate any of its internal policies, including, but not limited to, its data protection policies particularly related to its customer information.

2. Payment; Disputes.

2.1 The Monthly Transition Services Fee is due and shall be paid by Regency to HEP on the date of this Agreement and on [March 1], 2014. If extended pursuant to Section 3, the Monthly Transition Services Fee for such extension is due and shall be paid by Regency to HEP on [April 1], 2014. Payments not timely made shall bear interest per annum equal to the prime rate of interest reported from time to time in The Wall Street Journal plus three percent (3%), calculated on the basis of the actual number of days elapsed from the original date due over 360.

2.2 Notwithstanding any provision to the contrary, the Monthly Transition Services Fee is exclusive of any applicable sales, transfer, goods, services, value added, gross receipts or similar taxes, fees, charges or assessments in respect of such Transition Services (the “Sales Taxes”). In addition to the Monthly Transition Services Fee, Regency shall also pay the amount of any applicable Sales Taxes, which HEP shall give notice to Regency of the amount of such Sales Taxes on the date hereof. The Sales Taxes amount is due and shall be paid by Regency on the same payment date of each Monthly Transition Services Fee as set forth above. HEP shall timely remit any applicable Sales Taxes to an appropriate Governmental Authority (as defined in the Contribution Agreement) and shall be responsible for any penalties or interest imposed by the Governmental Authority as a result of a failure to timely remit such Sales Taxes, unless such failure is due to any failure of Regency to pay Sales Taxes to HEP.

2.3 For the avoidance of doubt, Regency shall not be responsible or liable for (a) any taxes imposed on or measured by HEP’s income or profit, payroll or other withholding taxes imposed on payments to HEP or its employees for providing the Transition Services, and (b) any penalties or interest caused by HEP’s bad faith, willful neglect or gross negligence.

2.4 To the extent that the provision of any of the Transition Services to Regency Sub under this Agreement requires any new or additional third party consents, licenses, rights, approvals or permissions (the “Third Party Consents”) to receive and enjoy the full benefit of the Transition Services, and to use or benefit from any deliverables or products provided in connection therewith, HEP shall use commercially reasonable efforts to obtain such Third Party Consents as promptly as practicable. In the event that obtaining any such Third Party Consent requires any significant expenditure, HEP shall not be required to make such expenditure unless and until Regency agrees to reimburse such amounts. In the event that HEP is unable to obtain any such Third Party Consents and until any such Third Party Consents have

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been obtained, HEP and Regency shall (a) negotiate in good faith to reasonably acceptable modifications of the applicable Transition Services such that Third Party Consent is not required, and (b) reasonably cooperate in structuring and mutually agreeing to such alternative or substitute arrangements designed to provide Regency Sub the benefit of such Transition Service.

2.5 Regency shall be solely responsible for timely and accurately filing any and all tax returns, information returns and other reports required to be filed in connection with the Hoover LLCs and the Subsidiaries with the appropriate Governmental Authorities.

3. Term of Agreement. The term of this Agreement shall commence on the date hereof and shall continue (unless sooner terminated pursuant to the terms hereof) for an initial term until [March 31], 2014, to be extended until [April 30], 2014 at Regency’s option by delivery of written notice to HEP no later than [April 15], 2014. [Note: All bracketed dates included in this Agreement assume a February 1, 2014 execution date of this Agreement. If later, those dates will be adjusted as applicable].

4. Termination.

4.1 This Agreement shall terminate automatically upon the earlier to occur of (a) the mutual written agreement of the Parties; (b) the termination date set forth in Section 3 above; or (c) upon written notice from Regency to HEP. Upon termination of this Agreement pursuant to Section 4.1(c), HEP shall refund to Regency a portion of the Monthly Transition Services Fee and applicable Sales Taxes for the pro rata portion of the month remaining after the applicable termination date.

4.2 If HEP defaults in any material respect in the due performance or satisfaction by HEP of any material term, covenant or agreement contained in this Agreement to be performed or satisfied by HEP and such default is not remedied within ten (10) days of receipt by HEP of written notice from Regency of such default, Regency may terminate this Agreement in its entirety by delivering to HEP a notice from Regency terminating this Agreement (the “Regency Termination Notice”) not less than ten (10) days prior to the termination date set forth in Regency Termination Notice. Any Regency Termination Notice delivered under this Section 4.2 shall be deemed to be withdrawn in the event that HEP cures the breach alleged in such Termination Notice before the termination date set out in such Regency Termination Notice.

4.3 If:

(a) Regency fails to pay HEP undisputed charges (together with any applicable interest as provided for herein) within ten (10) days of the date such charges became due under this Agreement; or

(b) Regency defaults in any material respect in the due performance or satisfaction by it of any material term, covenant or agreement contained in this Agreement to be performed or satisfied by it (other than a default referred to in Section 4.3(a)) and such default is not remedied within twenty (20) days of receipt by Regency of written notice from HEP of such default or if such default cannot be remedied within twenty (20) days, fails to take commercially reasonable steps to remedy the default within such period and thereafter, but in any case, such default is not remedied within thirty (30) days from the original default;

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HEP may terminate this Agreement in its entirety by delivering to Regency a notice from HEP terminating this Agreement (the “HEP Termination Notice”) not less than ten (10) days prior to the termination date set forth in the HEP Termination Notice if the termination is pursuant to Section 4.3(a) or not less than twenty (20) days prior to the termination date set forth in the HEP Termination Notice if the termination is pursuant to Section 4.3(b). Any Termination Notice delivered by the HEP under this Section 4.3 shall be deemed to be withdrawn in the event that Regency cures the breach alleged in such HEP Termination Notice or, if the breach cannot be cured within twenty (20) days, takes commercially reasonable steps to cure the breach before the termination date set out in such HEP Termination Notice pursuant to 4.3(b) and thereafter, or, such breach is cured within the above-mentioned thirty (30) days from the original default.

4.4 Subject to Section 4.5, if (a) Regency delivers a Regency Termination Notice to HEP, (b) HEP delivers a HEP Termination Notice to Regency or (c) the Parties agree to terminate this Agreement, this Agreement shall be deemed to be terminated as of the date specified in the HEP Termination Notice, Regency Termination Notice or as agreed by the Parties, as applicable, and, from and after such date, each of the Parties shall be released from all obligations under this Agreement, unless any such Party has breached this Agreement or is in default under this Agreement at the time of termination, in which case, such Party shall not be relieved of any liability or responsibility for such breach or default.

4.5 Upon the termination of this Agreement, HEP shall complete any work in progress and such termination shall not affect HEP’s rights to payment for the Transition Services so provided or require reimbursement of any portion of the Monthly Transition Services Fee. Upon termination, if one Party holds books, records, files or any other documents owned by the other Party, the Party holding such items will return all books, records, files and any other documents as directed by the other Party as soon as reasonably practicable.

5. Implementing Agreement; Cooperation; Point of Contact. If, after the date hereof, HEP and Regency mutually agree, or if it is otherwise necessary to more fully or accurately document the transactions contemplated hereby, the Parties shall, without further consideration, upon the request of the other Party, execute and deliver such agreements, documents and instruments as such requesting Party may reasonably request to consummate more effectively the provision of the Transition Services as contemplated hereby. The Parties agree that any such agreements, documents and instruments shall be consistent (unless otherwise required by law) with the rights and obligations of Regency and HEP provided for in this Agreement and shall not expand or limit the rights and obligations of the Parties beyond those provided under this Agreement or provide for any additional rights or obligations of the Parties that are not provided for in this Agreement. The Parties shall reasonably cooperate in the preparation of any agreements, documents and instruments, which shall be prepared in a form suitable for use by the Parties.

6. Assignment. This Agreement may not be assigned by any Party without the prior written consent of the other Party. Notwithstanding the foregoing, each of Regency and HEP may transfer or assign in whole or in part its rights or obligations under this Agreement to one or more of its affiliates, and HEP hereby consents to any collateral assignment by Regency, in whole or in part, of its rights under this Agreement to Regency’s financing sources; provided, however, that HEP’s consent to such collateral assignment by Regency shall not be construed or

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interpreted as creating any obligation by HEP to Regency’s financing sources (to provide notice, seek consent or otherwise), or as creating any direct rights by such financing sources against HEP, unless and until such financing sources shall have acquired an ownership interest in Regency by foreclosure or otherwise. In the event of any assignment permitted by this Section 6, the assigning Party shall remain liable for all of its obligations under this Agreement. Each such assignee shall be entitled to exercise all of the rights and remedies of its predecessor-in-interest hereunder. Any attempted assignment or delegation in contravention hereof shall be null and void.

7. Indemnification.

7.1 NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, HEP AND ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES (THE “HEP INDEMNIFIED PARTIES”) SHALL HAVE NO LIABILITY TO REGENCY OR ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES (THE “REGENCY INDEMNIFIED PARTIES”) FOR ANY ACTS OR OMISSIONS OF THE HEP INDEMNIFIED PARTIES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE SERVICES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR NEGLIGENCE (AND REGENCY SHALL INDEMNIFY AND HOLD HARMLESS THE HEP INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LOSSES, LIABILITIES AND EXPENSES ARISING OUT THE PROVIDING OF THE SERVICES UNDER THIS AGREEMENT), EXCEPT TO THE EXTENT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE HEP INDMENIFIED PARTIES.

7.2 SUBJECT TO SECTION 7.1 ABOVE, REGENCY AGREES THAT THE SOLE AND EXCLUSIVE REMEDIES OF THE REGENCY INDEMNIFIED PARTIES AGAINST THE HEP INDEMNIFIED PARTIES FOR ANY BREACH OF THIS AGREEMENT SHALL BE LIMITED TO TERMINATION OF THE AFFECTED SERVICE PURSUANT OT SECTION 4 AND THE ASSOCIATED REMEDIES THEREIN; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL HEP BE REQUIRED TO PAY ANY AMOUNTS FOR DAMAGES UNDER THIS AGREEMENT IN EXCESS OF THE AMOUNT PAID TO HEP PURSUANT TO THIS AGREEMENT. HEP AGREES THAT THE SOLE AND EXCLUSIVE REMEDIES OF THE HEP INDEMNIFIED PARTIES AGAINST THE REGENCY INDEMNIFIED PARTIES FOR ANY BREACH OF THIS AGREEMENT SHALL BE LIMITED TO TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 4 OF THIS AGREEMENT AND THE ASSOCIATED REMEDIES THEREIN.

7.3 Notwithstanding any provision of this Agreement to the contrary, no indemnified party may bring a Claim arising under or in connection with this Agreement, for any cause whatsoever, and regardless of the form of action, and whether in contract, tort, warranty or other legal or equitable grounds more than two years after the applicable Transition Service was provided and in no case more than two years after the termination of this Agreement.

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8. Service Disruptions;

8.1 Contingency Plans. HEP agrees to use commercially reasonable efforts, consistent with its practices for itself and its affiliates, to avoid any inability to provide the Transition Services. In the event of a disaster, HEP agrees to use the same degree of care to restore the Transition Services as HEP would use to restore similar services for itself. In the event of scheduled downtime affecting the delivery of any Transition Services, HEP shall provide Regency with as much advance notice as is reasonably possible under the circumstances.

8.2 Non-Performance. Except for the occurrence of an event as discussed in Section 10, if HEP ceases to perform in any material respect any of the Transition Services in whole or in part for more than thirty-six (36) consecutive hours and such non-performance has a material adverse impact on the Hoover LLCs and the Subsidiaries (“Interrupted Services”), Regency shall promptly notify HEP of such non-performance. Upon receipt of such written notice, (a) HEP shall have five (5) days to resume providing such Interrupted Services or (b) if HEP is unable to resume providing such Interrupted Services, the Parties agree to discuss in good faith a reasonable resolution for the Interrupted Services.

8.3 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

If to HEP, addressed to:

Hoover Energy Partners LP

Three Allen Center

333 Clay Street Suite 3650

Houston, TX 77002

Attention: Richard A. Hoover

E-mail: rhoover@hooverenergy.com

with a copy to:

McGuireWoods LLP

600 Travis Street, Suite 7500

Houston, Texas 77002

Attention: David L. Ronn

E-mail: dronn@mcguirewoods.com

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If to Regency, addressed to:

Regency Energy Partners LP

2001 Bryan Street, Suite 3700

Dallas, Texas 75201

Attention: Legal Department

E-mail: frances.kilborne@regencygas.com

with a copy to:

Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, Texas 77002

Attention: Mark Young

E-mail: markyoung@akllp.com

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

9. Relationship of Parties. Except as specifically provided herein, neither HEP nor Regency shall act or represent or hold itself out as having authority to act as an agent or partner of the other Party, or in any way bind or commit the other Party to any obligation. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each Party hereto being individually responsible only for its obligations as set forth in this Agreement. All activities by HEP or Regency under the terms of this Agreement shall be carried on independently and as an independent contractor and not as an agent for the other Party.

10. Force Majeure.

10.1 No Party shall be liable for any default or delay in the performance of its obligations under this Agreement (other than payment obligations) if and to the extent such default or delay is caused, directly or indirectly, by acts of God, fire, storm, flood, ice, lightning, explosion, power failure, earthquake, governmental regulation or direction, acts of the public enemy, war, rebellion, insurrection, acts of terrorism, riot, invasion, strike or lockout or other labor conflict, failure in whole or in part of suppliers to deliver on schedule any materials, equipment or machinery, interruption of or delay in transportation, a national, provincial, state, regional or local health emergency, or compliance with any applicable law, license, order or regulation of any Governmental Authority or any contract or agreement (collectively, the “Force Majeure Events”), provided that the non-performing Party is without fault in causing such default or delay and such default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing Party through the commercially reasonable use of alternate sources, work around plans or other means.

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10.2 Subject to the provisions of Section 10.3, if a Force Majeure Event occurs, the non-performing Party shall be excused from further performance or observance of the obligations so affected for as long as the Force Majeure Event prevails and such Party continues to use all commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so delayed in its performance shall promptly notify the Party to whom performance is due by telephone (to be confirmed in writing within forty-eight (48) hours of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay.

10.3 If a Force Majeure Event has occurred and either Party has advised the other Party in writing that the performance of its obligations under this Agreement will be substantially prevented, hindered or delayed as a result of such Force Majeure Event (each a “Declaration of a Force Majeure Event”), then the following shall apply:

(a)	HEP shall immediately begin to use all commercially reasonable efforts to engage an alternate source to perform such obligations or recommence such performance itself. HEP shall continue such efforts until HEP recommences performance of such obligations in accordance with this Agreement.

(b)	If, within thirty (30) days after delivery or receipt by HEP of a Declaration of a Force Majeure Event, HEP has not directly or indirectly through alternative sources recommenced performance of its obligations under this Agreement, Regency may terminate this Agreement by notice to HEP.

11. Governing Law. This Agreement and all matters arising from or relating to this Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law.

12. Submission to Jurisdiction; Waiver of Venue. EACH PARTY HERETO HEREBY CONSENTS TO, AND CONFERS EXCLUSIVE JURISDICTION UPON, THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN HARRIS COUNTY, TEXAS, AND APPROPRIATE APPELLATE COURTS THEREFROM, OVER ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN. EACH PARTY HERETO HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY SUCH ACTION THAT IT IS NOT SUBJECT TO SUCH JURISDICTION OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THOSE COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY THOSE COURTS OR THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT SUCH ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF SUCH ACTION IS IMPROPER. SERVICE OF PROCESS IN ANY SUCH ACTION MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE STATE OF TEXAS, AS PROVIDED IN THIS AGREEMENT.

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13. Prevailing Party. If any litigation or other court action is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration, or proceeding shall be reimbursed by the losing Party; provided, that if a Party to such litigation or action prevails in part, and loses in part, the court or other adjudicator presiding over such litigation or action shall award a reimbursement of the fees, costs and expenses incurred by such Party on an equitable basis.

14. Form of Payment. All payments hereunder shall be made in United States dollars and, unless the parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be received by wire or interbank transfer of immediately available funds on the date such payment is due to such account as the party receiving payment may designate at least three business days prior to the proposed date of payment.

15. Entire Agreement; Amendments and Waivers. This Agreement and the Service Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person or entity any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise. Each Party agrees that (i) no other Party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein, and (ii) such Party has not relied upon any representation, warranty, covenant or agreement relating to the transactions contemplated by this Agreement, other than those referred to in clause (i) above. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

16. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the Parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

17. Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, HEP and Regency shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

18. Multiple Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or .pdf), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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19. Construction. The Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the Parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles or schedules are to the sections, articles or schedules contained in, referred to or attached to this Agreement, unless otherwise specified. The word “including” means “including without limitation.” The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement.

20. Confidentiality. Each Party agrees that any confidential information of the other Party received in the course of performance under this Agreement shall be kept strictly confidential by the Parties and furthermore, agree to use all confidential information received in connection with this Agreement solely in connection with the provision or receipt of the Transition Services, and for no other purpose whatsoever. If a Party is requested or required by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to disclose any confidential information of the other Party received in the course of performance under this Agreement, such Party shall, to the extent legally permitted to do so, promptly notify the Party who disclosed such confidential information of such request or requirement and shall cooperate with such disclosing Party such that the disclosing Party may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver hereunder, the Party is required to disclose the confidential information the Party may disclose only so much of the confidential information to the Party compelling disclosure as is required by law. The Party shall exercise its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such confidential information. Notwithstanding anything herein to the contrary, if a Party is requested or required to disclose any confidential information of the other Party received in the course of performance under this Agreement to any judicial, regulatory or administrative body having jurisdiction over such Party’s business, such Party may disclose such confidential information and shall, to the extent legally permitted to do so, promptly notify the Party who disclosed such confidential information of such request or requirement.

21. Conflict. In case of conflict between the terms and conditions of this Agreement and any schedule, the terms and conditions of such schedule shall control and govern as it relates to the Transition Services to which those terms and conditions apply.

22. Survival. The provisions of Sections 2, 4, 6, 7, 21 and this Section 22 shall survive any termination of this Agreement. The provisions of Section 20 shall survive until twelve (12) months following any termination of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

HOOVER ENERGY PARTNERS LP

By:
Name:
Title:

REGENCY ENERGY PARTNERS LP

	By:	Regency GP LP, its general partner

By: Regency GP LLC, its general partner

By:
Name:
Title:

EXHIBIT A

SERVICE SCHEDULE

Operations Support (including all personnel, except for Randy Hoover, COO)

Accounting Services

Contract Administration

Gas Scheduling

Crude Scheduling

Land/Right-of-Way Support

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